Exhibit 2.2
AGREEMENT AND PLAN OF MERGER
DATED AS OF DECEMBER 8, 2005
AMONG
ALLTEL CORPORATION,
ALLTEL HOLDING CORP.
AND
VALOR COMMUNICATIONS GROUP, INC.

AGREEMENT AND PLAN OF MERGER
          THIS AGREEMENT AND PLAN OF MERGER, dated as of December 8, 2005 (this “Agreement”), is among ALLTEL Corporation, a Delaware corporation (“AT Co.”), ALLTEL Holding Corp., a newly formed Delaware corporation and a wholly owned subsidiary of AT Co. (“Spinco”), and Valor Communications Group, Inc., a Delaware corporation (the “Company”).
          WHEREAS, prior to the Distribution Date (as such term, and each other capitalized term used herein and not defined, is defined in Article I hereof), and subject to the terms and conditions set forth in the Distribution Agreement entered into by and between AT Co. and Spinco on the date hereof, a copy of which is attached hereto as Exhibit A (the “Distribution Agreement”), AT Co. will (i) engage in the Preliminary Restructuring (as defined in the Distribution Agreement) in order to separate the Spinco Assets from the AT Co. Assets and (ii) in exchange for the contribution to Spinco, directly or indirectly, of all of the issued and outstanding capital stock or other equity securities of the Spinco Subsidiaries, Spinco will issue to AT Co. the Spinco Common Stock (as defined in the Distribution Agreement), distribute to AT Co. the Spinco Exchange Notes (as defined in the Distribution Agreement) and pay to AT Co. the Special Dividend (as defined in the Distribution Agreement), all upon the terms and subject to the conditions set forth therein (the transactions described in this clause (ii), collectively, the “Contribution”); and
          WHEREAS, upon the terms and subject to the conditions set forth in the Distribution Agreement, on the Distribution Date, AT Co. will distribute all of the issued and outstanding shares of Spinco Common Stock to the Distribution Agent for the benefit of the holders as of the Record Date (as defined in the Distribution Agreement) of the outstanding AT Co. Common Stock (the “Distribution”); and
          WHEREAS, at the Effective Time, the parties will effect the merger of Spinco with and into the Company, with the Company continuing as the surviving corporation, all upon the terms and subject to the conditions set forth herein; and
          WHEREAS, concurrent with the execution of this Agreement, as an inducement to AT Co.’s willingness to enter into this Agreement and incur the obligations set forth herein, certain of the Company’s stockholders, who beneficially or of record hold an aggregate of approximately 39.7% of the voting power of the outstanding shares of capital stock of the Company, have entered into a Voting Agreement with Spinco, dated as of the date hereof, a copy of which is attached hereto as Exhibit B (the “Voting Agreement”), pursuant to which such stockholders have agreed to vote all of the shares of capital stock of the Company over which such stockholders have voting power to adopt this Agreement; and
          WHEREAS, the Board of Directors of the Company (i) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of, the Company and its stockholders and has approved this Agreement and the transactions contemplated thereby, including the Merger, and the issuance of shares of Company Common Stock pursuant to the Merger, and (ii) has recommended the adoption by the stockholders of the Company of this Agreement and the approval of the transactions contemplated hereby; and

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          WHEREAS, the Board of Directors of Spinco has (i) determined that the Merger and this Agreement are advisable, fair to and in the best interests of Spinco and its sole stockholder, AT Co., and has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution, the Distribution and the Merger, and (ii) recommended the adoption by AT Co., as the sole stockholder of Spinco, of this Agreement and the approval of the transactions contemplated hereby; and
          WHEREAS, the Board of Directors of AT Co. has approved this Agreement and the Distribution Agreement and the transactions contemplated hereby and thereby, including the Contribution, the Distribution and the Merger; and
          WHEREAS, the parties to this Agreement intend that the Contribution, together with the Debt Exchange, qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”), that the Distribution qualify as a distribution of Spinco stock to AT Co. stockholders pursuant to Section 355 of the Code, that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code, and that no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of AT Co., Spinco, and their respective stockholders (except to the extent of cash received in lieu of fractional shares).
          NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
ARTICLE I
DEFINITIONS
     1.1 “Action” shall have the meaning set forth in Section 8.13(a).
     1.2 “Additional Company SEC Documents” shall have the meaning set forth in Section 7.4(b).
     1.3 “Affiliate” means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise; provided, however, that for purposes of this Agreement, from and after the Distribution Date, no member of either Group shall be deemed an Affiliate of any member of the other Group.
     1.4 “Aggregate Merger Consideration” shall have the meaning set forth in Section 3.1(a).
     1.5 “Agreement” shall have the meaning set forth in the Preamble hereto.

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     1.6 “Approved for Listing” means, with respect to the shares of Company Common Stock to be issued pursuant to the Merger, that such shares have been approved for listing on the NYSE, subject to official notice of issuance.
     1.7 “AT Co.” shall have the meaning set forth in the Preamble hereto.
     1.8 “AT Co. Action” means (i) any transaction with respect to the stock or assets of AT Co. that occurs after the Distribution, (ii) any failure by AT Co. after the Distribution Date to maintain its status as a company engaged in the conduct of an active trade or business or (iii) (x) the failure of any representation made by AT Co. in connection with the IRS Contribution Ruling, the IRS Distribution Ruling, the IRS Debt Exchange Ruling, the IRS Special Dividend Ruling or the Distribution Tax Opinion or any subsequent ruling or opinion in connection with the Distribution, in each case with respect to AT Co. or the AT Co. Business or the plans, proposals, intentions and policies of AT Co. after the Distribution, to have been true and correct in all material respects when made, or (y) the failure by AT Co. or the AT Co. Subsidiaries to comply with any covenant made by AT Co. in connection with the IRS Contribution Ruling, the IRS Distribution Ruling, the IRS Debt Exchange Ruling, the IRS Special Dividend Ruling or the Distribution Tax Opinion or any subsequent ruling or opinion in connection with the Distribution.
     1.9 “AT Co. Approvals” shall have the meaning set forth in Section 5.2(c).
     1.10 “AT Co. Business” shall have the meaning set forth in the Distribution Agreement.
     1.11 “AT Co. Common Stock” means the common stock, par value $1.00 per share, of AT Co.
     1.12 “AT Co. Disclosure Letter” shall have the meaning set forth in the first paragraph of Article V.
     1.13 “AT Co. Group” means AT Co. and the AT Co. Subsidiaries.
     1.14 “AT Co. SEC Documents” shall have the meaning set forth in Section 5.4(a).
     1.15 “AT Co. Subsidiaries” means all direct and indirect Subsidiaries of AT Co., other than any Spinco Subsidiaries.
     1.16 “AT Co. Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.
     1.17 “AT Excess Expenses” shall have the meaning set forth in the Distribution Agreement.
     1.18 “Audited Financial Statements” shall have the meaning set forth in Section 6.4(a)(i).

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     1.19 “Certificate of Merger” shall have the meaning set forth in Section 2.3.
     1.20 “Certificates” shall have the meaning set forth in Section 3.1(c).
     1.21 “Closing” shall have the meaning set forth in Section 2.2.
     1.22 “Closing Date” shall have the meaning set forth in Section 2.2.
     1.23 “Code” shall have the meaning set forth in the recitals hereto.
     1.24 “Communications Act” means the Communications Act of 1934, as amended.
     1.25 “Company” shall have the meaning set forth in the Preamble hereto.
     1.26 “Company Acquisition” means, in each case other than the Merger or as otherwise specifically contemplated by this Agreement, (i) any merger, consolidation, share exchange, business combination, recapitalization or other similar transaction or series of related transactions involving the Company or any of its Significant Subsidiaries; (ii) any direct or indirect purchase or sale, lease, exchange, transfer or other disposition of the consolidated assets (including stock of the Company’s Subsidiaries) of the Company and its Subsidiaries, taken as a whole, constituting 15% or more of the total consolidated assets of the Company and its Subsidiaries, taken as a whole, or accounting for 15% or more of the total consolidated revenues of the Company and its Subsidiaries, taken as a whole, in any one transaction or in a series of transactions; (iii) any direct or indirect purchase or sale of or tender offer, exchange offer or any similar transaction or series of related transactions engaged in by any Person involving 15% or more of the outstanding shares of Company Common Stock; or (iv) any other substantially similar transaction or series of related transactions that would reasonably be expected to prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements.
     1.27 “Company Acquisition Proposal” means any proposal regarding a Company Acquisition.
     1.28 “Company Approvals” shall have the meaning set forth in Section 7.3(c).
     1.29 “Company Benefit Plans” shall have the meaning set forth in Section 7.12(a).
     1.30 “Company Common Stock” means the common stock, par value $.0001 per share, of the Company.
     1.31 “Company Credit Agreement” means the Senior Credit Agreement, dated as of November 10, 2004, among Valor Telecommunications Enterprises, LLC, Valor Telecommunications Enterprises II, LLC and certain of their respective domestic subsidiaries, as Borrowers, Valor Telecommunications, LLC, Valor Telecommunications Southwest, LLC, Valor Telecommunications Southwest II, LLC and certain of their

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respective domestic subsidiaries, including such borrowers, as Guarantors, Bank of America, N.A., as Senior Administrative Agent, Swing Line Lender and L/C Issuer, JPMorgan Chase Bank and Wachovia Bank, N.A., as Senior Syndication Agents, CIBC World Markets Corp. and Merrill, Lynch, Pierce, Fenner & Smith Incorporated, as Senior Documentation Agents, and the lenders party thereto.
     1.32 “Company Disclosure Letter” shall have the meaning set forth in the first paragraph of Article VII.
     1.33 “Company Employee” shall have the meaning set forth in Section 7.12(a).
     1.34 “Company IP Rights” shall have the meaning set forth in Section 7.14.
     1.35 “Company Leased Real Property” means all leased Real Property held by the Company or Company Subsidiaries.
     1.36 “Company Leasehold Improvements” means all Leasehold Improvements held by the Company or Company Subsidiaries.
     1.37 “Company Leases” means all Leases of the Company or Company Subsidiaries.
     1.38 “Company Licenses” shall have the meaning set forth in Section 7.15(a).
     1.39 “Company Material Contracts” shall have the meaning set forth in Section 7.16(a).
     1.40 “Company Owned Real Property” means all Owned Real Property of the Company or the Company Subsidiaries.
     1.41 “Company Permits” shall have the meaning set forth in Section 7.7(b).
     1.42 “Company Pre-IPO Financial Statements” shall have the meaning set forth in Section 7.4(a)(i).
     1.43 “Company SEC Documents” shall have the meaning set forth in Section 7.4(a).
     1.44 “Company Securityholders Agreement” shall have the meaning set forth in Section 8.22.
     1.45 “Company Stock Plans” means the Victor Communications Group 2005 Long-Term Incentive Plan.
     1.46 “Company Stockholders Meeting” shall have the meaning set forth in Section 2.7(a).
     1.47 “Company Subsidiaries” means all direct and indirect Subsidiaries of the Company.

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     1.48 “Company Superior Proposal” shall have the meaning set forth in Section 8.12(c).
     1.49 “Company Tax Counsel” shall have the meaning set forth in Section 8.7(c).
     1.50 “Company Voting Debt” shall have the meaning set forth in Section 7.2(b).
     1.51 “Confidentiality Agreement” means the Confidentiality Agreement, dated as of September 22, 2005 between AT Co. and the Company.
     1.52 “Contract” or “agreement” means any loan or credit agreement, note, bond, indenture, mortgage, deed of trust, lease, sublease, franchise, permit, authorization, license, contract, instrument, employee benefit plan or other binding commitment, obligation or arrangement, whether written or oral.
     1.53 “Contribution” shall have the meaning set forth in the recitals hereto.
     1.54 “Controlling Person” shall have the meaning set forth in Section 12.1(b).
     1.55 “DGCL” means the General Corporation Law of the State of Delaware.
     1.56 “Disclosure Letters” means, collectively, the AT Co. Disclosure Letter, the Spinco Disclosure Letter and the Company Disclosure Letter.
     1.57 “Dispute Date” shall have the meaning set forth in Section 10.5(f).
     1.58 “Disqualifying Action” shall have the meaning set forth in Section 10.2(a).
     1.59 “Distribution” shall have the meaning set forth in the recitals hereto.
     1.60 “Distribution Agreement” shall have the meaning set forth in the recitals hereto.
     1.61 “Distribution Date” shall mean the date and time that the Distribution shall become effective.
     1.62 “Distribution Disqualification” means that (i) the Contribution, taken together with the Distribution, fails to qualify as a tax-free reorganization under Section 368 of the Code; (ii) the Distribution, as such, fails to qualify as a distribution of Spinco stock to AT Co. stockholders pursuant to Section 355 of the Code, pursuant to which no gain or loss is recognized for federal income tax purposes by any of AT Co., Spinco, or the stockholders of AT Co., except to the extent of cash received in lieu of fractional shares; (iii) the Debt Exchange fails to constitute a transfer of qualified property to AT Co.’s creditors in connection with the reorganization within the meaning of Section 361(c)(3) of the Code, but only to the extent that, but for any action on the part of Spinco or the Surviving Corporation after the Distribution, the Spinco Exchange Notes would

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have qualified as “securities” for federal income tax purposes; and/or (iv) the Special Dividend fails to qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, but only to the extent that AT Co. distributes the Special Dividend to its creditors or shareholders in connection with the Contribution.
     1.63 “Distribution Fund” shall have the meaning set forth in Section 3.2(a).
     1.64 “Distribution Tax Opinion” means a written opinion of AT Co. Tax Counsel, addressed to AT Co. and dated as of the Distribution Date, in form and substance reasonably satisfactory to AT Co., Spinco and the Company, to the effect that the Distribution, as such, will qualify as a distribution of Spinco stock to the stockholders of AT Co. pursuant to Section 355 of the Code, pursuant to which no gain or loss will be recognized for federal income tax purposes by any of AT Co., Spinco or the stockholders of AT Co., except as to cash received in lieu of fractional shares by the stockholders of AT Co.
     1.65 “Distribution Tax Representations” shall have the meaning set forth in Section 8.7(b).
     1.66 “Effective Time” shall have the meaning set forth in Section 2.3.
     1.67 “Employee Benefits Agreement” means the Employee Benefits Agreement to be entered into between AT Co. and Spinco, substantially in the form attached to the Distribution Agreement.
     1.68 “Environmental Claims” shall have the meaning set forth in Section 6.10(b).
     1.69 “Environmental Law” means any and all foreign, federal, state or local statute, rule, regulation, ordinance, or other legal requirement as well as any order, decree, determination, judgment or injunction issued, promulgated, approved or entered thereunder by any Governmental Authority, including requirements of common law, relating to pollution or the protection, cleanup or restoration of the environment, to the protection of human health from environmental hazards, including the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation, and Liability Act and the Federal Toxic Substances Control Act.
     1.70 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     1.71 “ERISA Affiliate” means, with respect to any Person, any other Person or any trade or business, whether or not incorporated, that, together with such first Person, would be deemed a “single employer” within the meaning of section 4001(b) of ERISA.
     1.72 “Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations of the SEC promulgated thereunder.

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     1.73 “FCC” means the Federal Communications Commission.
     1.74 “FCC Applications” shall have the meaning set forth in Section 8.6(b).
     1.75 “FCC Rules” shall have the meaning set forth in Section 6.20(c).
     1.76 “Final Determination” shall mean a determination within the meaning of Section 1313 of the Code or any similar provision of state or local tax law.
     1.77 “Former Employees” shall have the meaning set forth in Section 8.10(d).
     1.78 “Fully Diluted Basis” shall mean, as of any date, the aggregate number of shares of Company Common Stock outstanding on such date assuming: (i) the prior exercise of all options and similar rights to purchase Company Common Stock; (ii) the prior conversion into, or exchange for, shares of Company Common Stock of all then issued and outstanding securities which are convertible into, or exchangeable for, shares of Company Common Stock; and (iii) the prior exercise of any similar subscription or other rights to acquire, or to cause the Company to issue, shares of Company Common Stock; provided, however, that the term “Fully Diluted Basis” shall not take into account any shares held in the Company’s treasury; providedfurther, that the term “Fully Diluted Basis”, when used with respect to the calculation of the Per Share Merger Consideration, shall take into account the pro forma effect of the surrender to the Company of certain restricted shares of Company Common Stock that will be surrendered to the Company at the direction of the holders thereof in satisfaction of certain tax liabilities incurred by such holders as a result of the accelerated vesting of such restricted shares on the Closing Date (rather than the originally scheduled vesting date of January 1, 2007).
     1.79 “GAAP” means United States generally accepted accounting principles.
     1.80 “Governmental Authority” means any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities, having competent jurisdiction over AT Co., Spinco or the Company, any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.
     1.81 “Group” means the AT Co. Group or the Spinco Group, as the case may be.
     1.82 “Hazardous Material” shall mean any substance, material or waste regulated under Environmental Laws because of its dangerous or deleterious properties or characteristics, and includes, without limitation, petroleum and any derivative thereof.
     1.83 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder.

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     1.84 “HSR Agencies” means the Federal Trade Commission and the Antitrust Division of the Department of Justice.
     1.85 “Indemnified Party” or “Indemnified Parties” shall have the meaning set forth in Section 8.13(a).
     1.86 “Intellectual Property Rights” means all United States and foreign issued and pending patents, trademarks, service marks, slogans, logos, trade names, service names, Internet domain names, trade styles, trade dress and other indicia of origin, and all goodwill associated with any of the foregoing, copyrights, copyrightable works, trade secrets, know-how, processes, methods, designs, computer programs, plans, specifications, data, inventions (whether or not patentable or reduced to practice), improvements, confidential, business and other information and all intangible property, proprietary rights and other intellectual property, and all registrations, applications and renewals (including divisionals, continuations, continuations-in-part, reissues, renewals, registrations, re-examinations and extensions) for, and tangible embodiments of, and all rights with respect to, any of the foregoing.
     1.87 “Interim Balance Sheet Date” shall have the meaning set forth in Section 6.4(e).
     1.88 “Interim Financial Statements” shall have the meaning set forth in Section 6.4(a)(ii).
     1.89 “IRS” means the United States Internal Revenue Service or any successor thereto, including, but not limited to, its agents, representatives and attorneys.
     1.90 “IRS Contribution Ruling” shall mean a private letter ruling from the IRS to the effect that the Contribution, taken together with the Distribution, will qualify as a tax-free reorganization under Section 368(a)(1)(D) of the Code.
     1.91 “IRS Debt Exchange Ruling” shall mean a private letter ruling from the IRS to the effect that AT Co. will not recognize gain or loss for federal income tax purposes in connection with the receipt of the Spinco Exchange Notes or the consummation of the Debt Exchange.
     1.92 “IRS Distribution Ruling” shall mean a private letter ruling from the IRS to the effect that the Distribution, as such, will qualify as a distribution of Spinco stock to the stockholders of AT Co. pursuant to Section 355 of the Code, pursuant to which no gain or loss will be recognized for federal income tax purposes by any of AT Co., Spinco and, except as to cash received in lieu of fractional shares, by the stockholders of AT Co.
     1.93 “IRS Special Dividend Ruling” shall mean a private letter ruling from the IRS to the effect that the Special Dividend will qualify as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code, to the extent that AT Co. distributes the Special Dividend to its creditors and/or shareholders in connection with the Contribution.

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     1.94 “IRS 357(c) Ruling” shall mean a ruling to the effect that Section 357(c) of the Code will not apply to the Merger.
     1.95 “IRS Submission” shall have the meaning set forth in Section 8.7(a).
     1.96 “Law” means any federal, state, local or foreign law, statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Authority.
     1.97 “Leased Real Property” shall have the meaning set forth in the Distribution Agreement.
     1.98 “Leasehold Improvements” means all buildings, structures, improvements and fixtures located on any Leased Real Property which are owned, regardless of whether title to such buildings, structures, improvements or fixtures are subject to reversion to the landlord or other third party upon the expiration or termination of the Lease for such Leased Real Property.
     1.99 “Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto, pursuant to which any Person holds any Leased Real Property.
     1.100 “Liens” means all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, claims, charges, liabilities, obligations, privileges, easements, rights of way, limitations, reservations, restrictions, options, rights of first refusal and other encumbrances of every kind. For the avoidance of doubt, the license of Intellectual Property Rights shall not itself constitute a Lien.
     1.101 “Losses” shall have the meaning set forth in Section 12.1(b).
     1.102 “Material Adverse Effect” means, with respect to any business or Person, any state of facts, change, development, event, effect, condition or occurrence materially adverse to the business, assets, properties, liabilities or condition (financial or otherwise) of such business or Person and its Subsidiaries, as applicable, taken as a whole, or that, directly or indirectly, prevents or materially impairs or delays the ability of such Person to perform its obligations under this Agreement; but shall not include facts, events, changes, effects or developments (i) (A) generally affecting the rural, regional or nationwide wireline voice and data industry in the United States or in other countries in which such Person or its Subsidiaries conduct business, including regulatory and political developments and changes in Law or GAAP, or (B) generally affecting the economy or financial markets in the United States or in other countries in which such Person or its Subsidiaries conduct business, (ii) resulting from the announcement of this Agreement and the transactions contemplated hereby or by the other Transaction Agreements or the taking of any action required by this Agreement or the other Transaction Agreements in connection with the Merger (including any decrease in customer demand, any reduction in revenues, any disruption in supplier, partner or similar relationships, or any loss of employees) or (iii) resulting from any natural disaster, or any engagement by the United

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States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any act or acts of terrorism; and provided that any reduction in the market price or trading volume of such Person’s publicly traded common stock, in itself, shall not be deemed to constitute a Material Adverse Effect hereunder.
     1.103 “Merger” shall have the meaning set forth in Section 2.1.
     1.104 “Merger Tax Opinion” shall have the meaning set forth in Section 8.7(c).
     1.105 “NYSE” means the New York Stock Exchange, Inc.
     1.106 “Order” means any decree, judgment, injunction, writ, rule or other order of any Governmental Authority.
     1.107 “Owned Real Property” shall have the meaning set forth in the Distribution Agreement.
     1.108 “PBGC” means the U.S. Pension Benefit Guaranty Corporation.
     1.109 “Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(a).
     1.110 “Permitted Encumbrances” shall mean (A) statutory Liens for Taxes that are not due and payable as of the Closing Date, or that are being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (B) mechanics liens and similar Liens for labor, materials or supplies provided, incurred in the ordinary course of business for amounts which are not due and payable or are subject to dispute and with respect to which reserves have been established in accordance with GAAP; (C) zoning, building codes and other land use Laws regulating the use or occupancy of such Owned Real Property or Leasehold Improvement (as the case may be) or the activities conducted thereon which are imposed by any governmental authority having jurisdiction over such Owned Real Property or Leasehold Improvement (as the case may be) which are not violated by the current use or occupancy of such Owned Real Property or Leasehold Improvement (as the case may be) or the operation of the business thereon; (D) easements, covenants, conditions, restrictions and other similar matters of record affecting title to any Owned Real Property or Leasehold Improvement (as the case may be) which do not or would not materially impair the use or occupancy of such Owned Real Property or Leasehold Improvement (as the case may be) in the operation of the business conducted thereon; and (E) Liens securing Indebtedness incurred in connection with the Spinco Financing or disclosed in the Company SEC Documents or the Spinco Financial Statements, as applicable.
     1.111 “Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.
     1.112 “Potential Disqualifying Action” shall have the meaning set forth in Section 10.2(b).

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     1.113 “Preliminary Restructuring” shall have the meaning set forth in the Distribution Agreement.
     1.114 “Proxy Statement/Prospectus” means the letters to stockholders, notices of meeting, proxy statement and forms of proxies to be distributed to stockholders in connection with the Merger and the transactions contemplated by this Agreement and any additional soliciting material or schedules required to be filed with the SEC in connection therewith.
     1.115 “PSC Applications” shall have the meaning set forth in Section 8.6(b).
     1.116 “Real Property” shall have the meaning set forth in the Distribution Agreement.
     1.117 “Record Date” shall have the meaning set forth in the Distribution Agreement.
     1.118 “Redactable Information” shall have the meaning set forth in Section 8.7(a).
     1.119 “Registration Statement” means the registration statement on Form S-4 to be filed by the Company with the SEC to effect the registration under the Securities Act of the issuance of the shares of Company Common Stock into which shares of Spinco Common Stock will be converted pursuant to the Merger (as amended and supplemented from time to time).
     1.120 “Regulation S-K” means Regulation S-K promulgated under the Exchange Act.
     1.121 “Regulatory Law” shall have the meaning set forth in Section 8.6(d).
     1.122 “Requisite Approval” shall have the meaning set forth in Section 7.22.
     1.123 “Restraint” shall have the meaning set forth in Section 9.1(g).
     1.124 “Rule 145 Affiliate” shall have the meaning set forth in Section 8.14.
     1.125 “Rule 145 Affiliate Agreement” shall have the meaning set forth in Section 8.14.
     1.126 “Ruling Request” shall have the meaning set forth in Section 8.7(a).
     1.127 “Sarbanes-Oxley Act” shall have the meaning set forth in Section 6.4(f).
     1.128 “SEC” means the U.S. Securities and Exchange Commission.
     1.129 “Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

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     1.130 “Senior Debt Commitment Letter” shall have the meaning set forth in the Distribution Agreement.
     1.131 “Shared Assets Agreement” shall have the meaning set forth in the Distribution Agreement.
     1.132 “Shared Contracts Agreement” shall have the meaning set forth in the Distribution Agreement.
     1.133 “Significant Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X promulgated under the Exchange Act.
     1.134 “Special Dividend” shall have the meaning set forth in the Distribution Agreement.
     1.135 “Specified Fund Shareholder” shall have the meaning set forth in Section 10.1(c).
     1.136 “Spinco” shall have the meaning set forth in the Preamble hereto.
     1.137 “Spinco Approvals“shall have the meaning set forth in Section 6.3(d).
     1.138 “Spinco Assets” shall have the meaning set forth in the Distribution Agreement.
     1.139 “Spinco Benefit Plans” shall have the meaning set forth in Section 6.12(a).
     1.140 “Spinco Business” shall have the meaning set forth in the Distribution Agreement.
     1.141 “Spinco Common Stock” means the Common Stock, par value $0.01 per share, of Spinco.
     1.142 “Spinco Disclosure Letter” shall have the meaning set forth in the first paragraph of Article VI.
     1.143 “Spinco Employee” shall have the meaning set forth in Section 6.12(a).
     1.144 “Spinco Financial Statements” shall have the meaning set forth in Section 6.4(a)(iii).
     1.145 “Spinco IP Rights” shall have the meaning set forth in Section 6.14.
     1.146 “Spinco Group” means Spinco and the Spinco Subsidiaries.
     1.147 “Spinco Leased Real Property” means all Leased Real Property held by Spinco or Spinco Subsidiaries.

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     1.148 “Spinco Leasehold Improvements” means all Leasehold Improvements of Spinco or Spinco Subsidiaries.
     1.149 “Spinco Leases” means all Leases of Spinco or Spinco Subsidiaries.
     1.150 “Spinco Liabilities” shall have the meaning set forth in the Distribution Agreement.
     1.151 “Spinco Licenses” shall have the meaning set forth in Section 6.20(a).
     1.152 “Spinco Material Contracts” shall have the meaning set forth in Section 6.15(a).
     1.153 “Spinco Owned Real Property” means all Owned Real Property of Spinco or Spinco Subsidiaries.
     1.154 “Spinco Permits” shall have the meaning set forth in Section 6.7(b).
     1.155 “Spinco Stockholder Approval” shall have the meaning set forth in Section 6.17.
     1.156 “Spinco Subsidiaries” means all direct and indirect Subsidiaries of Spinco immediately following the Contribution, including any direct or indirect Subsidiaries of AT Co. that become Subsidiaries of Spinco after the date hereof.
     1.157 “Spinco Voting Debt” shall have the meaning set forth in Section 6.2(b).
     1.158 “State Regulators” shall have the meaning set forth in Section 6.20(a).
     1.159 “Subsidiary” means, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in the equity thereof, (ii) the power, under ordinary circumstances, to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.
     1.160 “Surviving Corporation” shall have the meaning set forth in Section 2.1(a).
     1.161 “Tax” or “Taxes” means (i) all taxes, charges, fees, duties, levies, imposts, rates or other assessments or governmental charges of any kind imposed by any federal, state, local or foreign Taxing Authority, including income, gross receipts, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including Taxes under Section 59A of the Code), custom duties, property, sales, use, license, capital stock, transfer, franchise, registration, payroll, withholding, social security (or similar), unemployment, disability, value added, alternative or add-on minimum or other taxes, whether disputed or not, and including any interest, penalties or additions

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attributable thereto; (ii) liability for the payment of any amount of the type described in clause (i) above arising as a result of being (or having been) a member of any group or being (or having been) included or required to be included in any Tax Return related thereto; and (iii) liability for the payment of any amount of the type described in clauses (i) or (ii) above as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
     1.162 “Tax-Free Status of the Transactions” shall mean that (i) the Contribution, taken together with the Distribution, qualifies as a tax-free reorganization pursuant to Section 368(a)(1)(D) of the Code, (ii) the Debt Exchange constitutes a transfer of qualified property to AT Co.’s creditors in connection with the reorganization within the meaning of Section 361(c)(3) of the Code, (iii) the Distribution, as such, qualifies as a distribution of Spinco stock to AT Co. stockholders pursuant to Section 355 of the Code, pursuant to which no gain or loss is recognized for federal income tax purposes by any of AT Co., Spinco, the Company and their respective stockholders, except to the extent of cash received in lieu of fractional shares, (iv) the Special Dividend qualifies as money transferred to creditors or distributed to shareholders in connection with the reorganization within the meaning of Section 361(b)(1) of the Code to the extent that AT Co. distributes the Special Dividend to its creditors or shareholders in connection with the Contribution, and (v) the Merger qualifies as a tax-free reorganization pursuant to Section 368(a) of the Code, pursuant to which no gain or loss is recognized for federal income tax purposes by any of AT Co., Spinco, the Company and their respective stockholders, except to the extent of cash received in lieu of fractional shares.
     1.163 “Tax Materials” shall have the meaning set forth in Section 10.1(a).
     1.164 “Tax-Related Losses” shall have the meaning set forth in Section 10.4(a).
     1.165 “Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended tax return, claim for refund or declaration of estimated tax) required to be supplied to, or filed with, a Taxing Authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.
     1.166 “Tax Sharing Agreement” means the Tax Sharing Agreement to be entered into between AT Co. and its Affiliates and Spinco substantially in the form attached to the Distribution Agreement.
     1.167 “Taxing Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS).
     1.168 “Telecommunications Regulatory Consents” shall have the meaning set forth in Section 8.6(b).

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     1.169 “Termination Date” means the date, if any, on which this Agreement is terminated pursuant to Section 11.1(b).
     1.170 “Third-Party Claim” shall mean any claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or asserted by a Person other than AT Co. or any AT Co. Affiliate, Spinco or any Spinco Affiliate or the Company or any Company Affiliate.
     1.171 “Transaction Agreements” means this Agreement, the Distribution Agreement, the Employee Benefits Agreement, the Shared Assets Agreement, the Shared Contracts Agreement, the Transition Services Agreement and the Tax Sharing Agreement.
     1.172 “Transferred Employees” shall have the meaning set forth in Section 8.10(a).
     1.173 “Transition Services Agreement” means the Transition Services Agreement to be entered into by and between AT Co. and Spinco substantially on the terms set forth in Exhibit D to the Distribution Agreement.
     1.174 “Vestar Persons” means all investment funds of Vestar Capital Partners and individuals affiliated therewith who hold Company Common Stock.
     1.175 “Voting Agreement” shall have the meaning set forth in the recitals hereto.
     1.176 “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended and any similar state or local law, regulation or ordinance.
     1.177 “WCAS Persons” means all investment funds of Welsh, Carson, Anderson & Stowe and individuals affiliated therewith who hold Company Common Stock.
ARTICLE II
THE MERGER
          2.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement, Spinco shall be merged with and into the Company (the “Merger”) in accordance with the applicable provisions of the DGCL, the separate existence of Spinco shall cease and the Company shall continue as the surviving corporation of the Merger (sometimes referred to herein as the “Surviving Corporation”) and shall succeed to and assume all the rights, powers and privileges and be subject to all of the obligations of Spinco in accordance with the DGCL and upon the terms set forth in this Agreement.
          2.2 Closing. Unless the transactions herein contemplated shall have been abandoned and this Agreement terminated pursuant to Section 11.1, the closing of the Merger and the other transactions contemplated hereby (the “Closing”) shall take place at 10:00 a.m., Little Rock, Arkansas time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the second business day after the satisfaction or, to the extent permitted by

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applicable Law, waiver of the conditions set forth in Article IX (other than those that are to be satisfied by action at the Closing) at a location specified in writing by AT Co.
          2.3 Effective Time. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, a certificate of merger shall be filed with the Secretary of State of the State of Delaware with respect to the Merger (the “Certificate of Merger”), in such form as is required by, and executed in accordance with, the applicable provisions of the DGCL. The Merger shall become effective at the time of filing of the Certificate of Merger or at such later time as the parties hereto may agree and as is provided in the Certificate of Merger. The date and time at which the Merger shall become so effective is herein referred to as the “Effective Time.”
          2.4 Effects of the Merger. At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Spinco shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Spinco shall become the debts, liabilities and duties of the Surviving Corporation.
          2.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.
               (a) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, without any further action on the part of Spinco or the Company, the Certificate of Incorporation of the Company shall be amended by virtue of the Merger to read in its entirety in the form attached hereto as Exhibit C, and, as so amended, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended in accordance with such Certificate of Incorporation and applicable Law.
               (b) Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, without any further action on the part of Spinco or the Company, the Bylaws of the Company shall be amended and restated by virtue of the Merger to read in their entirety in the form attached hereto as Exhibit D, and, as so amended and restated, shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with the Certificate of Incorporation of the Surviving Corporation, such Bylaws and applicable Law.
          2.6 Directors and Officers of the Surviving Corporation. Subject to Section 4.4, the directors of Spinco at the Effective Time shall, from and after the Effective Time, be the initial directors of the Surviving Corporation. In furtherance of the foregoing, the Company shall take all action reasonably necessary to obtain the resignations of a number of the current directors of the Company sufficient to permit the Company’s Board of Directors to be comprised entirely of the directors constituting the Spinco board of directors as of the Effective Time. Subject to Section 4.4, the officers of Spinco at the Effective Time shall, from and after the Effective Time, be the initial officers of the Surviving Corporation. Such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws.

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          2.7 Stockholders Meeting.
               (a) As promptly as practicable following the date hereof and the effectiveness of the Registration Statement, the Company shall call a special meeting of its stockholders (the “Company Stockholders Meeting”) to be held as promptly as practicable for the purpose of voting upon (i) the adoption of this Agreement, (ii) the increase in the authorized shares of Company Common Stock and the issuance of shares of Company Common Stock pursuant to the Merger and (iii) related matters. This Agreement shall be submitted for adoption to the stockholders of the Company at such special meeting. The Company shall deliver, or cause to be delivered, to the Company’s stockholders the Proxy Statement/Prospectus in definitive form in connection with the Company Stockholders Meeting at the time and in the manner provided by the applicable provisions of the DGCL, the Exchange Act and the Company’s Certificate of Incorporation and Bylaws and shall conduct the Company Stockholders Meeting and the solicitation of proxies in connection therewith in compliance with such statutes, certificate of incorporation and bylaws.
               (b) Subject to Section 8.12(c) the Board of Directors of the Company shall recommend that the Company’s stockholders adopt this Agreement, and such recommendations shall be set forth in the Proxy Statement/Prospectus. Unless and until this Agreement shall have been terminated in accordance with its terms, the Company shall comply with its obligations under Section 2.7(a) whether or not its Board of Directors withdraws, modifies or changes its recommendation regarding this Agreement or recommends any other offer or proposal.
          2.8 Potential Restructuring of Transactions. If, prior to the date on which the Company intends to commence solicitation of proxies for use at the Company Stockholders Meeting, which date, unless the parties otherwise agree, shall be no earlier than March 15, 2006, the IRS notifies AT Co. that the IRS will not issue the IRS 357(c) Ruling, then, during the ensuing 30 day period, the parties will collaborate reasonably and in good faith in order to determine a possible alternative structure for the transactions contemplated hereby that the parties determine, with the assistance of their respective tax advisors, will either make likely the receipt from the IRS of the IRS 357(c) Ruling or eliminate the necessity for an IRS 357(c) Ruling, in either case, without (a) substantially increasing the costs to any party associated with the transactions contemplated hereby, (b) causing the performance of the covenants and agreements of any party hereunder to become substantially more burdensome, (c) substantially increasing the regulatory or other consents or approvals required to consummate the transactions contemplated hereby, or (d) otherwise resulting in any substantial impediment to the consummation of the transactions contemplated hereby. In the event the parties reasonably, and in good faith, agree upon such an alternative structure, they shall be obligated, as soon as practicable thereafter, to modify the covenants and agreements set forth in this Agreement and the other Transaction Agreements accordingly to reflect the change in transaction structure referenced in the immediately preceding sentence. In furtherance of the foregoing, each of the parties shall take all action reasonably necessary to modify the Ruling Request to reflect the transactions as so modified and effectuate the change in transaction structure contemplated by this Section 2.8, and each such party shall use its reasonable best efforts to cause the transactions contemplated hereby, as so modified, to be consummated as soon as practicable thereafter. To the extent that the filing or effectiveness of the materials necessary for the solicitation of proxies

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for use at the Company Stockholders Meeting is delayed in order to afford the parties the time necessary to obtain a response with respect to the IRS 357(c) Ruling such delay will be deemed to not constitute, nor constitute any basis for a claim of, a breach of the Company’s covenants under Article VIII hereof or otherwise.
ARTICLE III
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES
          3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Spinco, the Company or any holder of any Spinco Common Stock:
               (a) All of the shares of Spinco Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(b)) shall be automatically converted into the right to receive an aggregate number of duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock equal to the product of (x) 5.6667 multiplied by (y) the aggregate number of shares of Company Common Stock issued and outstanding, on a Fully Diluted Basis, immediately prior to the Effective Time (the “Aggregate Merger Consideration”), with each such share of Spinco Common Stock issued and outstanding as of the Effective Time to be converted into the right to receive a number of shares of Company Common Stock equal to (i) the Aggregate Merger Consideration divided by (ii) the aggregate number of shares of Spinco Common Stock issued and outstanding as of immediately prior to the Effective Time (other than shares canceled in accordance with Section 3.1(b)) (the “Per Share Merger Consideration”).
               (b) Each share of Spinco Common Stock held by Spinco as treasury stock and each share of Spinco Common Stock owned by the Company or any wholly owned Subsidiary of the Company or Spinco, in each case immediately prior to the Effective Time, shall be canceled and shall cease to exist and no stock or other consideration shall be issued or delivered in exchange therefor.
               (c) Each share of Spinco Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 3.1, shall no longer be outstanding and shall automatically be canceled and shall cease to exist. Each holder of a certificate that, immediately prior to the Effective Time, represented outstanding shares of Spinco Common Stock (collectively, the “Certificates”) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender of any such Certificate, the Per Share Merger Consideration.
               (d) Each share of Company Common Stock that is issued and outstanding immediately prior to and at the Effective Time shall remain outstanding following the Effective Time.
          3.2 Distribution of Per Share Merger Consideration.
               (a) Agent. Prior to or at the Effective Time, the Company shall deposit with the Agent (as defined in the Distribution Agreement), for the benefit of persons entitled to receive shares of Spinco Common Stock in the Distribution and for distribution in

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accordance with this Article III, through the Agent, certificates or book-entry authorizations representing the shares of Company Common Stock (such shares of Company Common Stock, together with any dividends or distributions with respect thereto to which the holders thereof may be entitled pursuant to Section 3.2(c), being hereinafter referred to as the “Distribution Fund”) issuable pursuant to Section 3.1 in exchange for outstanding shares of Spinco Common Stock. The Agent shall, pursuant to irrevocable instructions, deliver the Company Common Stock contemplated to be issued pursuant to Section 3.1 from the shares of stock held in the Distribution Fund. If the Company deposits the Shares into the Distribution Fund prior to the Effective Time and the Merger is not consummated, the Agent shall promptly return the shares to the Company. The Distribution Fund shall not be used for any other purpose.
               (b) Distribution Procedures. At the Effective Time, all shares of Spinco Common Stock shall be converted into shares of Company Common Stock pursuant to, and in accordance with the terms of this Agreement, immediately following which the Agent shall distribute on the same basis as the shares of Spinco Common Stock would have been distributed in the Distribution and to the persons entitled to receive such Distribution, in respect of the outstanding shares of AT Co. Common Stock held by holders of record of AT Co. Common Stock on the Record Date, all of the shares of Company Common Stock into which the shares of Spinco Common Stock that otherwise would have been distributed in the Distribution have been converted pursuant to the Merger. Each person entitled to receive Spinco Common Stock in the Distribution shall be entitled to receive in respect of the shares of Spinco Common Stock otherwise distributable to such person a certificate or book-entry authorization representing the number of whole shares of Company Common Stock that such holder has the right to receive pursuant to this Article III (and cash in lieu of fractional shares of Company Common Stock, as contemplated by Section 3.2(e)) (and any dividends or distributions pursuant to Section 3.2(c)). The Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Company Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto for the account of persons entitled thereto.
               (c) Distributions with Respect to Undistributed Shares. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid with respect to any shares of Company Common Stock that are not able to be distributed by the Distribution Agent promptly after the Effective Time, whether due to a legal impediment to such distribution or otherwise. Subject to the effect of applicable laws, following the distribution of any such previously undistributed shares of Common Stock of the Company, there shall be paid to the record holder of the certificates representing such shares of Company Common Stock, without interest (i) at the time of the distribution, the amount of cash payable in lieu of fractional shares of Company Common Stock to which such holder is entitled pursuant to Section 3.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Company Common Stock and (ii) at the appropriate payment date therefor, the amount of dividends or other distributions with a record date after the Effective Time but prior to the distribution of such shares and a payment date subsequent to the distribution of such shares payable with respect to such whole shares of Company Common Stock. The Company shall deposit in the Distribution Fund all such dividends and distributions.

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               (d) No Further Ownership Rights in Spinco Common Stock. All shares of Company Common Stock issued in respect of shares of Spinco Common Stock (including any cash paid pursuant to Section 3.2(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Spinco Common Stock.
               (e) No Fractional Shares. Notwithstanding anything herein to the contrary, no certificate or scrip representing fractional shares of Company Common Stock shall be issued in respect of shares of Spinco Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of the Company. All fractional shares of Company Common Stock that a holder of Spinco Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying (i) the closing sale price per share of Company Common Stock on the NYSE on the business day preceding the Effective Time, if the stock is being traded on such date, or if the stock is not being traded on such date, the closing sale price per share of Company Common Stock on the NYSE on the first business day that such stock is traded, by (ii) the fraction of a share of Company Common Stock to which such holder would otherwise have been entitled. The Company shall timely make available to the Agent any cash necessary to make payments in lieu of fractional shares as aforesaid. Alternatively, the Company shall have the option of instructing the Agent to aggregate all fractional shares of Company Common Stock, sell such shares in the public market and distribute to holders of Spinco Common Stock who otherwise would have been entitled to such fractional shares of Company Common Stock a pro rata portion of the proceeds of such sale.
               (f) Termination of Distribution Fund. Any portion of the Distribution Fund made available to the Agent that remains undistributed to the former stockholders of Spinco on the one-year anniversary of the Effective Time shall be delivered to the Company, upon demand, and any stockholders of Spinco who have not received shares of Company Common Stock in accordance with this Article III shall thereafter look only to the Company for payment of their claim for Company Common Stock and any dividends or distributions with respect to Company Common Stock.
               (g) No Liability. Neither Spinco nor the Surviving Corporation shall be liable to any holder of Spinco Common Stock or any holder of shares of AT Co. Common Stock for shares of Company Common Stock (or dividends or distributions with respect thereto or with respect to Spinco Common Stock) delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
               (h) Closing of Transfer Books. From and after the Effective Time, the stock transfer books of Spinco shall be closed and no transfer shall be made of any shares of capital stock of Spinco that were outstanding immediately prior to the Effective Time.
               (i) Withholding Rights. Spinco, the Company and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of any Spinco Common Stock such amounts as they determine in good faith are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. To the

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extent that amounts are so withheld and paid over to the appropriate Taxing Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the recipient.
ARTICLE IV
RELATED TRANSACTIONS
          The following transactions shall occur at or prior to the Effective Time.
          4.1 Distribution. Upon the terms and subject to the conditions of the Distribution Agreement, prior to the Effective Time, AT Co. and Spinco each shall take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable, including obtaining any consent, approval or waiver from, and satisfying any notification requirements to, any Governmental Authority or other third party, that is required under applicable Laws or pursuant to any Contract to which AT Co., Spinco or any of their respective Subsidiaries is a party or by which any of their respective assets are based, to consummate and make effective the Contribution and the Distribution and the other transactions contemplated by the Distribution Agreement and shall use their respective reasonable best efforts to cause to be effected the Contribution and the Distribution in accordance with the terms of the Distribution Agreement.
          4.2 AT Co./Spinco Transaction Agreements. Upon the terms and subject to the conditions of the Distribution Agreement, at or prior to the Effective Time, AT Co. and Spinco shall each execute and deliver the Tax Sharing Agreement, the Transition Services Agreement and the Employee Matters Agreement, each substantially in the form attached to the Distribution Agreement, as well as the Shared Assets Agreement, the Shared Contracts Agreement and all other agreements, if any, required in connection with the Contribution and the Distribution.
          4.3 Corporate Offices. From and after the Effective Time, the location of the headquarters and principal executive offices of the Surviving Corporation shall be the executive offices of Spinco as of immediately prior to the Effective Time.
          4.4 Directors and Officers of Spinco. AT Co. and Spinco shall take all action reasonably necessary to cause the Board of Directors of Spinco immediately prior to the Effective Time to consist of nine (9) members, one (1) of whom shall be the Chairman of the Board of Directors of Spinco, as set forth on Exhibit E hereto, one (1) of whom shall be the Chief Executive Officer of Spinco, as set forth on Exhibit E hereto, six (6) of whom shall be designated by AT Co. and one (1) of whom shall be designated by the Company. Each of the parties hereby acknowledges and agrees that the Company’s designee and at least four (4) of AT Co.’s designees shall be “independent directors” within the meaning given such term under the rules of the NYSE. At the Effective Time, Francis X. Frantz shall serve as Chairman of the Board of Directors of the Surviving Corporation. The Board of Directors of the Surviving Corporation shall be divided into three classes, each initially comprised of three (3) directors, with directors serving staggered three (3) year terms and only one (1) class of directors standing for election each year, it being acknowledged and agreed that (i) the Company’s designee shall be appointed as a Class II director of Spinco with a term expiring at the 2008 annual meeting and

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(ii) the Chairman of the Board of Directors, the Chief Executive Officer and one director designated by AT Co. shall be appointed as Class III directors of Spinco with terms expiring at the 2009 annual meeting. By no later than the date on which the Company commences solicitation of proxies for use at the Company Stockholders Meeting, (i) AT Co. shall give written notice to the Company setting forth AT Co.’s designees to the Spinco Board of Directors and (ii) the Company shall give written notice to AT Co. setting forth the Company’s designee to the Spinco Board of Directors and, in each case, specifying such information with respect to each such designee as is required to be disclosed in the Proxy Statement/Prospectus. Spinco shall take all action reasonably necessary so that the officers of Spinco immediately prior to the Effective Time shall consist of the individuals set forth in Exhibit E attached hereto.
          4.5 Financing Cooperation.
               (a) Each of AT Co., Spinco and, if reasonably requested by AT Co. or Spinco, the Company shall cooperate in connection with the preparation of all documents and the making of all filings required in connection with the Spinco Financing (as defined in the Distribution Agreement) and the Debt Exchange (as defined in the Distribution Agreement) and shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate the Spinco Financing and the Debt Exchange and the other transactions contemplated in connection therewith. Without limiting the generality of the foregoing, each of AT Co., Spinco and, if reasonably requested by AT Co. or Spinco, the Company shall use their respective reasonable best efforts to cause their respective employees, accountants, counsel and other representatives to cooperate with each other in (i) participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, “road shows” and sessions with rating agencies in connection with the syndication or marketing of the Spinco Credit Agreement (as defined in the Distribution Agreement) and the consummation of the Spinco Notes Offering (as defined in the Distribution Agreement), (ii) preparing business projections, financial statements, offering memoranda, private placement memoranda, prospectuses and similar documents deemed reasonably necessary by AT Co., Spinco or the Company, to be used in connection with consummating the Spinco Financing and the Debt Exchange, (iii) executing and delivering all documents and instruments deemed reasonably necessary by AT Co., Spinco or the Company, including any underwriting or placement agreements, pledge and security documents, other definitive financing documents, including any indemnity agreements, or other requested certificates or documents, legal opinions, engineering reports, environmental assessment reports, surveys and title insurance as may be reasonably requested by Spinco, provided, however, that no such agreements or documents shall impose any monetary obligation or liability on the Company prior to the Effective Time, (iv) disclosing the Spinco Financing and the Debt Exchange, as reasonably appropriate, in the Registration Statement, and (v) taking all other actions reasonably necessary in connection with the Spinco Financing, including any such actions required to permit the assumption by the Surviving Corporation of such Spinco Credit Agreement, Spinco Exchange Notes and Spinco Notes at the Effective Time.
               (b) The Company shall use all reasonable best efforts to cause Deloitte & Touche LLP, the independent auditors of the Company, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements of the Company needed in connection with the Spinco Financing. The Company agrees to allow Spinco’s

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accounting representatives the opportunity to review any financial statements pursuant to this Section 4.5 and to allow such representatives reasonable access to the Company and its Subsidiaries and supporting documentation with respect to the preparation of such financial statements and to use reasonable best efforts to cause its independent auditors to provide reasonable access to their working papers relating to procedures performed with respect to such financial statements.
               (c) AT Co. and Spinco shall use all reasonable best efforts to cause Pricewaterhouse Coopers LLP, the independent auditors of Spinco, to provide any unqualified opinions, consents or customary comfort letters with respect to the financial statements of Spinco needed in connection with the Spinco Financing, the Proxy Statement/Prospectus or the Registration Statement. Spinco agrees to allow the Company’s accounting representatives the opportunity to review any financial statements pursuant to this Section 4.5 and to allow such representatives reasonable access to Spinco and its Subsidiaries and supporting documentation with respect to the preparation of such financial statements and to use reasonable best efforts to cause its independent auditors to provide reasonable access to their working papers relating to procedures performed with respect to such financial statements.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF AT CO.
     Except as disclosed in the corresponding section of the Disclosure Letter delivered by AT Co. to the Company immediately prior to the execution of this Agreement and signed by an authorized officer of AT Co. (the “AT Co. Disclosure Letter”) (it being agreed that disclosure of any item in any section of the AT Co. Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), AT Co. hereby represents and warrants to the Company as follows:
          5.1 Organization; Qualification. AT Co. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. AT Co. and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and assets that will be contributed to Spinco pursuant to the Distribution Agreement, except where the failure to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Spinco Business. Each of AT Co. and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the property owned, leased or operated by the Spinco Business that will be contributed to Spinco pursuant to the Distribution Agreement or the nature of the Spinco Business operated by it makes such qualification necessary, except in such jurisdictions where the failure to be so qualified or licensed or in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Spinco Business.
          5.2 Corporate Authority; No Violation.
               (a) AT Co. has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by AT Co. of this Agreement and each other Transaction Agreement to which it is a party and the

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consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of AT Co., except for such further action of the Board of Directors of AT Co. required to establish the Record Date and the Distribution Date, and the effectiveness of the declaration of the Distribution by the Board of Directors of AT Co. (which is subject to the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in the Distribution Agreement). This Agreement has been duly executed and delivered by AT Co. and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of AT Co., enforceable against AT Co. in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of the Distribution Date, each other Transaction Agreement to which AT Co. is a party will have been duly executed and delivered by AT Co. and, assuming the due authorization, execution and delivery by the other parties thereto, will constitute a legal, valid and binding agreement of AT Co., enforceable against AT Co. in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
               (b) Neither the execution and delivery by AT Co. of this Agreement and other Transaction Agreements to which it is a party nor the consummation by AT Co. of the transactions contemplated hereby or thereby or compliance by AT Co. with any of the provisions hereof or thereof will (i) violate or conflict with any provisions of AT Co.’s Certificate of Incorporation or Bylaws; (ii) result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which AT Co. or any of its Subsidiaries is a party or by which AT Co. or any of its Subsidiaries is bound or affected; (iii) result in the creation of a Lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock, capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which AT Co. or any of its Subsidiaries (including Spinco and its Subsidiaries) is a party or by which AT Co. or its Subsidiaries is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 5.2(c) below are obtained, violate or conflict with any order, writ, injunction, decree, Law, ordinance, rule or regulation applicable to AT Co. or any of its Subsidiaries (including Spinco and its Subsidiaries), or any of the properties, business or assets of any of the foregoing, other than, in the case of each of clauses (i) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Spinco Business.
               (c) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Communications Act and applicable rules and regulations thereunder and FCC Rules, (vi) the approvals set forth on Section 5.2(c) of the AT Co. Disclosure Letter, and (vii) the rules and regulations of the NYSE (collectively, the “AT Co. Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by AT Co. of the transactions contemplated by this Agreement and the other Transaction Agreements, except for such authorizations, consents, approvals or filings that, if not obtained or

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made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Spinco Business.
          5.3 Information Supplied. All documents that AT Co. is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby and by each other Transaction Agreement will comply in all material respects with the provisions of applicable Law. All information supplied or to be supplied by AT Co. in any document, other than the Registration Statement which is addressed in Section 6.8 hereof, filed with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects.
          5.4 AT Co. Reports and Financial Statements.
               (a) AT Co. has previously made available to the Company complete and correct copies of:
               (i) AT Co.’s Annual Reports on Form 10-K filed with the SEC under the Exchange Act for each of the years ended December 31, 2004, 2003 and 2002;
               (ii) AT Co.’s Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;
               (iii) each definitive proxy statement filed by AT Co. with the SEC under the Exchange Act since January 1, 2003;
               (iv) all current reports on Form 8-K filed by AT Co. with the SEC under the Exchange Act since January 1, 2003; and
               (v) each other form, report, schedule, registration statement and definitive proxy statement filed by AT Co. or any of its Subsidiaries with the SEC since January 1, 2003 and prior to the date hereof (collectively, and together with the items specified in clauses (i) through (iv) above, the “AT Co. SEC Documents”).
               (b) As of their respective dates, the AT Co. SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such AT Co. SEC Documents when filed contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the AT Co. SEC Documents (including any related notes and schedules) fairly present in all material respects the financial position of AT Co. and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholder’s equity or other information included therein for the periods or as of the respective dates then ended, subject, where appropriate, to normal year-end audit adjustments (none of which AT Co. management expects to be material), in each case in accordance with past practice and GAAP, consistently applied, during the periods involved

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(except as otherwise stated therein). Since January 1, 2002, AT Co. has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Except as set forth in the AT Co. SEC Documents filed prior to the date hereof or Section 5.4 of the AT Co. Disclosure Letter or liabilities incurred in the ordinary course of business, consistent with past practice, since the Interim Balance Sheet Date, AT Co. and its Subsidiaries have not incurred any liability or obligation that is of a nature that would be required to be disclosed on a consolidated balance sheet of AT Co. and its Subsidiaries or in the notes thereto prepared in conformity with GAAP, other than liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Spinco Business.
               (c) AT Co. has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. AT Co. (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by AT Co. in the reports that it files or submits under the Exchange Act with respect to the AT Co. Business and the Spinco Business is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to AT Co.’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of AT Co. required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof to AT Co.’s auditors and the audit committee of AT Co.’s Board of Directors, (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect AT Co.’s ability to record, process, summarize and report financial information with respect to the AT Co. Business and the Spinco Business and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the AT Co.’s internal controls over financial reporting with respect to the AT Co. Business and the Spinco Business. AT Co. has made available to the Company any such disclosure made by management to AT Co.’s auditors and the audit committee of AT Co.’s Board of Directors.
          5.5 Brokers or Finders. Other than Merrill Lynch, Pierce, Fenner & Smith Incorporated, JP Morgan Securities Inc. and Stephens, Inc., no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by AT Co. or any of its Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or other Transaction Agreement.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF AT CO. AND SPINCO
     Except as disclosed in the corresponding section of the Disclosure Letter delivered by Spinco to the Company immediately prior to the execution of this Agreement and signed by an

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authorized officer of Spinco (the “Spinco Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Spinco Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), AT Co. and Spinco, jointly and severally, represent and warrant to the Company as follows:
          6.1 Organization, Qualification.
               (a) Spinco and each of the Spinco Subsidiaries is, or on the date of its incorporation will be a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, has, or will have, all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted or as proposed to be conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, and is, or will be, duly qualified and licensed to do business and is, or will be, in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. The copies of the Spinco Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws (or analogous governing documents) of each Spinco Subsidiary that is, or upon completion of the Contribution will be, a Significant Subsidiary of Spinco previously made available to the Company are complete and correct copies of such documents as in full force and effect on the date hereof.
               (b) Section 6.1(b) of the Spinco Disclosure Letter sets forth a list of the Spinco Subsidiaries and their respective jurisdictions of incorporation, together with a designation of those Spinco Subsidiaries that upon completion of the Contribution will constitute Significant Subsidiaries of Spinco.
          6.2 Capital Stock and Other Matters.
               (a) As of the date hereof, (i) the authorized capital stock of Spinco consists of 1,000 shares of Spinco Common Stock, (ii) 1,000 shares of Spinco Common Stock are issued and outstanding, and (iii) no shares of Spinco Common Stock are held by Spinco in its treasury. All of the issued and outstanding shares of Spinco Common Stock immediately prior to the Effective Time will be validly issued, fully paid and nonassessable and free of pre-emptive rights.
               (b) No bonds, debentures, notes or other indebtedness of Spinco or any of the Spinco Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of Spinco (including Spinco Common Stock) may vote (“Spinco Voting Debt”) are, or immediately prior to the Effective Time will be, issued or outstanding.
               (c) Except in connection with the Merger or as otherwise provided for in the Transaction Agreements, there are not, and immediately prior to the Effective Time there

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will not be, any outstanding, securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which Spinco or any Spinco Subsidiary is a party or by which any of them is bound obligating Spinco or any Spinco Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Spinco Voting Debt or other voting securities of Spinco or any Spinco Subsidiary or obligating Spinco or any Spinco Subsidiary to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.
               (d) There are not, and immediately prior to the Effective Time there will not be, any stockholder agreements, voting trusts or other Contracts (other than the Distribution Agreement) to which Spinco is a party or by which it is bound relating to voting or transfer of any shares of capital stock of Spinco.
          6.3 Corporate Authority; No Violation.
               (a) Spinco has the corporate power and authority to enter into this Agreement and each other Transaction Agreement to which it is a party and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by Spinco of this Agreement and each other Transaction Agreement to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Spinco, except for such further action by the Board of Directors of Spinco required to effect the reclassification of the Spinco Common Stock, the distribution of the Spinco Exchange Notes to AT Co. and the payment of the Special Dividend, each as contemplated by the Distribution Agreement.
               (b) This Agreement has been duly executed and delivered by Spinco and, assuming the due authorization, execution and delivery by the Company and AT Co., constitutes a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies). As of immediately prior to the Effective Time, each other Transaction Agreement to which Spinco is a party will have been duly executed and delivered by Spinco and will, assuming the due authorization, execution and delivery by the other parties thereto, constitute a legal, valid and binding agreement of Spinco, enforceable against Spinco in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
               (c) Neither the execution and delivery by Spinco of this Agreement and each other Transaction Agreement to which Spinco is a party, nor the consummation by Spinco of the transactions contemplated hereby or thereby, or performance by Spinco of the provisions hereof or thereof will (i) violate or conflict with any provision of Spinco’s Certificate of Incorporation or Bylaws; (ii) result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination or buy-out by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under

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any Contract to which Spinco or any Spinco Subsidiary is a party or by which Spinco or any Spinco Subsidiary or any of the Spinco Assets is bound or affected; (iii) result in the creation of a Lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Spinco Common Stock or capital stock of any Spinco Subsidiary or on any of the Spinco Assets pursuant to any Contract to which Spinco or any Spinco Subsidiary is a party or by which Spinco or any Spinco Subsidiary or any of the Spinco Assets is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 6.3(d) below are obtained, violate or conflict with any order, writ, injunction, decree, Law, ordinance, rule or regulation applicable to Spinco or any Spinco Subsidiary, or any of the properties, businesses or assets of any of the foregoing, other than, in the case of each of clauses (i) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
               (d) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Communications Act and FCC Rules, and (vi) the approvals set forth on Section 6.3(d) of the Spinco Disclosure Letter (collectively, the “Spinco Approvals”), no authorization, consent or approval of, or filing with, any Governmental Authority is necessary for the consummation by Spinco of the transactions contemplated by this Agreement and the other Transaction Agreements to which Spinco is a party, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
          6.4 Financial Statements.
               (a) AT Co. and Spinco have previously made available to the Company:
               (i) the audited combined balance sheets of Spinco and its Subsidiaries at December 31, 2002, 2003 and 2004, and the related audited combined statements of operations, cash flows and stockholder’s equity for the fiscal years ended December 31, 2002, 2003 and 2004, including the notes thereto (collectively, the “Audited Financial Statements”); and
               (ii) the unaudited interim combined balance sheet at September 30, 2005, and the related unaudited interim combined statements of operations, cash flows and stockholder’s equity for the nine months ended September 30, 2005 (collectively, the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Spinco Financial Statements”).
               (b) AT Co. and Spinco will deliver to the Company promptly upon request any and all other financial other financial statements for Spinco and Spinco Subsidiaries required to be included by Regulation S-X of the Exchange Act in the Registration Statement and the Proxy Statement/Prospectus.
               (c) The Spinco Financial Statements fairly present in all material respects, and any other financial statements prepared in accordance with Section 6.4(b) will

30

fairly present in all material respects, the financial position of the Spinco Business as of the dates thereof, and the results of operations and changes in cash flows, changes in stockholder’s equity or other information included therein for the periods or as of the dates then ended, in each case except as otherwise noted therein and subject, where appropriate, to normal year-end audit adjustments (none of which Spinco management expects to be material). The Spinco Financial Statements and such other financial statements have been or will be prepared in accordance with GAAP, and on a consistent basis, except as otherwise noted therein.
               (d) As of the date hereof, neither Spinco nor any of the Spinco Subsidiaries is required to file any form, report, registration statement, prospectus or other document with the SEC.
               (e) Except for liabilities incurred in the ordinary course of business, consistent with past practice, since the date of the balance sheet included in the Interim Financial Statements (the “Interim Balance Sheet Date”) or as set forth in the Spinco Financial Statements or the notes thereto, since the Interim Balance Sheet Date, Spinco and the Spinco Subsidiaries have not incurred any liabilities or obligations that are of a nature that would be required to be disclosed on a consolidated balance sheet of Spinco and the Spinco Subsidiaries or in the notes thereto prepared in conformity with GAAP, other than liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
               (f) At or prior to the Effective Time, Spinco will have (A) designed and be maintaining a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting with respect to the Spinco Business and the preparation of financial statements with respect to the Spinco Business for external purposes in accordance with GAAP, and (B) designed and be maintaining disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information that AT Co. is required to disclose with respect to the Spinco Business in the reports AT Co. is required to file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to AT Co.’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of AT Co. required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”).
          6.5 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement or the other Transaction Agreements, since the Interim Balance Sheet Date, the Spinco Business has been conducted in the ordinary course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. From the Interim Balance Sheet Date to the date hereof, none of AT Co., Spinco or any of their respective Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 8.2 if taken without the Company’s consent after the date hereof.

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          6.6 Investigations; Litigation.
               (a) There is no investigation or review pending (or, to the knowledge of Spinco or AT Co., threatened) by any Governmental Authority with respect to Spinco or any of the Spinco Subsidiaries, or with respect to AT Co. or any AT Co. Subsidiary relating to the Spinco Business.
               (b) There are no actions, suits, inquiries, grievances, arbitrations, investigations or proceedings pending (or, to the knowledge of Spinco or AT Co., threatened) against or affecting Spinco or any of the Spinco Subsidiaries or any of their respective properties or otherwise affecting the Spinco Business at law or in equity and there are no orders, judgments or decrees of any Governmental Authority, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
          6.7 Compliance with Laws; Permits
               (a) Spinco and the Spinco Subsidiaries are, or on the Distribution Date will be, and have been since January 1, 2003, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws applicable to Spinco, such Spinco Subsidiaries or any of their respective properties or assets or otherwise affecting the Spinco Business, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. Notwithstanding anything contained in this Section 6.7(a), no representation or warranty shall be deemed to be made in this Section 6.7(a) in respect of environmental, tax, employee benefits, labor or communications Laws, which are the subject of the representations and warranties made in Sections 6.10, 6.11, 6.12, 6.13 and 6.21 of this Agreement, respectively.
               (b) Spinco and the Spinco Subsidiaries are, or on the Distribution Date will be, in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Spinco and the Spinco Subsidiaries to own, lease and operate the Spinco Assets or to carry on the Spinco Business as it is now conducted, or on the Distribution Date will be conducted (the “Spinco Permits”), except where the failure to have any of the Spinco Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. All Spinco Permits are in full force and effect, or immediately prior to the Effective Time will be in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
          6.8 Proxy Statement/Prospectus; Registration Statement. None of the information regarding AT Co. or its Subsidiaries, Spinco or the Spinco Subsidiaries, or the Spinco Business, or the transactions contemplated by this Agreement or any other Transaction Agreement provided by AT Co. or Spinco or any of their respective Subsidiaries specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statement will, in the case of the definitive Proxy

32

Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Company Stockholders Meeting and at the Effective Time contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.
          6.9 Information Supplied. All documents that Spinco is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable Law. All information supplied or to be supplied by Spinco in any document, other than the Registration Statement, which is addressed in Section 6.8, filed with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects.
          6.10 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco:
               (a) Spinco and each of the Spinco Subsidiaries is, or on the Distribution Date will be, and since January 1, 2003 has been, in compliance with all applicable Environmental Laws and Spinco and the Spinco Subsidiaries possess, or on the Distribution Date will possess, all Spinco Permits that are required under applicable Environmental Laws and are, or on the Distribution Date will be, in compliance with the terms and conditions thereof;
               (b) neither Spinco nor any of the Spinco Subsidiaries has received written notice of, or is the subject of, any actions, causes of action, claims, investigations, demands or notices by any person asserting an obligation on the part of Spinco or the Spinco Subsidiaries to conduct investigations or clean-up activities under Environmental Law or alleging liability under or non-compliance with any Environmental Law (collectively, “Environmental Claims”);
               (c) neither Spinco nor any of the Spinco Subsidiaries is subject to any indemnification obligation with respect to Environmental Laws or Hazardous Materials, including such obligations regarding businesses currently or formerly owned or operated by Spinco or any of the Spinco Subsidiaries or regarding properties formerly owned or leased by Spinco or any of the Spinco Subsidiaries;
               (d) there is no condition on, at, under or related to any property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property) including related to property currently owned, leased or used by AT Co., Spinco or any of their respective Subsidiaries or created by AT Co.’s, Spinco’s or any Spinco Subsidiary’s operations that would give rise to liability for Spinco or any of the Spinco Subsidiaries under applicable Environmental Laws, and, to AT Co.’s and Spinco’s knowledge, the foregoing representation is true and correct with regard to property formerly owned, leased or used by AT Co., Spinco or any of their respective Subsidiaries;

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               (e) neither AT Co., Spinco nor any of their respective Subsidiaries has any liability with respect to asbestos in any product or within any building or structure;
               (f) AT Co. or Spinco has made available to the Company all material site assessments, environmental compliance audits, and other documents relating to environmental matters and relating to the Spinco Business, or the current or former properties or facilities of Spinco and the Spinco Subsidiaries to the extent such documents are in the possession, custody or control of AT Co., Spinco or any of their Subsidiaries, including, without limitation, such documents relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by Spinco, any of the Spinco Subsidiaries or any predecessor in interest thereto and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by Spinco, any of the Spinco Subsidiaries or any other Person on, under, about or from any of the properties currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of Spinco or any of the Spinco Subsidiaries, or their respective businesses and operations.
               (g) This Section 6.10 contains the sole and exclusive representations and warranties of AT Co. and Spinco with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.
          6.11 Tax Matters.
               (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Spinco or the Spinco Business, (i) all Tax Returns relating to AT Co. and its Subsidiaries, including Spinco and the Spinco Subsidiaries, or the Spinco Business required to be filed have been filed, (ii) all such Tax Returns are or will be true and correct in all respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) relating to AT Co. and its Subsidiaries, including Spinco and the Spinco Subsidiaries, in respect of the Spinco Business or otherwise in respect of the Spinco Business required to be paid, have been paid, (iv) all Taxes relating to AT Co. or its Subsidiaries, including Spinco and the Spinco Subsidiaries, in respect of the Spinco Business or otherwise in respect of the Spinco Business for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the Spinco Financial Statements and (v) AT Co. and its Subsidiaries, including Spinco and the Spinco Subsidiaries, have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.
               (b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Spinco, any Spinco Subsidiary or the Spinco Business, and no power of attorney with respect to any such Taxes has been filed or entered into with any Taxing Authority.

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               (c) (i) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Spinco or any Spinco Subsidiary or the Spinco Business, as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, any Spinco Subsidiary or the Spinco Business, and (ii) no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Spinco or any Spinco Subsidiary or the Spinco Business, may be liable with respect to income or other material Taxes which has not been fully paid or finally settled.
               (d) Neither Spinco nor any Spinco Subsidiary (i) is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement other than the Tax Sharing Agreement, and the AT Co. and Subsidiaries Tax Sharing Policy currently in effect for taxable periods ending on or after December 31, 1991 (which shall be terminated with respect to Spinco and any Spinco Subsidiary as of the Closing Date), (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which AT Co. is the common parent corporation) or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.
               (e) None of the Spinco Assets is subject to any Tax lien (other than liens for Taxes that are not yet due and payable.
               (f) Section 6.11 of the Spinco Disclosure Letter lists all foreign jurisdictions in which Spinco or any Spinco Subsidiary files a material Tax Return.
               (g) Neither Spinco nor any Spinco Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco or the Spinco Business.
               (h) Neither Spinco nor any Spinco Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock (other than the Distribution) qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.
               (i) None of AT Co., Spinco, and their respective Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor is any of them aware of any agreement, plan or other circumstance that would) prevent the Tax-Free Status of the Transactions.
               (j) None of AT Co., Spinco, and any of their Subsidiaries in respect of the Spinco Business has engaged in any listed transaction, or any reportable transaction the

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principal purpose of which was tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code.
          6.12 Benefit Plans.
               (a) Section 6.12(a) of the Spinco Disclosure Letter lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Spinco or any of the Spinco Subsidiaries, to which Spinco or any of the Spinco Subsidiaries will be a party on the Distribution Date, as provided in the Employee Benefits Agreement, or in which any Person who is currently, has been or, on or prior to the Effective Time, is expected to become an employee of Spinco or any of the Spinco Subsidiaries (a “Spinco Employee”) will be a participant on the Distribution Date, or with respect to which Spinco or any of the Spinco Subsidiaries has any material liability (the “Spinco Benefit Plans”).
               (b) No material liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been or as of the Effective Time will have been incurred by Spinco, any of the Spinco Subsidiaries or any ERISA Affiliate of any of them, and no condition exists that would reasonably be expected to result in Spinco or any of the Spinco Subsidiaries incurring any such liability, other than liability for premiums due the PBGC as of the Distribution Date. The present value of accrued benefits under each Spinco Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, will not exceed the then current value of the assets of such plan allocable to such accrued benefits.
               (c) No Spinco Benefit Plan is or will be at the Effective Time a “multiemployer plan,” as defined in Section 3(37) of ERISA and (ii) none of Spinco, any of the Spinco Subsidiaries or any ERISA Affiliate of any of them has made or suffered or will as of the Effective Time have made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Section 4203 and 4205 of ERISA, the liability for which has not been satisfied in full.
               (d) Each Spinco Benefit Plan has been or for periods on or prior to the Distribution Date will have been operated and administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code. All contributions and premium payments required to be made with respect to any Spinco Benefit Plan have now been, or on the Distribution Date will have been, timely made, except as may otherwise be specifically permitted under the terms of the Employee Benefits Agreement. There are no pending or, to the knowledge of Spinco or AT Co., threatened claims by, on behalf of or against any of the Spinco Benefit Plans in effect as of the date hereof or any assets thereof, other than routine benefit claim matters, that, if adversely determined, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the Company

36

or will be promptly furnished to the Company when made) before the IRS, the United States Department of Labor or the PBGC with respect to any Spinco Benefit Plan.
               (e) Subject to the initial qualification determination filings to be made to the Internal Revenue Service (copies of which will be promptly furnished to the Company when made), each Spinco Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is, or on the Distribution Date will be, so qualified and the trusts maintained thereunder are, or on the Distribution Date will be, exempt from taxation under Section 501(a) of the Code, each trust maintained under any Spinco Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has, or on the Distribution Date will have, satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to have a material adverse effect on such tax-qualified status for any such Spinco Benefit Plan or any such trust.
               (f) No Spinco Benefit Plan provides, or on the Distribution Date will provide, medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Spinco or any Spinco Subsidiary or for any other Person for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).
               (g) Except as contemplated by this Agreement and each other Transaction Agreement, no Spinco Benefit Plan or employment arrangement, no similar plan or arrangement sponsored or maintained by AT Co. in which any Spinco Employee is, or on the Distribution Date will be, a participant and no contractual arrangement between Spinco and any third party exists, or on the Distribution Date will exist, that could result in the payment to any current, former or future director, officer, stockholder or employee of Spinco or any of the Spinco Subsidiaries, or of any entity the assets or capital stock of which have been acquired by Spinco or a Spinco Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements (including the Distribution), whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
          6.13 Labor Matters. Except to the extent listed in Section 6.13 of the Spinco Disclosure Letter, neither Spinco nor any of the Spinco Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to Spinco Employees, and (ii) there are not now, and to the knowledge of Spinco or AT Co., since January 1, 2003 there has not been, any union organizing effort pending or threatened against Spinco or any of the Spinco Subsidiaries; (b) there is no unfair labor practice, charge, complaint, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of Spinco or AT Co., threatened against Spinco or any of the Spinco Subsidiaries; (c) there is no slowdown, or work stoppage in effect or, to the knowledge of Spinco or AT Co., threatened with

37

respect to Spinco Employees; and (d) Spinco and the Spinco Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor relations practices, (iv) layoffs, (v) immigration, and (vi) the payment of taxes and other withholdings. As of the date hereof, neither Spinco nor any of the Spinco Subsidiaries has any liabilities under the WARN Act as a result of any action taken by Spinco and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
               6.14 Intellectual Property Matters. Section 6.14 of the Spinco Disclosure Letter contains a complete and accurate list of (i) all patented or registered Intellectual Property Rights (and pending applications therefore) owned by Spinco or any of the Spinco Subsidiaries, and (ii) all other patented or registered Intellectual Property Rights (and pending applications therefor) used by Spinco or any of the Spinco Subsidiaries, in each case, to the extent material to the Spinco Business taken as a whole. Spinco and the Spinco Subsidiaries own and possess, or will immediately prior to the Effective Time own and possess, free and clear of any Liens, except Permitted Encumbrances, all right, title and interest in and to, or have, or will immediately prior to the Effective Time have, adequate licenses or other valid and enforceable rights to use, all material Intellectual Property Rights used or held for use in connection with the Spinco Business as currently conducted and as proposed to be conducted immediately prior to the Effective Time (including in connection with services provided by Spinco and the Spinco Subsidiaries to third parties) (the “Spinco IP Rights”), except where the failure to own or possess such items would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. To the best of AT Co.’s or Spinco’s knowledge, there is no assertion or claim challenging the validity, enforceability, ownership or use of any of the foregoing that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. The conduct of the Spinco Business as currently conducted and proposed to be conducted immediately prior to the Effective Time does not infringe, misappropriate or otherwise conflict in any way with any Intellectual Property Rights of any third party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. To the best of AT Co.’s or Spinco’s knowledge, there are no infringements or misappropriations of, or other conflicts with, any Intellectual Property Rights owned by or licensed by or to Spinco or any Spinco Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. The transactions contemplated by this Agreement shall not impair the right, title or interest of Spinco or any Spinco Subsidiary in and to the Spinco IP Rights, and all of the Spinco IP Rights shall be owned or available for use by the Surviving Corporation immediately after the Effective Time on terms and conditions identical, in all material respects, to those under which Spinco and the Spinco Subsidiaries owned or used the Spinco IP Rights immediately prior to the Effective Time, except where such impairment or failure to be owned or available for use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
          6.15 Material Contracts.
               (a) Except for this Agreement, each other Transaction Agreement, the Spinco Credit Agreement, the Indenture governing the Spinco Notes, the Voting Agreement, the Spinco Benefit Plans and except as filed as an exhibit to any AT Co. SEC Document or as disclosed in Section 6.15 of the Spinco Disclosure Letter, neither AT Co. nor any of its

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Subsidiaries with respect to the Spinco Business is, and neither Spinco nor any Spinco Subsidiary will be immediately prior to the Effective Time a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 6.15 being referred to herein as “Spinco Material Contracts”).
               (b) Neither Spinco nor any Spinco Subsidiary nor AT Co. nor any AT Co. Subsidiary is in breach of or default under the terms of any Spinco Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. To the knowledge of Spinco or AT Co. and their respective Subsidiaries, no other party to any Spinco Material Contract is in breach of or in default under the terms of any Spinco Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. Each Spinco Material Contract is a valid and binding obligation of Spinco or any Spinco Subsidiary or AT Co. or any AT Co. Subsidiary which is a party thereto and, to the knowledge of Spinco or AT Co. and their respective Subsidiaries, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          6.16 Brokers or Finders. Except for Merrill Lynch, Pierce, Fenner & Smith Incorporated, JP Morgan Securities Inc. and Stephens, Inc., no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by Spinco or any Spinco Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or each other Transaction Agreement.
          6.17 Board and Stockholder Approval. The Boards of Directors of AT Co. and Spinco, in each case, at a meeting duly called, have unanimously approved this Agreement and declared it advisable. As of the date hereof, the sole stockholder of Spinco is AT Co. Immediately after execution of this Agreement, AT Co. will approve and adopt (the “Spinco Stockholder Approval”) at a meeting of AT Co., as Spinco’s sole stockholder, all aspects of this Agreement and other Transaction Agreements and the transactions contemplated hereby and thereby which require the consent of Spinco’s stockholders under the DGCL, the NYSE rules, Spinco’s Certificate of Incorporation or Spinco’s Bylaws. The approval of AT Co.’s stockholders is not required to effect the transactions contemplated by the Distribution Agreement, this Agreement or the other Transaction Agreements. Upon obtaining the Spinco Stockholder Approval, the approval of Spinco’s stockholders after the Distribution Date will not be required to effect the transactions contemplated by this Agreement, including the Merger, unless this Agreement is amended in accordance with Section 251(d) of the DGCL after the Distribution Date and such approval is required, solely as a result of such amendment, under the DGCL, Spinco’s Certificate of Incorporation or Spinco’s Bylaws or by the IRS.

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          6.18 Assets.
               (a) After giving effect to the Contribution and the other transactions described in or contemplated by the Distribution Agreement, Spinco, together with the Spinco Subsidiaries, will have, in all material respects, good and valid title (and, with respect to the Owned Real Property and Spinco Leasehold Improvements, good and marketable title) or, in the case of the Leased Real Property, valid leasehold interests in, all of the Spinco Assets, except where the failure to have such good and valid or marketable title, or valid leasehold interest, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
               (b) At the Effective Time, the Assets of Spinco and the Spinco Subsidiaries, take together with the services available from AT Co. under the Transition Services Agreement, the Assets subject to the Shared Assets Agreement and the Contracts subject to the Shared Contracts Agreement, will be sufficient for the operation of the Spinco Business in all material respects as currently conducted and as proposed to be conducted at the Effective Time.
          6.19 Spinco Real Property.
               (a) Section 6.19(a) of the Spinco Disclosure Letter sets forth the address and description of all Real Property that is, or following the Contribution will be, Spinco Owned Real Property, the loss of which would be material and adverse to the Spinco Business as a whole. With respect to such Spinco Owned Real Property: (A) except as set forth in Section 6.19(a) of the Spinco Disclosure Letter, Spinco or Spinco Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy such Spinco Owned Real Property or any material portion thereof; and (B) other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Spinco Owned Real Property or any material portion thereof or interest therein.
               (b) Section 6.19(b) of the Spinco Disclosure Letter sets forth the address of all Spinco Leased Real Property, the loss of which would be material and adverse to the Spinco Business as a whole, and a true and complete list of all Spinco Leases for such properties (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Spinco Leased Real Property. Spinco has made available to the Company a true and complete copy of each such Spinco Lease document, and in the case of any such Lease that is an oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 6.19(b) of the Spinco Disclosure Letter, or as would not be reasonably expected to have a Material Adverse Effect on Spinco, with respect to each such Spinco Lease: (i) Spinco or Spinco’s Subsidiaries’ possession and quiet enjoyment of the Spinco Leased Real Property under such Spinco Lease has not been disturbed, and, to Spinco’s knowledge, there are no disputes with respect to such Spinco Lease; (ii) neither Spinco nor Spinco Subsidiaries owe any material brokerage commissions or finder’s fees with respect to such Spinco Lease; (iii) Spinco or Spinco Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Spinco Leased Real Property or any portion thereof; (iv) Spinco or Spinco Subsidiaries have not collaterally assigned or granted any other security interest in such Spinco Lease or any interest therein; and (v) there are no Liens on the estate or interest created by such Spinco Lease other than Permitted Encumbrances.

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               (c) Except as would not be reasonably expected to have a Material Adverse Effect on Spinco, the Spinco Leasehold Improvements and all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Spinco Owned Real Property are in good condition and repair and sufficient for the operation of the Spinco Business.
          6.20 Communications Regulatory Matters.
               (a) Spinco and the Spinco Subsidiaries hold, or on the Distribution Date will hold, all approvals, authorizations, certificates and licenses issued by the FCC, state public service or public utility commissions (the “State Regulators”) set forth in Section 6.19(a) of the Spinco Disclosure Letter, and all other material regulatory permits, approvals, licenses, and other authorizations, including but not limited to franchises, ordinances and other agreements granting access to public rights of way, issued or granted to Spinco or any Spinco Subsidiary by a state or federal agency or commission or other federal, state or local or foreign regulatory bodies regulating competition and telecommunications businesses (the “Spinco Licenses”) that are required for the conduct of the Spinco Business, as presently conducted and as proposed to be conducted, except such Spinco Licenses the failure of which to so hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
               (b) Each Spinco License is, or will be on the Distribution Date, valid and in full force and effect and has not been, or will not have been, suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. No Spinco License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco, or (ii) any pending regulatory proceeding (other than those affecting the wireline industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco. Neither AT Co. nor Spinco has knowledge of any event, condition or circumstance that would preclude any Spinco License from being renewed in the ordinary course (to the extent that such Spinco License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
               (c) The licensee of each Spinco License is, or on the Distribution Date will be in compliance with each Spinco License and has fulfilled and performed, or will fulfill or perform, all of its material obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the rules, regulations, policies, instructions and orders of the FCC (the “FCC Rules”) or similar rules, regulations, policies, instructions and orders of State Regulators and the payment of all regulatory fees, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or

41

would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
               (d) Spinco or a wholly owned Spinco Subsidiary owns, or on the Distribution Date will own, one hundred percent (100%) of the equity and controls, or on the Distribution Date will control, one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Spinco Licenses, except where the failure to own such equity or control such voting power and decision-making authority of such licensees would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Spinco.
          6.21 Spinco Operations. Spinco is a direct, wholly owned Subsidiary of AT Co. that, subject to the terms of the Distribution Agreement, following the Contribution will own, directly or indirectly, the Spinco Assets, and will have assumed, directly or indirectly, the Spinco Liabilities, all as provided in the Distribution Agreement.
          6.22 Opinion of Spinco Financial Advisor. Spinco and AT Co., as the sole stockholder of Spinco, have received the written opinions of Merrill Lynch, Pierce, Fenner & Smith Incorporated, JP Morgan Securities Inc. and Stephens, Inc., to the effect that, as of the date hereof the Exchange Ratio (as defined therein) is fair from a financial point of view to holders of AT Co. Common Stock who become holders of Spinco Common Stock in the Distribution. Spinco has previously delivered a copy of such opinion to the Company.
          6.23 Company Common Stock. Neither AT Co. nor Spinco owns (directly or indirectly, beneficially or of record) nor is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).
          6.24 Affiliate Transactions. Except as specifically provided in this Agreement or any of the other Transaction Agreements or as disclosed in the AT Co. SEC Documents, there are no transactions or Contracts of the type that would be required to be disclosed by Spinco under Item 404 of Regulation S-K if Spinco were a company subject to such Item between or among (a) AT Co., Spinco or any Spinco Subsidiary, on the one hand, and (b) Jeffrey R. Gardner or Francis X. Frantz, on the other hand.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except as disclosed in the corresponding section of the Disclosure Letter delivered by the Company to AT Co. and Spinco immediately prior to the execution of this Agreement and signed by an authorized officer of the Company (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section of the Company Disclosure Letter shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to AT Co. and Spinco as follows:

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          7.1 Organization, Qualification.
               (a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and is duly qualified and licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification, except for jurisdictions in which the failure to be so qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The copies of the Company’s Certificate of Incorporation and Bylaws and the Certificate of Incorporation and Bylaws (or analogous governing documents) of any Company Subsidiary that is a Significant Subsidiary of the Company, previously made available to AT Co. and Spinco are complete and correct copies of such documents as in full force and effect on the date hereof.
               (b) Section 7.1(b) of the Company Disclosure Letter sets forth a list of the Company Subsidiaries and their respective jurisdictions of incorporation or organization, together with a designation of those Company Subsidiaries constituting Significant Subsidiaries of the Company.
          7.2 Capital Stock and Other Matters.
               (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 20,000,000 shares of preferred stock of the Company. At the close of business on December 6, 2005, (i) 71,130,634 shares of Company Common Stock were issued and outstanding, 342,469 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans; (ii) 3,400 shares of Company Common Stock were held by the Company in its treasury or by its Subsidiaries; and (iii) no shares of preferred stock of the Company were issued and outstanding. All of the issued and outstanding shares of Company Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights.
               (b) No bonds, debentures, notes or other indebtedness of the Company or any of the Company Subsidiaries having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of shares of capital stock of the Company (including Company Common Stock) may vote (“Company Voting Debt”) are, or at the Distribution Date will be, issued or outstanding.
               (c) Except as set forth in Section 7.2(a) above or as set forth in Section 7.2(c) of the Company Disclosure Letter, there are no outstanding securities, options, warrants, convertible securities, calls, rights, commitments, agreements, arrangements, undertakings or Contracts of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Company Common Stock, Company Voting Debt or other voting securities of the Company or any of the Company

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Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend, redeem, acquire or enter into any such security, option, warrant, convertible security, call, right, commitment, agreement, arrangement, undertaking or Contract.
               (d) Except for that certain Securityholders Agreement, dated February 14, 2005, by and among the Company and certain of its stockholders, there are no stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to voting or transfer of any shares of capital stock of the Company.
          7.3 Corporate Authority; No Violation.
               (a) The Company has the corporate power and authority to enter into this Agreement, and subject to obtaining the Requisite Approval, to carry out its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company, subject to obtaining the Requisite Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by AT Co., and Spinco, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
               (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) violate or conflict with any provisions of the Company’s Certificate of Incorporation or Bylaws; (ii) result in a default (or an event that, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration of any obligation or the loss of any benefit under, any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries is bound or affected; (iii) result in the creation of a Lien, pledge, security interest, claim or other encumbrance on any of the issued and outstanding shares of Company Common Stock or on any of the assets of the Company or any of the Company Subsidiaries pursuant to any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or the Company Subsidiaries is bound or affected; or (iv) assuming the consents and approvals contemplated by Section 7.3(c) below are obtained, violate or conflict with any order, writ, injunction, decree, Law, ordinance, rule or regulation applicable to the Company or any of the Company Subsidiaries, or any of the properties, business or assets of any of the foregoing, other than, in the case of each of clauses (i) through (iv), any such violation, conflict, default, right, loss or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
               (c) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the HSR Act, (v) the Communications Act and applicable rules and regulations thereunder, (vi) the approvals set forth on Section 7.3(c) of the Company Disclosure Letter; (vii) the rules and regulations of the NYSE,

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and (viii) the Requisite Approval (collectively, the “Company Approvals”), no authorization, consent or approval of, or filing with any Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          7.4 Company Reports and Financial Statements.
               (a) The Company has previously made available to Spinco complete and correct copies of:
               (i) Company’s Annual Reports on Form 10-K filed with the SEC under the Exchange Act for the years ended December 31, 2004, and the Company’s audited consolidated balance sheet at December 31, 2003 and 2002, and the related audited consolidated statements of operations, cash flows and stockholder’s equity for the fiscal years ended December 31, 2003 and 2002 (the “Company Pre-IPO Financial Statements”);
               (ii) Company’s Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act for the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005;
               (iii) each definitive proxy statement filed by the Company with the SEC under the Exchange Act prior to the date hereof;
               (iv) all current reports on Form 8-K filed by the Company with the SEC under the Exchange Act prior to the date hereof; and
               (v) each other form, report, schedule, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries with the SEC prior to the date hereof (collectively, and together with the items specified in clauses (i) through (iv) above, the “Company SEC Documents”).
               (b) As of their respective dates, the Company SEC Documents complied in all material respects, and each other form, report, schedule, registration statement and definitive proxy statement filed by the Company or any of its Subsidiaries after the date hereof and prior to the Effective Time (the “Additional Company SEC Documents”) will comply in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of such Company SEC Documents when filed contained, or will contain, an untrue statement of a material fact or omitted, or will omit, to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The audited consolidated financial statements and unaudited consolidated interim financial statements included in the Company SEC Documents and the Additional Company SEC Documents and the Company Pre-IPO Financial Statements fairly present in all material respects, or will fairly present in all material respects, the financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and changes in cash flows, changes in stockholder’s equity or other

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information included therein for the periods or as of the respective dates then ended, subject, where appropriate, to normal year-end audit adjustments (none of which Company management expects to be material), in each case in accordance with past practice and GAAP, consistently applied, during the periods involved (except as otherwise stated therein). Since its initial public offering in February 2005, the Company has timely filed all reports, registration statements and other filings required to be filed with the SEC under the rules and regulations of the SEC. Except as set forth in the Company SEC Documents filed prior to the date hereof or as set forth in Section 7.4 of the Company Disclosure Letter or liabilities incurred in the ordinary course of business, consistent with past practice, since the Interim Balance Sheet Date, the Company and its Subsidiaries have not incurred any liability or obligation that is of a nature that would be required to be disclosed on a consolidated balance sheet of the Company and its Subsidiaries or in the footnotes thereto prepared in conformity with GAAP, other than liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
               (c) The Company and the Company Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof to the Company’s auditors and the audit committee of the Company’s Board of Directors, (x) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information with respect to the Company and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. The Company has made available to AT Co. and Spinco any such disclosure made by management to the Company’s auditors and the audit committee of the Company’s Board of Directors.
          7.5 Absence of Certain Changes or Events. Except as specifically contemplated by this Agreement, since the Interim Balance Sheet Date, each of the Company and the Company Subsidiaries has conducted its business in the ordinary course, consistent with past practice, and there has not been any event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. From the Interim Balance Sheet Date to the date hereof, none of the Company or any of the Company Subsidiaries has taken any action or failed to take any action, which action or failure, as the case may be, would constitute a breach of Section 8.1 if taken without the consent of AT Co. and Spinco after the date hereof.

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          7.6 Investigations; Litigation. Except as described in the Company SEC Documents:
               (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened) by any Governmental Authority with respect to the Company or any of the Company Subsidiaries.
               (b) There are no actions, suits, inquiries, grievances, arbitrations, investigations or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of the Company Subsidiaries or any of their respective properties at law or in equity before and there are no orders, judgments or decrees of or before any Governmental Authority, in each case which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          7.7 Compliance with Laws; Permits.
               (a) The Company and the Company Subsidiaries are, and since January 1, 2003 have been, in compliance with all, and have received no notice of any violation (as yet unremedied) of any, Laws, applicable to the Company, such Company Subsidiaries or any of their respective properties or assets, except where such non-compliance, default or violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding anything contained in this Section 7.7(a), no representation or warranty shall be deemed to be made in this Section 7.7(a) in respect of environmental, tax, employee benefits, labor or communications Laws matters, which are the subject of the representations and warranties made in Sections 7.10, 7.11, 7.12, 7.13 and 7.15 of this Agreement, respectively.
               (b) The Company and the Company Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Company Permits are in full force and effect, except where the failure to be in full force and effect has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          7.8 Proxy Statement/Prospectus; Registration Statement. None of the information regarding the Company or the Company Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus or the Registration Statement will, in the case of the definitive Proxy Statement/Prospectus or any amendment or supplement thereto, at the time of the mailing of the definitive Proxy Statement/Prospectus and any amendment or supplement thereto, and at the time of the Company Stockholders Meeting, or, in the case of the Registration Statement, at the time it becomes effective, at the time of the Company Stockholders Meeting and at the Effective Time, contain an untrue statement of a

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material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Registration Statement will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, except that no representation is made by the Company with respect to information provided by AT Co. or Spinco specifically for inclusion in, or incorporation by reference into, the Registration Statement.
          7.9 Information Supplied. All documents that the Company is responsible for filing with any Governmental Authority in connection with the transactions contemplated hereby or by any other Transaction Agreement will comply in all material respects with the provisions of applicable Law. All information supplied or to be supplied by the Company in any document, other than the Proxy Statements/Prospectus and Registration Statement, which are addressed in Section 7.8, filed with any Governmental Authority in connection with the transactions contemplated hereby and by the other Transaction Agreements will be, at the time of filing, at the Distribution Date and at the Effective Time, true and correct in all material respects.
          7.10 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:
               (a) The Company and each of the Company Subsidiaries is and since January 1, 2003 has been in compliance with all applicable Environmental Laws and the Company and the Company Subsidiaries possess all Company Permits that are required under applicable Environmental Laws, and are in compliance with the terms and conditions thereof;
               (b) neither the Company nor any of the Company Subsidiaries has received written notice of, or, is the subject of, any Environmental Claims;
               (c) neither the Company nor any of the Company Subsidiaries is subject to any indemnification obligation with respect to Environmental Laws or Hazardous materials, including such obligations regarding businesses currently or formerly owned or operated by the Company or any of the Company Subsidiaries or regarding properties formerly owned or leased by the Company or any of the Company Subsidiaries;
               (d) there is no condition on, at, under or related to any property (including any release of a Hazardous Material into the air, soil, surface water, sediment or ground water at, under or migrating to or from such property), including related to property currently owned, leased or used by the Company or any of the Company Subsidiaries or created by the Company’s or any Company Subsidiary’s operations that, would give rise to liability for the Company or any of the Company Subsidiaries under applicable Environmental Laws, and, to the Company’s knowledge, the foregoing representation is true and correct with regard to property formerly owned, leased or used by the Company or any of the Company Subsidiaries; and
               (e) neither the Company nor any Company Subsidiary has any liability with respect to asbestos in any product or within any building or structure;

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               (f) The Company has made available to AT Co. and Spinco all material site assessments, environmental compliance audits, and other documents relating to environmental matters, and relating to the Company or its current or former properties or facilities to the extent such documents are in the possession, custody or control of the Company or any of the Company Subsidiaries, including without limitation such documents relating to (i) the environmental conditions on, under or about the properties or assets currently or formerly owned, leased, operated or used by the Company, any of the Company Subsidiaries or any predecessor in interest thereto and (ii) any Hazardous Materials used, managed, handled, transported, treated, generated, stored, discharged, emitted, or otherwise released by the Company, any of the Company Subsidiaries or any other Person on, under, about or from any of the properties currently or formerly owned or leased by, or otherwise in connection with the use or operation of any of the properties owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of the Company or any of the Company Subsidiaries, or its businesses and operations.
               (g) This Section 7.10 contains the sole and exclusive representations and warranties of AT Co. and Spinco with respect to environmental matters, including matters relating to Environmental Laws and Hazardous Materials.
          7.11 Tax Matters.
               (a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, (i) all Tax Returns relating to the Company and the Company Subsidiaries required to be filed have been filed, (ii) all such Tax Returns are true and correct in all respects, (iii) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) relating to the Company or any the Company Subsidiary required to be paid, have been paid, (iv) all Taxes relating to the Company and the Company Subsidiaries for any taxable period (or a portion thereof) beginning on or prior to the Closing Date (which are not yet due and payable) have been properly reserved for in the books and records of the Company, and (v) the Company and the Company Subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose and will be duly and timely paid to the proper Taxing Authority.
               (b) No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to the Company or any Company Subsidiary and no power of attorney with respect to any such Taxes has been filed or entered into with any Taxing Authority.
               (c) No audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of the Company or any Company Subsidiary, as to which any Taxing Authority has asserted in writing any claim which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, and no Taxing Authority is now asserting in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to

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which the Company or any Company Subsidiary may be liable with respect to income or other material Taxes which has not been fully paid or finally settled.
               (d) Neither the Company nor any Company Subsidiary (i) is a party to or bound by or has any obligation under any Tax separation, sharing or similar agreement or arrangement, (ii) is or has been a member of any consolidated, combined or unitary group for purposes of filing Tax Returns or paying Taxes (other than a group of which the Company is the common parent corporation) or (iii) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state or local law.
               (e) None of the assets of the Company or any of the Company Subsidiaries is subject to any Tax lien (other than liens for Taxes that are not yet due and payable).
               (f) Section 7.11 of the Company Disclosure Letter lists all foreign jurisdictions in which the Company or any Company Subsidiary files a material Tax Return.
               (g) Neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment for a taxable period ending after the Effective Time under Section 481(a) of the Code by reason of a change in accounting method or otherwise, except where such adjustments have not had, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
               (h) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation’’ or a “controlled corporation’’ (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (I) in the two years prior to the date of this Agreement or (II) in a distribution that could otherwise constitute part of a “plan’’ or “series of related transactions’’ (within the meaning of Section 355(e) of the Code) in connection with the Merger.
               (i) Neither the Company nor any of the Company Subsidiaries has taken or agreed to take any action that is reasonably likely to (nor are any of them aware of any agreement, plan or other circumstance that would) prevent the Tax-Free Status of the Transactions.
               (j) Neither the Company nor any Company Subsidiary has engaged in any listed transaction, or any reportable transaction the principal purpose of which was tax avoidance, within the meaning of Sections 6011, 6111 and 6112 of the Code.
          7.12 Benefit Plans.
               (a) Section 7.12(a) of the Company Disclosure Letter lists each “employee benefit plan” (as defined in Section 3(3) of ERISA), and all other benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, whether or not subject to ERISA and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries, to which the Company or any of the Company Subsidiaries is a party or in which

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any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of the Company or any of the Company Subsidiaries (a “Company Employee”) is a participant (the “Company Benefit Plans”), or with respect to which the Company or any of the Company Subsidiaries has or could have any material liability.
               (b) No material liability under Title IV (including Sections 4069 and 4212(c) of ERISA) or Section 302 of ERISA has been incurred by the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them, and no condition exists that would reasonably be expected to result in the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them of incurring any such liability, other than liability for premiums due the PBGC. The present value of accrued benefits under each Company Benefit Plan that is subject to Title IV of ERISA, determined based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such plan’s actuary with respect to such plan, did not exceed, as of its latest valuation date, the then current value of the assets of such plan allocable to such accrued benefits.
               (c) (i) No Company Benefit Plan is a “multiemployer pension plan,” as defined in Section 3(37) of ERISA and (ii) none of the Company, any of the Company Subsidiaries or any ERISA Affiliate of any of them has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, which has not been satisfied in full.
               (d) Each Company Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including, ERISA and the Code. All contributions required to be made with respect to any Company Benefit Plan have been timely made, except for outstanding contributions in the ordinary course. There are no pending or, to the knowledge of the Company, threatened claims by, on behalf of or against any of the Company Benefit Plans or any assets thereof, other than routine benefit claim matters, that, if adversely determined would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and no matter is pending (other than routine qualification determination filings, copies of which have been furnished to the AT Co. and Spinco or will be promptly furnished to the AT Co. and Spinco when made) with respect to any of the Company Benefit Plans before the IRS, the United States Department of Labor or the PBGC.
               (e) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code, each trust maintained under any Company Benefit Plan intended to satisfy the requirements of Section 501(c)(9) of the Code has satisfied such requirements and, in either such case, no event has occurred or condition is known to exist that would reasonably be expected to have a material adverse effect on such tax-qualified status for any such Company Benefit Plan or any such trust.
               (f) No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law,

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(ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary). The Company has the right, and will have the right after the Effective Time to terminate any Company Benefit Plan or to amend any such Company Benefit Plan to reduce future benefits, (including any Company Benefit Plan that provides post-retirement medical and life insurance benefits) without incurring or otherwise being responsible for any material liability with respect thereto.
               (g) No Company Benefit Plan or employment arrangement, and no contractual arrangements between the Company and any third party, exists that could result in the payment to any current, former or future director, officer, stockholder or employee of the Company or any of the Company Subsidiaries, or of any entity the assets or capital stock of which have been acquired by the Company or a Company Subsidiary, of any money or other property or rights or accelerate or provide any other rights or benefits to any such individual as a result of the consummation of the transactions contemplated by the Transaction Agreements whether or not (a) such payment, acceleration or provision would constitute a “parachute payment” (within the meaning of Section 280G of the Code) or (b) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.
          7.13 Labor Matters. Except to the extent listed in Section 7.13 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract with employees, a labor union or labor organization. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (a) as of the date hereof, (i) there are no strikes or lockouts with respect to Company Employees, and (ii) there are not now and, to the knowledge of the Company, since January 1, 2003 there has not been, any union organizing effort pending or threatened against the Company or any of the Company Subsidiaries; (b) there is no unfair labor practice, charges or complaint, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of the Company Subsidiaries; (c) there is no slowdown, or work stoppage in effect or, to the knowledge of Company, threatened with respect to Company Employees; and (d) the Company and the Company Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours, (iii) collective bargaining and labor relations practices, (iv) layoffs, (v) immigration, and (vi) the payments of taxes and other withholdings. As of the date hereof, neither the Company nor any of the Company Subsidiaries has any liabilities under the WARN Act as a result of any action taken by the Company and that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          7.14 Intellectual Property Matters. Section 7.14 of the Company Disclosure Letter contains a complete and accurate list of (i) all patented or registered Intellectual Property Rights (and pending applications therefor) owned by the Company or any of the Company Subsidiaries, and (ii) all other patented or registered Intellectual Property Rights (and pending applications therefor) used by the Company or any of the Company Subsidiaries and material to the business of the Company and the Company Subsidiaries in each case, to the extent material to the business of the Company as a whole. The Company and the Company Subsidiaries own and possess free and clear of any Liens except Permitted Encumbrances, all right, title and

52

interest in and to, or have adequate licenses or other valid and enforceable rights to use all material Intellectual Property Rights used or held for use in connection with the business of the Company and the Company Subsidiaries taken as a whole as currently conducted and as proposed to be conducted immediately prior to Effective Time (including in connection with services provided by the Company and the Company Subsidiaries to third parties) (the “Company IP Rights”), except where the failure to own or possess such items would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the best of the Company’s knowledge, there is no assertion or claim challenging the validity, enforceability, ownership or use of any of the foregoing that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The conduct of the business of the Company and the Company Subsidiaries taken as a whole as currently conducted and as proposed to be conducted immediately after the Effective Time does not infringe, misappropriate or otherwise conflict in any way with any Intellectual Property Rights of any third party that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the best of the Company’s knowledge, there are no infringements or misappropriations of or other conflicts with, any Intellectual Property Rights owned by or licensed by or to the Company or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The transactions contemplated by this Agreement shall not impair the right, title or interest of the Company or any Company Subsidiary in and to the Company IP Rights, and all of the Company IP Rights shall be owned or available for use by the Surviving Corporation immediately after the Effective Time on terms and conditions identical in all material respects to those under which the Company and the Company Subsidiaries owned or used the Company IP Rights immediately prior to the Effective Time, except where such impairment or failure to be owned or available for use would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          7.15 Communications Regulatory Matters.
               (a) The Company and the Company Subsidiaries hold all approvals, authorizations, certificates and licenses issued by the FCC and State Regulators set forth in Section 7.15(e) of the Company Disclosure Letter, and all other material regulatory permits, approvals, licenses, and other authorizations, including but not limited to franchises, ordinances and other agreements granting access to public rights of way, issued or granted to the Company or any Company Subsidiary by a state or federal agency or commission or other federal, state or local or foreign regulatory bodies regulating competition and telecommunications businesses (the “Company Licenses”) that are required for the Company and the Company Subsidiaries to conduct its business, as presently conducted and as proposed to be conducted, except such Company Licenses the failure of which to so hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
               (b) Each Company License is valid and in full force and effect and has not been suspended, revoked, cancelled or adversely modified, except where the failure to be in full force and effect, or the suspension, revocation, cancellation or modification of which has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. No Company License is subject to (i) any conditions or requirements that have not been imposed generally upon licenses in the same service, unless

53

such conditions or requirements would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, or (ii) any pending regulatory proceeding (other than those affecting the wireless industry generally) or judicial review before a Governmental Authority, unless such pending regulatory proceedings or judicial review would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company and the Company Subsidiaries have no knowledge of any event, condition or circumstance that would preclude any Company License from being renewed in the ordinary course (to the extent that such Company License is renewable by its terms), except where the failure to be renewed has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
               (c) The licensee of each Company License is in compliance with each Company License and has fulfilled and performed all of its material obligations with respect thereto, including all reports, notifications and applications required by the Communications Act or the FCC Rules or similar rules, regulations, policies, instructions and orders of State Regulators, and the payment of all regulatory fees, except (i) for exemptions, waivers or similar concessions or allowances and (ii) where such failure to be in compliance, fulfill or perform its obligations or pay such fees or contributions has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
               (d) The Company or a Company Subsidiary owns one hundred percent (100%) of the equity and controls one hundred percent (100%) of the voting power and decision-making authority of each licensee of the Company Licenses, except where the failure to own such equity or control such voting power and decision-making authority of such licensees would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.
          7.16 Material Contracts.
               (a) Except for this Agreement, each other Transaction Agreement, the Company Benefit Plans and except as filed as an exhibit to any Company SEC Document or as disclosed in Section 7.16 of the Company Disclosure Letter, as of the date hereof, neither the Company nor any of the Company Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC) (all contracts of the type described in this Section 7.16 being referred to herein as “Company Material Contracts”).
               (b) Neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or in default under the terms of any Company Material Contract where such breach or default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Each Company Material Contract is a valid and binding obligation of the Company or any Company Subsidiary which is a party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in

54

effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
          7.17 Company Real Property.
               (a) Section 7.17(a) of the Company Disclosure Letter sets forth the address and description of all Company Owned Real Property, the loss of which would be material and adverse to the business of the Company as a whole. With respect to such Company Owned Real Property: (A) except as set forth in Section 7.17(a) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company or Company Subsidiaries have not leased or otherwise granted to any Person the right to use or occupy such Company Owned Real Property or any material portion thereof; and (B) other than the right of the Company pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Company Owned Real Property or any material portion thereof or interest therein.
               (b) Section 7.17(b) of the Company Disclosure Letter sets forth the address of all Company Leased Real Property, the loss of which would be material and adverse to the business of the Company as a whole, and a true and complete list of all Company Leases for such property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Company Leased Real Property. The Company has made available to AT Co. a true and complete copy of each such Company Lease document, and in the case of any such Lease that is an oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 7.17(b) of the Company Disclosure Letter or as would not reasonably be expected to have a Material Adverse Effect on the Company, with respect to each such Spinco Lease: (i) the Company’s or Company Subsidiaries’ possession and quiet enjoyment of the Company Leased Real Property under such Company Lease has not been disturbed, and to Company’s knowledge, there are no disputes with respect to such Company Lease; (ii) Company or Company Subsidiaries have not subleased, licensed or otherwise granted any Person the right to use or occupy such Company Leased Real Property or any portion thereof; (iii) the Company or Company Subsidiaries have not collaterally assigned or granted any other security interest in such Company Lease or any interest therein; and (iv) there are no Liens on the estate or interest created by such Company Lease other than Permitted Encumbrances.
               (c) Except as would not reasonably be expected to have a Material Adverse Effect on the Company, the Company Leasehold Improvements and all buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Company Owned Real Property are in good condition and repair and sufficient for the operation of the Company Business.
          7.18 Opinion of Company Financial Advisors. The Company has received the written opinions of Wachovia Capital Markets, LLC and Bear Stearns & Co., Inc., to the effect that, as of the date hereof, the financial effects of the Merger are fair, from a financial point of view, to the Company and its stockholders. The Company has previously delivered a copy of such opinion to AT Co.

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          7.19 Brokers or Finders. Except for Wachovia Capital Markets, LLC and Bear Stearns & Co., Inc., a copy of whose engagement agreement has been provided to AT Co., no agent, broker, investment banker, financial advisor or other similar Person is or will be entitled, by reason of any agreement, act or statement by the Company, or any of the Company Subsidiaries, directors, officers or employees, to any financial advisory, broker’s, finder’s or similar fee or commission, to reimbursement of expenses or to indemnification or contribution in connection with any of the transactions contemplated by this Agreement or any other Transaction Agreement.
          7.20 Takeover Statutes. Other than Section 203 of the DGCL, no “fair price,”“moratorium,”“control share acquisition,”“business combination,”“stockholder protection” or other similar antitakeover statute or regulation enacted under Delaware law, or, to the knowledge of the Company, under the law of any other jurisdiction, will apply to this Agreement, the Voting Agreement, the Merger or the transactions contemplated hereby or thereby. Assuming the accuracy of the representation and warranty set forth in Section 7.3, the action of the Board of Directors of the Company in approving this Agreement and the transactions provided for herein is sufficient to render inapplicable to this Agreement, the Voting Agreement, the Merger and the transactions contemplated hereby or thereby and the transactions provided for herein, the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.
          7.21 Certain Board Findings. The Board of Directors of the Company, at a meeting duly called and held, (i) has determined that this Agreement and the transactions contemplated hereby, including the Merger, and the issuance of shares of Company Common Stock pursuant to the Merger, are advisable, fair to and in the best interests of the Company and the stockholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and (iii) has resolved to recommend that the stockholders of the Company entitled to vote thereon adopt this Agreement at the Company Stockholders Meeting.
          7.22 Vote Required. The only vote of the stockholders of the Company required under any of the DGCL, the NYSE rules or the Company’s Certificate of Incorporation for adoption of this Agreement, is the affirmative vote of the holders of a majority in voting power of all outstanding shares of Company Common Stock at the Company Stockholders Meeting (sometimes referred to herein as the “Requisite Approval”).
          7.23 Affiliate Transactions. Except as specifically provided in this Agreement or any of the other Transaction Agreements or as disclosed in the Company SEC Reports, there are no transactions or Contracts of the type required to be disclosed by the Company under Item 404 of Regulation S-K between or among (a) the Company or any Company Subsidiary, on the one hand, and (b) any individual who is a “named executive officer” of the Company (as such term is defined in Section 402 of Regulation S-K), on the other hand.

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ARTICLE VIII
COVENANTS AND AGREEMENTS
          8.1 Conduct of Business by the Company Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as may be consented to in writing by AT Co. and Spinco (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 8.1 of the Company Disclosure Letter, the Company covenants and agrees that each of the Company and the Company Subsidiaries shall conduct its operations in accordance with its ordinary course of business, consistent with past practice and in compliance with all Laws applicable to it or to the conduct of its business, and use all reasonable best efforts to preserve intact its present business organization, maintain rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date except (i) as may be required by Law (provided that any party availing itself of such exception must first consult with the other party), (ii) as may be consented to in writing by AT Co. and Spinco (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements, or (iv) as set forth in Section 8.1 of the Company Disclosure Letter, the Company shall not, nor shall it permit any of the Company Subsidiaries to:
               (a) (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock all of which shares of capital stock, as the case may be, of the applicable corporation are owned directly or indirectly by the Company and the payment of regular quarterly dividends each in an amount not to exceed $0.36 per share at times consistent with the past dividend payment practices of the Company (including a final partial regular quarterly dividend to be declared and paid to pre-Closing Company stockholders, pro rated for the number of days elapsed between (x) the beginning of the quarterly period in which the Effective Time occurs and (y) the day immediately preceding the Effective Time); (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock; or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities outstanding on the date hereof or as required by the terms of a Company Benefit Plan;
               (b) issue, deliver or sell, or authorize any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Company Voting Debt or convertible securities, other than (i) the issuance of shares of Company Common Stock upon the exercise of stock options that are outstanding on the date hereof pursuant to the Company Benefit Plans; and (ii) issuances by a wholly owned Subsidiary of the Company of its capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of the Company;

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               (c) amend its Certificate of Incorporation or Bylaws (or other similar organizational documents) in any manner that would prevent or materially impair or delay the consummation of the transactions contemplated by this Agreement;
               (d) acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets, (excluding the acquisition of assets used in the operations of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor);
               (e) except in the ordinary course of business, consistent with past practice, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of the Company but excluding inventory and obsolete equipment, in each case, in the ordinary course of business consistent with past practice).
               (f) except in the ordinary course of business, consistent with past practice, incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease (whether such lease is an operating or capital lease) or otherwise incur any material obligation or liability (absolute or contingent) other than (i) the incurrence of additional indebtedness under the Company Credit Agreement in an amount not to exceed $5,000,000, (ii) pursuant to any customer Contract or vendor Contract entered into in the ordinary course of business consistent with past practice, and (iii) in connection with equipment leasing in the ordinary course of business consistent with past practice;
               (g) except in the ordinary course of business, consistent with past practice, incur or commit to any individual capital expenditure or any obligation or liability in connection with any capital expenditure in excess of $2,000,000 or incur or commit to aggregate capital expenditures or obligations or liabilities in connection with any capital expenditure in excess of $5,000,000, in each case, other than capital expenditures or obligations or liabilities in connection therewith to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or as contemplated by the Company’s 2005 or 2006 capital expenditure budget, copies of which have been previously provided to AT Co. and Spinco;
               (h) except to the extent provided in subsection (h) of Section 8.1 of the Company Disclosure Letter, (i) other than in the ordinary course of business, consistent with past practice, grant any material increases in the compensation of any of its directors, officers or employees, except in the ordinary course of business consistent with past practice; (ii) pay or agree to pay to any director, officer or employee, whether past or present, any pension,

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retirement allowance or other employee benefit not required or contemplated by any of the existing benefit, severance, termination, pension or employment plans, Contracts or arrangements as in effect on the date hereof; (iii) other than in the ordinary course of business consistent with past practice, enter into any new, or materially amend any existing, employment or severance or termination, Contract with any director, officer or employee; (iv) accelerate the vesting of, or the lapsing of restrictions with respect to, any stock options or other stock-based compensation; or (v) become obligated under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, severance plan, benefit arrangement or similar plan or arrangement that was not in existence on the date hereof, or amend any such plan or arrangement in existence on the date hereof if such amendment would have the effect of materially enhancing any benefits thereunder;
               (i) establish, adopt, enter into, terminate or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers, employees or any of their beneficiaries, except, in each case, as would not result in a material increase in the cost of maintaining such collective bargaining agreement, plan, trust, fund, policy or arrangement;
               (j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of the Company Subsidiaries;
               (k) make any material change in its methods of accounting in effect at the Interim Balance Sheet Date or change its fiscal year;
               (l) enter into or amend any agreement or arrangement with any Affiliate of the Company or any such Company Subsidiary, other than with wholly owned Company Subsidiaries, on terms less favorable to the Company or such Company Subsidiary, as the case may be, than could be reasonably expected to have been obtained with an unaffiliated third party on an arm’s-length basis;
               (m) except in the ordinary course of business, consistent with past practice, modify, amend, terminate, renew or fail to use reasonable best efforts to renew any Material Contract to which the Company or any of the Company Subsidiaries is a party or waive, release or assign any material rights or claims thereunder or enter into any Material Contract not in the ordinary course of business consistent with past practice and not terminable by the Company or the Company Subsidiary party thereto without penalty on ninety (90) days’ or less notice;
               (n) except as would not be expected to materially and adversely affect the Company or any of its Affiliates or the Surviving Corporation on a going-forward basis after the Effective Time, (i) make or rescind any material express or deemed election relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where the Company has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend any material Tax Returns or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax

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purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 2005 (unless such change is required by Law); provided, however, that the Company may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without AT Co.’s and Spinco’s prior written consent if the amount of Tax liabilities relating to such action does not exceed $2,000,000; and further provided that the Company may make elections under Section 754 of the Code and under IRS Notice 2003-65 in respect of its Subsidiaries;
               (o) except in the ordinary course of business, consistent with past practice, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of the Company included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, or incurred in the ordinary course of business since the date of such financial statements;
               (p) subject to the terms and conditions of this Agreement, intentionally take or agree or commit to take any action that would result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions set forth in Article IX not being satisfied at the Effective Time; or
               (q) agree or commit to do any of the foregoing actions.
          8.2 Conduct of Business by Spinco and AT Co. Pending the Merger. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date, except as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed) or as set forth in Section 8.2 of the Spinco Disclosure Letter, AT Co. and Spinco jointly and severally covenant and agree that AT Co. and the AT Co. Subsidiaries (in regard to the Spinco Business only) and each of Spinco and the Spinco Subsidiaries shall conduct its operations in accordance with its ordinary course of business, consistent with past practice and in compliance with all Laws applicable to it or to the conduct of its business, and use all reasonable best efforts to preserve intact its present business organization, maintain rights and franchises, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers and others having business dealings with it in such a manner that its goodwill and ongoing businesses are not impaired in any material respect. Following the date of this Agreement and prior to the earlier of the Effective Time and the Termination Date except (i) as may be required by Law (provided that any party availing itself of such exception must first consult with the other party), (ii) as may be consented to in writing by the Company (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted by this Agreement or the other Transaction Agreements, (iv) as required to permit the ordinary course operation of AT Co.’s cash management system prior to the Effective Time, including any distributions of cash in connection therewith, or (v) as set forth in Section 8.2 of the Spinco Disclosure Letter, Spinco shall not, nor shall AT Co. and Spinco permit any of the Spinco Subsidiaries to:

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               (a) (i) declare or pay any dividends on or make other distributions in respect of any shares of its capital stock or partnership interests (whether in cash, securities or property), except for the declaration and payment of cash dividends or distributions paid on or with respect to a class of capital stock or partnership interests all of which shares of capital stock or partnership interests, as the case may be, of the applicable corporation or partnership are owned directly or indirectly by AT Co. or Spinco or as contemplated by the Distribution Agreement or required in connection with the Contribution; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except as contemplated by the Distribution Agreement; or (iii) redeem, repurchase or otherwise acquire, or permit any Subsidiary to redeem, repurchase or otherwise acquire, any shares of its capital stock (including any securities convertible or exchangeable into such capital stock), except as required by the terms of the securities of AT Co. outstanding on the date hereof or as required by any Spinco Benefit Plan.
               (b) issue, deliver or sell, or authorize any shares of Spinco’s capital stock or capital stock of any Spinco Subsidiary of any class, any Spinco Voting Debt or any securities convertible into, or any rights, warrants or options to acquire, any such shares, Spinco Voting Debt or convertible securities including additional options or other equity-based awards that could be converted into any option to acquire Spinco Common Stock pursuant to the Employee Benefits Agreement, other than (i) pursuant to this Agreement, pursuant to the Distribution Agreement and (ii) issuances by a wholly owned Subsidiary of Spinco of its capital stock to such Subsidiary’s parent or another wholly owned Subsidiary of Spinco;
               (c) acquire or agree to acquire by merger or consolidation, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, limited liability entity, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any material assets (excluding the acquisition of assets used in the operations of the business of Spinco and its Subsidiaries in the ordinary course consistent with past practice, which assets do not constitute a business unit, division or all or substantially all of the assets of the transferor);
               (d) except in the ordinary course of business, consistent with past practice, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, or agree to sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of, any of its assets (including capital stock of Spinco Subsidiaries but excluding inventory and obsolete equipment, in each case, in the ordinary course of business consistent with past practice);
               (e) incur any indebtedness for borrowed money or guarantee or otherwise become contingently liable for any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of Spinco or any of its Subsidiaries or guarantee any debt securities of others or enter into any material lease (whether such lease is an operating or capital lease) or otherwise incur any material obligation or liability (absolute or contingent), other than (i) the incurrence of additional indebtedness under the Spinco Credit Agreement or other sources to fund ordinary course capital requirements of Spinco and the Spinco Subsidiaries, (ii) pursuant to any customer Contract or vendor Contract entered into in the

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ordinary course of business consistent with past practice, and (iii) in connection with equipment leasing in the ordinary course of business, consistent with past practice;
               (f) except in the ordinary course of business, consistent with past practice, incur or commit to any individual capital expenditure or any obligation or liability in connection with any capital expenditure, or incur or commit to aggregate capital expenditures or obligations or liabilities in connection with any capital expenditure, in each case, other than capital expenditures or obligations or liabilities in connection therewith to repair or replace facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance), or as contemplated by the 2005 or 2006 capital expenditure budget of AT Co. or Spinco, copies of which have been previously provided to the Company;
               (g) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Spinco or any of its Subsidiaries;
               (h) make any material change in AT Co.’s methods of accounting with respect to the Spinco Business in effect at the Interim Balance Sheet Date;
               (i) except as would not be expected to materially and adversely affect Spinco or any of its Subsidiaries or the Spinco Business, or the Surviving Corporation on a going-forward basis after the Effective Time, (i) make or rescind any material express or deemed election relating to Taxes of Spinco or any of its Subsidiaries or the Spinco Business, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where AT Co. or Spinco has the capacity to make such binding election (other than any election necessary in order to obtain the IRS Contribution Ruling, the IRS Distribution Ruling, the IRS Debt Exchange Ruling, the IRS Special Dividend Ruling and/or the Distribution Tax Opinion), (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes of Spinco or any of its Subsidiaries or the Spinco Business, (iii) amend any material Tax Returns of Spinco or any of its Subsidiaries or relating to the Spinco Business or (iv) change in any material respect any method of reporting income or deductions of Spinco or any of its Subsidiaries or the Spinco Business for federal income tax purposes from those expected to be employed in the preparation of its federal income tax return for the taxable year ending December 31, 2005 (unless such change is required by Law), provided, however, that Spinco may make or rescind any such election, settle or compromise any such claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, change any such method of reporting or amend any such Tax Return without the Company’s prior written consent if the amount of Tax liabilities relating to such action does not exceed $2,000,000;
               (j) except in the ordinary course of business, consistent with past practice, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business, consistent with past practice (which includes the payment of final and unappealable judgments) or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the Interim Financial Statements (or the notes thereto) of Spinco included in the Spinco Financial Statements, or incurred in the ordinary course of business since the date of such financial statements;

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               (k) subject to the terms and conditions of this Agreement, intentionally take or agree or commit to take any action that would result in any of its representations and warranties set forth in this Agreement or the other Transaction Agreements being or becoming untrue in any material respect, or in any of the conditions set forth in Article IX not being satisfied at the Effective Time; or
               (l) agree to commit to take any of the foregoing actions.
          8.3 Tax Matters. Prior to the Effective Time, each of AT Co., Spinco and the Company agrees to use its reasonable best efforts to cause the Tax-Free Status of the Transactions.
          8.4 Proxy Statement/Prospectus.
               (a) As promptly as practicable following the date hereof, the Company, AT Co. and Spinco shall prepare, and the Company shall file with the SEC, the Proxy Statement/Prospectus and the Registration Statement (the Proxy Statement/Prospectus will be included as a prospectus in the Registration Statement) with respect to the transactions contemplated by this Agreement, and each of the Company and Spinco shall use its reasonable best efforts to have such Proxy Statement/Prospectus cleared by the SEC under the Exchange Act and the Registration Statement declared effective by the SEC under the Securities Act, as promptly as practicable after such filings.
               (b) As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail, or cause to be mailed, the Proxy Statement/Prospectus to its stockholders.
               (c) The Company shall, as promptly as practicable after receipt thereof, provide to AT Co. and Spinco copies of any written comments and advise AT Co. and Spinco of any oral comments with respect to the Proxy Statement/Prospectus and the Registration Statement received from the SEC.
               (d) The Company shall provide AT Co. and Spinco with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement/Prospectus or Registration Statement prior to filing the same with the SEC, and with a copy of all such filings made with the SEC. No amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement will be made by the Company without the approval of AT Co. and Spinco (such approval not to be unreasonably withheld, conditioned or delayed). The Company will advise AT Co. and Spinco promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of the Company Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.
               (e) If, at any time prior to the Effective Time, any event or circumstance should occur that results in the Proxy Statement/Prospectus or the Registration

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Statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, AT Co., Spinco and the Company shall promptly notify each other of the occurrence of such event and then promptly prepare, file and clear with the SEC and mail, or cause to be mailed, to the Company’s stockholders each such amendment or supplement.
               (f) AT Co. and Spinco agree to promptly provide the Company with the information concerning AT Co. and Spinco and their respective Affiliates required to be included in the Proxy Statement/Prospectus and the Registration Statement. In furtherance of the foregoing, AT Co. and Spinco shall use all reasonable best efforts to, or shall use all reasonable best efforts to cause their respective representatives to, furnish promptly to the Company such additional financial and operating data and other information, as to their and their respective Subsidiaries’ businesses as the Company may require in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.
          8.5 Listing(a) . As promptly as practicable following the date hereof, the Company shall make application to the NYSE for the listing of the shares of Company Common Stock to be issued pursuant to the transactions contemplated by this Agreement and use all reasonable best efforts to cause such shares to be Approved for Listing.
          8.6 Reasonable Best Efforts; Regulatory Matters.
               (a) Subject to the terms and conditions set forth in this Agreement, each of AT Co., Spinco and the Company shall use all reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Spinco Approvals, from any Governmental Authority and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.
               (b) Subject to the terms and conditions herein provided and without limiting the foregoing, each of AT Co., Spinco and the Company shall (i) promptly but in no event later than fifteen (15) days after the date hereof make their respective filings and thereafter make any other required submissions under the HSR Act, (ii) promptly (but in no event later than fifteen (15) days after the date hereof) file all applications (required to be filed with the FCC (the “FCC Applications”), and any State Regulators (the “PSC Applications”), each as set forth on Schedule 8.6(a), to effect the transfer of control of the Spinco Licenses (collectively, the

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“Telecommunications Regulatory Consents”) and respond as promptly as practicable to any additional requests for information received from the FCC or any State Regulator by any party to a FCC Application or PSC Application, (iii) use all reasonable best efforts to cure not later than the Effective Time any violations or defaults under any FCC Rules or rules of any State Regulator, (iv) use all reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations or approvals are required to be obtained from, any third parties or other Governmental Authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (v) use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby all such further action as reasonably may be necessary to resolve such objections, if any, as the HSR Agencies, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other Person may assert under relevant antitrust or competition laws with respect to the transactions contemplated hereby; and (vi) subject to applicable legal limitations and the instructions of any Governmental Authority, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company, AT Co. or Spinco, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Authority with respect to such transactions.
               (c) In furtherance and not in limitation of the covenants of the parties contained in this Section 8.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company, AT Co. and Spinco shall cooperate in all respects with each other and use all reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 8.6 shall limit a party’s right to terminate this Agreement pursuant to Section 11.1(b) or 11.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 8.6.
               (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of the Company, AT Co. and Spinco, shall use all reasonable best efforts to resolve any such objections or challenge as such Governmental Authority or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated hereby. For purposes of this Agreement, “Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the Communications Act and all other federal, state or foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate

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actions having the purpose or effect of monopolization or restraint of trade or lessening competition, whether in the communications industry or otherwise through merger or acquisition.
          8.7 IRS Distribution Ruling; Other IRS Rulings; Tax Opinions.
               (a) IRS Rulings.
               (i) As soon as reasonably practicable after the date of this Agreement, AT Co. and the Company, as to matters germane to the Merger, shall submit to the IRS a request (the “Ruling Request”) for (A) the IRS Contribution Ruling, (B) the IRS Distribution Ruling, (C) the IRS Debt Exchange Ruling, (D) the IRS Special Dividend Ruling, (E) the IRS 357(c) Ruling and (F) any other ruling in connection with the Contribution, the Distribution or the Merger that AT Co., in consultation with the Company, deems to be appropriate. The initial Ruling Request and any supplemental materials submitted to the IRS relating thereto (each, an “IRS Submission”) shall be prepared by AT Co. AT Co. shall provide the Company with a reasonable opportunity to review and comment on each IRS Submission prior to the filing of such IRS Submission with the IRS; provided that AT Co. may redact from any IRS Submission any information (“Redactable Information”) that (A) AT Co., in its good faith judgment, considers to be confidential and not germane to the Company’s or Spinco’s obligations under this Agreement or any of the other Transaction Agreements, and (B) is not a part of any other publicly available information, including any non-confidential filing.
               (ii) No IRS Submission shall be filed with the IRS unless, prior to such filing, the Company shall have agreed as to the contents of such IRS Submission, to the extent that such contents (A) include statements or representations relating to facts that are or will be under the control of the Company or any of its Affiliates (including Spinco or the Spinco Subsidiaries for periods after the Effective Time) or (B) are relevant to, or create, any actual or potential obligations of, or limitations on, the Company or any of its Affiliates (including Spinco or the Spinco Subsidiaries for periods after the Effective Time), including any such obligations of, or limitations on, the Company or its Affiliates (including Spinco or the Spinco Subsidiaries for periods after the Effective Time) under this Agreement or any of the other Transaction Agreements. AT Co. shall provide the Company with copies of each IRS Submission as filed with the IRS promptly following the filing thereof; provided that AT Co. may redact any Redactable Information from the IRS Submission. Neither AT Co. nor AT Co.’s representatives shall conduct any substantive communications with the IRS regarding any material issue arising with respect to the Ruling Request, including meetings or conferences with IRS personnel, whether telephonically, in person or otherwise, without first notifying the Company or the Company’s representatives and giving the Company (or the Company’s representatives) a reasonable opportunity to participate, and a reasonable number of the Company’s representatives shall have an opportunity to participate in all conferences or meetings with IRS personnel that take place in person, regardless of the nature of the issues expected to be discussed. Solely for the avoidance of doubt, nothing in this Section 8.7(a)(ii) shall provide grounds for Spinco or the Company to alter any obligation or limitation imposed upon it under this Agreement.

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               (iii) Each of AT Co., Spinco and the Company agrees to use its reasonable best efforts to obtain the IRS Contribution Ruling, the IRS Distribution Ruling, the IRS Debt Exchange Ruling, the IRS Special Dividend Ruling, the IRS 357(c) Ruling and the other rulings set forth in the Ruling Request, including providing such appropriate information and representations as the IRS shall require in connection with the Ruling Request and any IRS Submissions..
               (b) Distribution Tax Opinion. Each of AT Co., Spinco and the Company agrees to use its reasonable best efforts to obtain the Distribution Tax Opinion. The Distribution Tax Opinion shall be based upon the IRS Contribution Ruling, the IRS Distribution Ruling, the IRS Debt Exchange Ruling, the IRS Special Dividend Ruling and customary representations and covenants, including those contained in certificates of AT Co., Spinco, the Company and others, reasonably satisfactory in form and substance to AT Co. Tax Counsel (such representations and covenants, the “Distribution Tax Representations”). Each of AT Co., Spinco and the Company shall deliver to AT Co. Tax Counsel for purposes of the Distribution Tax Opinion customary Distribution Tax Representations, reasonably satisfactory in form and substance to AT Co. Tax Counsel.
               (c) Merger Tax Opinions. AT Co. and Spinco, on the one hand, and the Company, on the other hand, shall cooperate with each other in obtaining, and shall use their respective reasonable best efforts to obtain, a written opinion of their respective tax counsel, Kirkland & Ellis LLP, in the case of the Company (“Company Tax Counsel”), and AT Co. Tax Counsel, in the case of AT Co. and Spinco, in form and substance reasonably satisfactory to the Company and AT Co., respectively (each such opinion, a “Merger Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code. Each of the Company, AT Co. and Spinco shall deliver to Company Tax Counsel and AT Co. Tax Counsel for purposes of the Merger Tax Opinions customary representations and covenants, including those contained in certificates of the Company, AT Co., Spinco and others, reasonably satisfactory in form and substance to Company Tax Counsel and AT Co. Tax Counsel.
          8.8 Letter of Spinco’s Accountants. In connection with the information regarding Spinco or the Spinco Subsidiaries or the transactions contemplated by this Agreement provided by Spinco specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statement, Spinco shall use all reasonable best efforts to cause to be delivered to the Company two letters of PricewaterhouseCoopers LLP, one dated the date on which the Registration Statement shall become effective and one dated the Closing Date, and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
          8.9 Letter of the Company’s Accountants. In connection with the information regarding the Company or its Subsidiaries or the transactions contemplated by this Agreement provided by the Company specifically for inclusion in, or incorporation by reference into, the Proxy Statement/Prospectus and the Registration Statement, the Company shall use all reasonable best efforts to cause to be delivered to Spinco two letters of Deloitte & Touche LLP,

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one dated the date on which the Registration Statement shall become effective and one dated the Closing Date, and addressed to AT Co. and Spinco, in form and substance reasonably satisfactory to AT Co. and Spinco and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.
          8.10 Employee Matters.
               (a) As of the Closing Date, the Surviving Corporation shall, or shall cause one of its Subsidiaries to, continue to employ as a successor employer all of the Spinco Employees (as of immediately prior to the Effective Time, including all such employees who have the rights of employment in accordance with the established practices or policies of Spinco on return from any vacation, leave or other authorized absence) (collectively, the “Transferred Employees”), provided that nothing in this Agreement shall require the Surviving Corporation to retain or employ such employees for any specific length of time.
               (b) Subject to the terms of the Employee Benefits Agreement and the other provisions of this Section 8.10, the Surviving Corporation shall cause the Transferred Employees to receive substantially the same level of benefits, in the aggregate, as provided under the Spinco Benefit Plans as of the Distribution Date for a period of one (1) year after the Effective Time.
               (c) To the extent that service is relevant for all purposes, including eligibility to participate, vesting credit, eligibility to commence benefits, benefit accrual, early retirement subsidies, and severance benefits, under a Company Benefit Plan maintained for the benefit of the Transferred Employees, the Company or one of its Subsidiaries shall, effective as of the Closing, cause each Transferred Employee to be credited with service under the applicable Company Benefit Plans for all service earned by such Transferred Employee with Spinco or AT Co. (including their respective predecessors) prior to or on the Closing Date; provided, however, that such service shall not be required to be recognized to the extent that such recognition would result in a duplication of benefits.
               (d) With respect to any Company Benefit Plans in which any Transferred Employees become eligible to participate on or after the Effective Time, the Company shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees and their eligible dependents, and (ii) for purposes of satisfying any deductible or out-of-pocket requirements, provide each Transferred Employee and their eligible dependents with credit for any co-payments and deductibles paid prior to the Effective Time under the analogous Spinco Benefit Plan. With respect to any former employees of Spinco (the “Former Employees”) who are receiving “continuation coverage” under a Spinco Benefit Plan, as of the Effective Time, in accordance with the requirements of COBRA, the Company shall (i) provide, or cause to be provided, as of the Effective Time, continued coverage under a group health plan sponsored by the Company or one of its Subsidiaries, and (ii) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Former Employees and their eligible dependents.

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               (e) At the Effective Time, the Surviving Corporation shall assume, honor and discharge when due all Spinco Liabilities associated with the Transferred Employees. In furtherance and not in limitation of the foregoing, the Surviving Corporation shall issue to the Transferred Employees restricted shares of common stock of the Surviving Corporation in such amounts, and on such terms and conditions, as shall be set forth in the Employee Benefits Agreement and Section 8.10(e) of the Spinco Disclosure Letter with respect to such Transferred Employees and shall use its reasonable best efforts to cause such grants to be made at or as soon as practicable after the Effective Time.
          8.11 Access to Information.
               (a) Upon reasonable notice, each of AT Co., Spinco and the Company shall afford to each other and to its respective officers, employees, accountants, counsel and other authorized representatives, reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time or the Termination Date, to its and its Subsidiaries’ officers, employees, accountants, consultants, representatives, plants, properties, Contracts, commitments, books, records (including Tax Returns) and any report, schedule or other document filed or received by it pursuant to the requirements of the federal or state securities laws, and shall use all reasonable best efforts to cause its respective representatives to furnish promptly to the others such additional financial and operating data and other information, including environmental information, as to its and its Subsidiaries’ respective businesses and properties as the others or their respective duly authorized representatives, as the case may be, may reasonably request. The parties hereby agree that the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder and hereunder.
               (b) Between the date hereof and the Closing Date, (i) Spinco shall furnish to the Company and its authorized representatives monthly unaudited summary financial information prepared for AT Co. management with respect to Spinco’s ILEC, CLEC and Internet Divisions for each monthly period ending after the date hereof and before the Closing and such financial information shall be prepared on a consistent basis with past periods, and (ii) the Company shall furnish to AT Co., Spinco and their respective authorized representatives unaudited interim combined statements of operations of the Company and its Subsidiaries prepared on a consistent basis with past periods, in each case, as soon as practicable following the end of each fiscal month, but in any event no later than thirty (30) days following the end of such fiscal month.
          8.12 No Solicitation by the Company.
               (a) The Company agrees that, following the date of this Agreement and prior to the earlier of the Effective Time or the Termination Date, neither it nor any Company Subsidiary shall, and that it shall use reasonable best efforts to cause its and the Company’s and each Company Subsidiary’s officers, directors, employees, advisors and agents not to, directly or indirectly, (i) knowingly solicit, initiate or encourage any inquiry or proposal that constitutes or could reasonably be expected to lead to a Company Acquisition Proposal, (ii) provide any non-public information or data to any Person relating to or in connection with a Company Acquisition Proposal, engage in any discussions or negotiations concerning a

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Company Acquisition Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement a Company Acquisition Proposal, (iii) approve, recommend, agree to or accept, or propose publicly to approve, recommend, agree to or accept, any Company Acquisition Proposal, or (iv) approve, recommend, agree to or accept, or propose to approve, recommend, agree to or accept, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement related to any Company Acquisition Proposal. Without limiting the foregoing, any violation of the restrictions set forth in the preceding sentence by any of the Company’s Subsidiaries or any of the Company’s or the Company Subsidiaries’ officers, directors, employees, agents or representatives (including any investment banker, attorney or accountant retained by the Company or the Company Subsidiaries) shall be a breach of this Section 8.12(a) by the Company. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Company Acquisition Proposal (except with respect to the transactions contemplated by this Agreement).
               (b) Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company or the Company’s Board of Directors from, prior to the adoption of this Agreement by the holders of Company Common Stock, engaging in any discussions or negotiations with, or providing any non-public information to, any Person, if and only to the extent that (i) the Company receives from such Person an unsolicited bona fide Company Superior Proposal or a Company Acquisition Proposal that the Company’s Board of Directors determines in good faith could lead to a Company Superior Proposal, (ii) the Company’s Board of Directors determines in good faith (after consultation with its legal advisors) that its failure to do so would be inconsistent with the Company’s Board of Directors’ fiduciary duties under applicable Law, (iii) prior to providing any information or data to any Person in connection with a proposal by any such Person, the Company’s Board of Directors receives from such Person an executed confidentiality agreement substantially similar to the Confidentiality Agreement and (iv) prior to providing any non-public information or data to any Person or entering into discussions or negotiations with any Person, the Company’s Board of Directors notifies AT Co. promptly of any such inquiry, proposal or offer received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, the Company, any Company Subsidiary or any of their officers, directors, employees, advisors and agents indicating, in connection with such notice, the material terms and conditions of the Company Acquisition Proposal and the identity of the Person making such Company Acquisition Proposal. The Company agrees that it shall keep AT Co. reasonably informed, on a reasonably prompt basis, of the status and material terms of any such proposals or offers and the status of any such discussions or negotiations and will notify AT Co. promptly of any determination by the Company’s Board of Directors that a Company Superior Proposal (as hereinafter defined) has been made. For purposes of this Agreement, a “Company Superior Proposal” means any proposal or offer made by a third party to acquire, directly or indirectly, by merger, consolidation or otherwise, for consideration consisting of cash and/or securities, at least a majority of the shares of the Company Common Stock then outstanding or all or substantially all of the assets of the Company and the Company Subsidiaries and otherwise on terms which the Board of Directors of the Company (after consultation with its legal and financial advisors) determines in its good faith judgment to be more favorable to the Company’s stockholders than the Merger.

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               (c) Prior to the adoption of this Agreement by the holders of Company Common Stock, the Board of Directors of the Company may, if it concludes in good faith (after consultation with its legal advisors) that failure to do so would be inconsistent with its obligations to comply with its fiduciary duties under applicable Law, withdraw its recommendation of the Merger, but only at a time that is after the third business day following AT Co.’s receipt of written notice from the Company advising AT Co. of its intention to do so.
               (d) Nothing in this Agreement shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company stockholders if, in the good faith judgment of the Board of Directors of the Company (after consultation with its legal advisors), it is required to do so in order to comply with its fiduciary duties to the Company’s stockholders under applicable Law; provided, however, that neither the Company nor its Board of Directors nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, a Company Acquisition Proposal unless the Company has first terminated this Agreement pursuant to Section 11.1(h) hereof and has otherwise complied with the provisions thereof.
          8.13 Director and Officer Indemnification; Insurance.
               (a) From and after the Effective Time, the Surviving Corporation shall, for a period of six years after the Effective Time, indemnify, defend and hold harmless to the fullest extent permitted by applicable Law each person who is, or has been at any time prior to the Effective Time, an officer or director of the Company or Spinco and each person who served at the request of the Company or Spinco as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, including any person serving in such capacity at the request of AT Co. with respect to Spinco or a Spinco Subsidiary (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs and expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement with approval of the indemnifying party (which approval shall not be unreasonably withheld, conditioned or delayed) in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, arbitration, proceeding or investigation (“Action”): (i) the Surviving Corporation shall pay, as incurred, the reasonable fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to the Surviving Corporation, in advance of the final disposition of any such Action to the fullest extent permitted under applicable Law upon receipt of an undertaking to repay such amounts in the event it is determined that such person is not entitled to be indemnified under applicable Law, and (ii) the Surviving Corporation will provide reasonable cooperation in the defense of any such Action; provided, however, the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and provided further, that the Surviving Corporation shall not be obligated pursuant to this Section 8.12(a) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in a single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such

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Indemnified Parties, in which case there may be separate counsel for each similarly situated group (which counsel shall be reasonably acceptable to the Surviving Corporation). In the event of any Action, any Indemnified Party wishing to claim indemnification will promptly notify the Surviving Corporation thereof (provided, that failure to so notify the Surviving Corporation will not affect the obligations of the Surviving Corporation except to the extent that the Surviving Corporation shall have been prejudiced as a result of such failure). Notwithstanding the foregoing, nothing contained in this Section 8.12 shall be deemed to grant any right to any Indemnified Party which is not permitted to be granted to an officer or director of the Surviving Corporation under Delaware law, assuming for such purposes that the Surviving Corporation’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the maximum indemnification permitted by Law.
               (b) Without limiting the rights that any Indemnified Party may have under applicable Law, the parties agree that all rights of indemnification existing as of the date hereof as provided in the respective certificate of incorporation and bylaws of the Company and Spinco shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of six years following the Effective Time.
               (c) For a period of six years following the Effective Time, the Surviving Corporation shall cause to be maintained directors’ and officers’ liability insurance policies covering the Indemnified Parties; provided that with respect to any Indemnified Party who is or at any time prior to the Effective Time was covered by AT Co.’s existing directors’ and officers’ liability insurance policies, such coverage shall be on terms substantially no less advantageous to the Indemnified Parties than such insurance with respect to claims arising from facts or events that occurred up to and including the Effective Time to the extent available; provided, however, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the covered persons; provided further, that the Surviving Corporation shall not be required to pay an annual premium for such insurance in excess of $2,000,000.
               (d) This Section 8.12 is intended to be for the benefit of, and shall be enforceable by, the persons for whom indemnification is provided pursuant to this Section 8.12, their heirs and personal representatives, and shall be binding on Spinco and the Company and their respective successors and assigns.
          8.14 Rule 145 Affiliates. Spinco shall, at least 10 days prior to the Effective Time, cause to be delivered to the Company a list, reviewed by its counsel, identifying all persons who will be, in its reasonable judgment, at the Effective Time, “affiliates” of Spinco for purposes of Rule 145 promulgated by the SEC under the Securities Act (each, a “Rule 145 Affiliate”). Spinco shall furnish such information and documents as the Company may reasonably request for the purpose of reviewing such list. Spinco shall use all reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in the list furnished pursuant to this Section 8.14 to execute a written agreement (each, a “Rule 145 Affiliate Agreement”), substantially in the form of Exhibit F to this Agreement, at or prior to the Effective Time.

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          8.15 Public Announcements. AT Co., Spinco and the Company shall consult with each other and shall mutually agree upon any press release or public announcement relating to the transactions contemplated by this Agreement and neither of them shall issue any such press release or make any such public announcement prior to such consultation and agreement, except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system, in which case the party proposing to issue such press release or make such public announcement shall use all reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.
          8.16 Defense of Litigation. Each of AT Co., Spinco and the Company shall use all reasonable best efforts to defend against all actions, suits or proceedings in which such party is named as a defendant that challenge or otherwise seek to enjoin, restrain or prohibit the transactions contemplated by this Agreement or seek damages with respect to such transactions. None of AT Co., Spinco or the Company shall settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against such party therein without having previously consulted with the other parties. Each of AT Co., Spinco and the Company shall use all reasonable best efforts to cause each of its Affiliates, directors and officers to use all reasonable best efforts to defend any such action, suit or proceeding in which such Affiliate, director or officer is named as a defendant and which seeks any such relief to comply with this Section 8.16 to the same extent as if such Person was a party.
          8.17 Notification.
               (a) From time to time prior to the Effective Time, each of AT Co., Spinco and the Company shall supplement or amend its respective Disclosure Letter with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter or that is necessary to complete or correct (i) any information in such Disclosure Letter that is or has been rendered untrue, inaccurate, incomplete or misleading, (ii) any representation or warranty of such party in this Agreement that contains a qualification as to materiality or Material Adverse Effect that has been rendered untrue or inaccurate, in any respect, thereby or (iii) any representation or warranty of such party in this Agreement that is not so qualified and that has been rendered untrue or inaccurate, in any material respect, thereby. Delivery of such supplements shall be for informational purposes only and shall not expand or limit the rights or affect the obligations of any party hereunder, including any party’s obligation to consummate the Merger. Such supplements shall not constitute a part of the AT Co. Disclosure Letter, the Spinco Disclosure Letter or the Company Disclosure Letter, as the case may be, for purposes of this Agreement.
               (b) Each of AT Co., Spinco and the Company shall give prompt notice to the other of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which has caused or is reasonably likely to cause (i) any covenant or agreement of such party contained in this Agreement not to be performed or complied with, in any material respect or (ii) any condition contained in Article IX to become incapable of being fulfilled at or prior to the Effective Time; provided, however, that the delivery of any notice pursuant to this Section 8.17(b) shall not cure such breach or noncompliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

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               (c) Each of the parties hereto shall keep the others informed on a timely basis as to the status of the transactions contemplated by the Transaction Agreements and the obtaining of all necessary and appropriate exemptions, rulings, consents, authorizations and waivers related thereto.
          8.18 SEC Reports. Each of AT Co. and the Company shall file all reports required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall notify the other parties of all such reports promptly after the same are filed.
          8.19 Section 16 Matters. Prior to the Effective Time, the Company and Spinco shall take all such steps as may be required to cause any dispositions of Spinco Common Stock (including derivative securities with respect to Spinco Common Stock) or acquisitions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company or Spinco to be exempt under Rule 16b-3 promulgated under the Exchange Act, such steps to be taken in accordance with applicable SEC rules and regulations and interpretations of the SEC staff.
          8.20 Control of Other Party’s Business. Nothing contained in this Agreement shall give AT Co. or Spinco, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of the business of Spinco and the Spinco Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of AT Co., Spinco and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
          8.21 Dividend Policy of the Surviving Corporation. After the Effective Time, the initial dividend policy of the Surviving Corporation (which may be changed at any time by the Surviving Corporation’s Board of Directors) shall provide for the payment, subject to applicable Law, of regular quarterly dividends on each issued and outstanding share of Common Stock of the Surviving Corporation of $0.25 per share.
          8.22 Amendment of Company Securityholders Agreement. The Company shall use its reasonable best efforts to cause the Securityholders Agreement, dated as of February 14, 2005, by and among the Company, the WCAS Persons, the Vestar Persons and certain of its other stockholders (the “Company Securityholders Agreement”) to be amended effective as of the Effective Time, without any requirement that the Company pay any additional consideration to any party, such that from and after the Effective Time, the Company Securityholders Agreement shall have substantially the terms set forth on Exhibit G hereto.
          8.23 Disclosure Controls. Each of AT Co., Spinco and the Company shall use its reasonable best efforts to implement such programs and take such steps as are reasonably necessary to (i) develop a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) intended to ensure that after the Effective Time material information relating to the Surviving Corporation is timely made known to the

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management of the Surviving Corporation by others within those entities, (ii) cooperate reasonably with each other in preparing for the transition and integration of the financial reporting systems of Spinco and the Spinco Subsidiaries with the Company’s financial reporting systems following the Effective Time and (iii) otherwise enable the Surviving Corporation to maintain compliance with the provisions of Section 404 of the Sarbanes-Oxley Act.
          8.24 Corporate Name; Branding. Prior to the Effective Time, Spinco, AT Co. and the Company shall cooperate to develop one or more mutually agreed upon trademarks, service marks, brand names, or trade or business names for use by the Surviving Corporation in connection with the sale, promotion and marketing of its products and services and to develop a mutually acceptable re-branding strategy for the Surviving Corporation. Spinco, AT Co. and the Company shall use their respective reasonable best efforts to cause the Surviving Corporation to implement such re-branding strategy as promptly as practicable after the Effective Time and shall take, and shall cause the Surviving Corporation to take, all such steps as are reasonably necessary to have removed and otherwise discontinue the use of all trademarks, service marks, brand names or trade, corporate or business names consisting of, derived from, including or incorporating the name “ALLTEL” that are contained in or on any of the Spinco Assets and shall have taken all necessary action, corporate or otherwise, to amend the corporate name of each of the Spinco Subsidiaries to remove the names “ALLTEL” therefrom.
ARTICLE IX
CONDITIONS TO THE MERGER
          9.1 Conditions to the Obligations of Spinco, AT Co. and the Company to Effect the Merger. The respective obligations of each party to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, written waiver by AT Co. and the Company) at or prior to the Effective Time of the following conditions:
               (a) Each of the Contribution, the Distribution and the Debt Exchange shall have been consummated, in each case, in accordance with the Distribution Agreement, the IRS Contribution Ruling, the IRS Distribution Ruling, the IRS Debt Exchange Ruling, the IRS Special Dividend Ruling and the Distribution Tax Opinion; provided that this Section 9.1(a) shall not be a condition to the consummation of the Merger by any party whose failure to comply with its obligations and/or covenants set forth in this Agreement or the Distribution Agreement gives rise to the failure of the Contribution, the Distribution or the Debt Exchange to have been consummated.
               (b) Any applicable waiting period under the HSR Act shall have expired or been terminated; and the other Company Approvals, AT Co. Approvals and Spinco Approvals set forth on Schedule 9.1(b) hereto shall have been obtained.
               (c) Unless waived in writing by the Company, AT Co., and Spinco, all Telecommunications Regulatory Consents other than any Telecommunications Regulatory Consents, the failure of which to be obtained would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, AT Co. or Spinco (i) shall have been granted without the imposition of any condition that Spinco or the Company

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would not be required to agree to pursuant to Section 8.6, and (ii) all such Telecommunications Regulatory Consents shall be in full force and effect.
               (d) The Registration Statement shall have become effective in accordance with the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Company Common Stock to be issued pursuant to the Merger shall have been obtained and shall be in effect; and such shares of Company Common Stock and such other shares required to be reserved for issuance pursuant to the Merger shall have been Approved for Listing.
               (e) The Requisite Approval shall have been obtained, in accordance with applicable Law and the rules and regulations of the NYSE.
               (f) No court of competent jurisdiction or other Governmental Authority shall have issued an Order that is still in effect restraining, enjoining or prohibiting the Contribution, the Distribution or the Merger.
               (g) No action shall have been taken, and no statute, rule, regulation or executive order shall have been enacted, entered, promulgated or enforced by any Governmental Authority with respect to the Contribution, the Distribution and the Merger or the other transactions contemplated hereby or by the Distribution Agreement that, individually or in the aggregate, would (i) restrain, enjoin or prohibit the consummation of the Contribution, the Distribution or the Merger or the other transactions contemplated hereby or by the Distribution Agreement or (ii) impose any restrictions or requirements thereon or on AT Co., Spinco or the Company with respect thereto that would reasonably be expected to have a Material Adverse Effect on AT Co. or the Surviving Corporation following the Merger (collectively, a “Restraint”), and no Governmental Authority shall have instituted any proceeding seeking any such Restraint.
               (h) Spinco shall have consummated the Spinco Financing (with respect to the Spinco Credit Agreement and, if applicable, the bridge financing for the Spinco Notes, substantially on the terms set forth in the Senior Debt Commitment Letter or such other terms as are more favorable in the aggregate or not less favorable in the aggregate) and Spinco shall have received the proceeds therefrom in an amount sufficient to pay the Special Dividend and consummate the other transactions contemplated hereby and by the Distribution Agreement.
               (i) AT Co. and Spinco (and, to the extent applicable, the Company) shall have received the IRS Contribution Ruling, the IRS Distribution Ruling, the IRS Debt Exchange Ruling, the IRS Special Dividend Ruling, the IRS 357(c) Ruling and the Distribution Tax Opinion, each in form and substance reasonably satisfactory to AT Co., Spinco and the Company, and such rulings shall continue to be valid and in full force and effect.
               (j) The Company shall have received a Merger Tax Opinion from Company Tax Counsel, in form and substance reasonably satisfactory to the Company, and AT Co. and Spinco shall have received a Merger Tax Opinion from AT Co. Tax Counsel, in form and substance reasonably satisfactory to AT Co. and Spinco.

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               (k) The Boards of Directors of AT Co. and Spinco shall have received customary “solvency” and “surplus” opinions of a nationally recognized investment banking or appraisal firm in form and substance reasonably satisfactory to such Boards and, to the extent relating to Spinco, reasonably satisfactory to the Company (such opinions to be dated as of the date the Board of Directors of AT Co. declares the Distribution and the Distribution Date, the date on which the Board of Directors of Spinco declares the Special Dividend, the distribution of the Spinco Exchange Notes to AT Co. for purposes of effecting the Debt Exchange and, if applicable, a dividend payable to AT Co. in shares of Spinco Common Stock pursuant to Section 3.2 of the Distribution Agreement, and the date on which each such dividend or distribution is paid).
          9.2 Additional Conditions to the Obligations of AT Co. and Spinco. The obligation of AT Co. and Spinco to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law, waiver by AT Co.) at or prior to the Effective Time of the following additional conditions:
               (a) The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.
               (b) Each of the representations and warranties of the Company (i) set forth in Article VII (other than Sections 7.2(a), 7.3(a) and 7.5) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and (ii) set forth in Sections 7.2(a), 7.3(a) and 7.5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period.
               (c) The Company shall have delivered to AT Co. a certificate, dated as of the Effective Time, of a senior officer of the Company certifying the satisfaction by the Company of the conditions set forth in subsection (a) and (b) of this Section 9.2.
               (d) Except as disclosed in the Company Disclosure Letter or as expressly contemplated by this Agreement, since the Interim Balance Sheet Date, there shall have been no event, occurrence, development or state of circumstances or facts that has had, individually or in the aggregate, a Material Adverse Effect on the Company.
               (e) The Company, each of the WCAS Persons, the Vestar Persons and, if required, each of the other stockholders party thereto shall have delivered evidence, in form and substance reasonably satisfactory to AT Co. and Spinco, demonstrating that the Company

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Securityholders Agreement has been amended, effective as of the Effective Time, without any cost or liability to the Company, such that from and after the Effective Time, the Company Securityholders Agreement shall have substantially the terms set forth on Exhibit G hereto.
          9.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger shall be subject to the fulfillment (or, to the extent permitted by applicable Law waiver by the Company) at or prior to the Effective Time of the following additional conditions:
               (a) Spinco and AT Co. shall have performed in all material respects and complied in all material respects with all covenants required by this Agreement to be performed or complied with at or prior to the Effective Time.
               (b) Each of the representations and warranties of AT Co. and Spinco (i) set forth in Article V and VI (other than Sections 5.2(a), 6.3(a), 6.3(a) and 6.5) of this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties were made on and as of such date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period; provided, however, that for purposes of this clause, such representations and warranties shall be deemed to be true and correct unless the failure or failures of all such representations and warranties to be so true and correct, without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on AT Co. or Spinco and (ii) set forth in Sections 5.2(a), 6.2(a), 6.3(a) and 6.5 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except for representations and warranties that speak as of an earlier date or period which shall be true and correct as of such date or period.
               (c) AT Co. and Spinco shall have delivered to the Company a certificate, dated as of the Effective Time, of a senior officer of each of AT Co. and Spinco certifying the satisfaction of the conditions set forth in subsection (a) and (b) of this Section 9.3.
               (d) Spinco and AT Co. shall have entered into the Tax Sharing Agreement, the Employee Benefits Agreement, the Shared Assets Agreement, the Shared Contracts Agreement and the Transition Services Agreement and each such agreement shall be in full force and effect.
               (e) Except as disclosed in the Spinco Disclosure Letter or as expressly contemplated by this Agreement, since the Interim Balance Sheet Date, there shall have been no event, occurrence, development or state of circumstances or facts that has or would have, individually or in the aggregate, a Material Adverse Effect on Spinco.
               (f) Spinco shall have delivered to the Company an affidavit, dated as of the Closing Date, in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Code.

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ARTICLE X
TAX MATTERS
          10.1 Representations.
               (a) Spinco. Spinco hereby represents and warrants that (i) it has examined (or upon receipt will examine) (A) the IRS Contribution Ruling, the IRS Distribution Ruling, the IRS Debt Exchange Ruling, the IRS Special Dividend Ruling and any other rulings issued by the IRS in connection with the Distribution, (B) the Distribution Tax Opinion, (C) each IRS Submission, (D) the Distribution Tax Representations and (E) any other materials delivered or deliverable by Spinco and others in connection with the rendering by AT Co. Tax Counsel of the Distribution Tax Opinion and the issuance by the IRS of the IRS Distribution Ruling and such other rulings (all of the foregoing, collectively, the “Tax Materials”) and (ii) the facts presented and the representations made therein, to the extent descriptive of or otherwise relating to Spinco, are or will be from the time presented or made through and including the Distribution Date true, correct and complete in all material respects.
               (b) AT Co. AT Co. hereby represents and warrants that (i) it has examined (or upon receipt will examine) the Tax Materials and (ii) the facts presented and the representations made therein, to the extent descriptive of or otherwise relating to AT Co., are or will be from the time presented or made through and including the Distribution Date true, correct and complete in all material respects.
               (c) The Company. The Company hereby represents and warrants that (i) upon receipt, it will examine the Tax Materials and (ii) following such examination, to the extent that the Company approves the facts presented and the representations made therein which are descriptive of or otherwise relating to the Company, such facts and representations will be true, correct and complete in all material respects. The Company further represents and warrants that, except as set out on Schedule 10.1(c) of the Company Disclosure Letter, neither the Company nor any Subsidiary of the Company owns any shares of AT Co. Common Stock or any rights, warrants or options to acquire, or securities convertible into or exchangeable for, AT Co. Common Stock. The representations and warranties set forth in this Section 10.1(c) shall be true and correct as of the date of this Agreement or, with respect to the Tax Materials, as of the date approved, and at all times through and including the Distribution Date. To the actual knowledge of each of the Chief Executive Officer, the Chief Financial Officer and the General Counsel of the Company, none of Welsh Carson Anderson & Stowe IX, L.P., WCAS Capital Partners III, L.P., Welsh Carson Anderson & Stowe VIII, L.P., WCAS Management Corporation, Vestar Capital Partners III, L.P., Vestar Capital Partners IV, L.P. or Vestar/Valor, LLC (“Specified Fund Shareholders”) owns any shares of AT Co. Common Stock (or any rights, warrants or options to acquire, or securities convertible into or exchangeable for, AT Co. Common Stock) that were acquired as part of a plan or series of related transactions that includes the Distribution within the meaning of Section 355(e)(2)(A) of the Code. No representation is made as to any person other than a Specified Fund Shareholder, including any direct or indirect partner of a Specified Fund Shareholder.

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          10.2 Restrictions Relating to the Distribution.
               (a) Neither the Company, nor the Surviving Corporation shall, nor shall the Company or the Surviving Corporation permit any of its Subsidiaries to, take any action, including entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction or series of transactions that would cause a Distribution Disqualification to occur (any such action, a “Disqualifying Action”); provided, however, that the term “Disqualifying Action” shall not include (i) any action that is taken pursuant to the terms of the Transaction Agreements, (ii) any action that would not have caused a Distribution Disqualification to occur but for an AT Co. Action, (iii) for the avoidance of doubt, any action taken by Spinco or any of its Subsidiaries prior to the Distribution, (v) any action taken solely to mitigate the adverse effects on the Tax-Free Status of the Transactions of a breach by Spinco, occurring prior to the Distribution, of a representation, warranty or covenant contained in the Transaction Agreements, regardless of whether such breach or its effects continue after the Distribution.
               (b) Except as otherwise provided in subsection (c) or (g) of this Section 10.2, until the first day after the second anniversary of the Distribution Date, the Surviving Corporation shall not, nor shall the Surviving Corporation permit any of its Subsidiaries to, take any action (including entering into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction or series of transactions) that might cause a Distribution Disqualification to occur (any such action or failure to act, a “Potential Disqualifying Action”), including any action or failure to act that might be inconsistent with any representation made in the Tax Materials, unless, prior to the taking of the Potential Disqualifying Action, AT Co. has delivered to the Surviving Corporation a written determination, in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Transactions, that the Potential Disqualifying Action would not jeopardize the Tax-Free Status of the Transactions.
               (c) Until the first day after the second anniversary of the Distribution Date, the Surviving Corporation shall not enter into any agreement, understanding or arrangement or any substantial negotiations with respect to any transaction (including a merger to which the Surviving Corporation is a party) involving the acquisition (including by the Surviving Corporation or any of its Subsidiaries) of common stock of the Surviving Corporation and shall not issue any additional shares of capital stock or transfer or modify any options, warrants, convertible obligations or other instrument that provides for the right or possibility to issue, redeem or transfer any shares of capital stock of the Surviving Corporation (or enter into any agreement, understanding, arrangement or any substantial negotiations with respect to any such issuance, transfer or modification), except to the extent that all such agreements, understandings, arrangements, substantial negotiations and other issuances, taken together, do not involve a direct or indirect acquisition by any Person or Persons of more than 71,130,989 shares of the stock of the Surviving Corporation (as adjusted to take into account any stock split, stock dividend, recapitalization, reclassification or similar transaction with respect to the stock of the Surviving Corporation). Notwithstanding the foregoing,
               (i) the Surviving Corporation may issue additional shares of common stock of the Surviving Corporation to a person in a transaction to which Section

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83 or Section 421(a) or (b) of the Code applies (or options to acquire stock in such a transaction) in connection with the person’s performance of services as an employee, director or independent contractor of AT Co., the Company, the Surviving Corporation, any of their respective Subsidiaries, or any other person that is related to AT Co., the Company or the Surviving Corporation under Section 355(d)(7)(A) of the Code or a corporation the assets of which the Surviving Corporation or Subsidiary acquires in a reorganization under Section 368 of the Code (including Spinco or any of its Subsidiaries), provided that such stock is not excessive by reference to the services performed by such person and such person or a coordinating group of which the person is a member will not be a controlling shareholder or a ten-percent shareholder of the Surviving Corporation (within the meaning of Treasury Regulations Section 1.355-7(h)(3) and (8)) immediately after the issuance of such common stock; and
               (ii) the Surviving Corporation may issue additional shares of common stock of the Surviving Corporation to a retirement plan of the Surviving Corporation or any other person that is treated as the same employer as the Surviving Corporation under Section 414(b), (c), (m), or (o) of the Code that qualifies under Section 401(a) or 403(a) of the Code, provided that the stock acquired by all of the qualified plans of the Surviving Corporation and such other persons during the four-year period beginning two years before the Distribution Date does not, in the aggregate, represent more than ten percent of the total combined voting power of all classes of stock of the Surviving Corporation entitled to vote or more than ten percent of the total value of shares of all classes of stock of the Surviving Corporation.
               (d) Until the first day after the second anniversary of the Distribution Date, the Surviving Corporation shall not, and shall not permit any of its Subsidiaries to, repurchase any shares of common stock of the Surviving Corporation except to the extent consistent with the requirements of Revenue Procedure 96-30.
               (e) Until the first day after the second anniversary of the Distribution Date, the Surviving Corporation shall cause its wholly-owned Subsidiaries that were wholly-owned Subsidiaries of Spinco at the time of the Distribution (other than those set forth on Spinco Schedule 10.2(e)) to continue the active conduct of the Spinco Business to the extent so conducted by those Subsidiaries immediately prior to the Distribution. The Surviving Corporation shall cause those Subsidiaries to continue the active conduct of the Spinco Business primarily through officers and employees of the Surviving Corporation or any of its Subsidiaries (and not primarily through independent contractors).
               (f) Until the first day after the second anniversary of the Distribution Date, the Surviving Corporation shall not voluntarily dissolve, liquidate, merge or consolidate with any other person, unless (i) in the case of a merger or consolidation, the Surviving Corporation is the survivor of the merger or consolidation or (ii) prior to undertaking such action, AT Co. has delivered to the Surviving Corporation a written determination, in its reasonable discretion, which discretion shall be exercised in good faith solely to preserve the Tax-Free Status of the Transactions, that such action would not jeopardize the Tax-Free Status of the Transactions.

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               (g) Permitted Actions and Transactions. Notwithstanding the foregoing, the provisions of this Section 10.2 shall not prohibit the Surviving Corporation from implementing any Potential Disqualifying Action upon which the IRS has granted a favorable ruling to AT Co. or the Surviving Corporation. Any such ruling will be treated as favorable for purposes of this Section 10.2(f) only if the Potentially Disqualifying Action is described in reasonable detail in such ruling and it is clear on the face of such ruling that such Potentially Disqualifying Action may be implemented without jeopardizing the Tax-Free Status of the Transactions.
          10.3 Cooperation and Other Covenants.
               (a) Notice of Subsequent Actions. From and after the Effective Time, each of Spinco and the Company, on the one hand, and AT Co., on the other hand, shall furnish the other with a copy of any ruling requests or other documents delivered to the IRS that relate to the Distribution or that otherwise reasonably could be expected to have an impact on the Tax-Free Status of the Transactions; provided, that each party may redact from any IRS Submission or other documents any Redactable Information.
               (b) Certain Post-Closing Actions Requested by AT Co. After the Distribution Date, if reasonably requested by AT Co., the Surviving Corporation will take an action (or fail to take an action) to mitigate the effects of a breach by Spinco prior to the Distribution Date of a representation or covenant in this Article X; provided that (i) the Surviving Corporation ‘s obligations under this Section 10.3(b) are subject to AT Co.’s agreement to pay and indemnify the Surviving Corporation against all reasonable costs and expenses of taking or refraining from taking such action and (ii) any such action (or failure to take such action), even if reasonably requested, does not and will not adversely impact in any material respect the business, operations or financial condition of the Surviving Corporation or any of its Subsidiaries or divisions. No action taken pursuant to this Section 10.3(b) shall be treated as a Disqualifying Action or a Potential Disqualifying Action. Except as provided in this Section 10.3(b), the Surviving Corporation and its Subsidiaries shall have no duty to take any action to mitigate the effects of a breach by Spinco or its Subsidiaries prior to the Distribution of a representation or covenant contained in this Article X.
          10.4 Indemnification for Disqualifying Actions.
               (a) General. Notwithstanding any other provision of this Agreement or any provision of any of the Tax Sharing Agreement to the contrary, if there is a Final Determination that a Distribution Disqualification has occurred, then the Surviving Corporation shall indemnify, defend and hold harmless AT Co. and the AT Co. Subsidiaries (or any successor to any of them) from and against any and all (A) Taxes imposed pursuant to a Final Determination and (B) accounting, legal and other professional fees and court costs incurred in connection with such Taxes (other than such costs incurred in the joint defense of a Third-Party Claim, which costs are subject to Section 10.5(e) below), (C) costs and expenses that result from adverse tax consequences to AT Co. or AT Co.’s stockholders (including all costs, expenses and damages associated with stockholders litigation or controversies) and (D) all Taxes resulting from indemnification payments hereunder (collectively, “Tax-Related Losses”), incurred by AT

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Co. to the extent that the Distribution Disqualification is caused by any Disqualifying Action taken by the Surviving Corporation or any of its Subsidiaries after the Distribution Date.
               (b) Exceptions to Indemnification.
               (i) If AT Co. delivers to the Surviving Corporation a written determination, pursuant to any clause of Section 10.2, that a Potential Disqualifying Action or other action described in Section 10.2 would not jeopardize the Tax-Free Status of the Transactions, then the Surviving Corporation shall have no obligation to indemnify AT Co. in respect of such Potentially Disqualifying Action or other action pursuant to Section 10.4(a), except to the extent that a Disqualifying Action results from the inaccuracy, incorrectness or incompleteness of any representation provided by the Surviving Corporation to AT Co. in respect of that determination.
               (ii) The Surviving Corporation shall have no obligation to indemnify AT Co. pursuant to Section 10.4(a) in respect of any action or transaction that is permitted to be taken without the consent of AT Co. under Section 10.2, except to the extent that, in the case of an action permitted pursuant to a ruling described in Section 10.2(g), a Disqualifying Action results from the inaccuracy, incorrectness or incompleteness of any representation provided by the Surviving Corporation to the IRS in connection with such ruling.
               (iii) The Surviving Corporation shall have no obligation to indemnify AT Co. pursuant to Section 10.4(a) in respect of any item of income, gain, deduction or loss arising in respect of or as a result of the Preliminary Restructuring, including an intercompany transaction pursuant to Section 1.1502-13 of the Treasury Regulations, an excess loss account pursuant to Section 1.1502-19 of the Treasury Regulations or any similar item, in each case, resulting from such Preliminary Restructuring, or any item that is includable in income without regard to the Tax-Free Status of the Transactions because such item is attributable to a predecessor of AT Co. or Spinco, within the meaning of Section 355(e)(4)(D) of the Code.
               (iv) Nothing contained in this Article X shall be interpreted as requiring the Surviving Corporation to indemnify AT Co. against any Tax-Related Loss to the extent that such Tax-Related Loss arises from the recognition of taxable income or gain by AT Co. or any AT Co. Affiliate on the Distribution as a result of (A) any deemed sale of Spinco stock attributable to such stock being treated for federal income tax purposes as not having been distributed to AT Co. stockholders or (B) any failure by AT Co. to distribute an amount of Spinco stock constituting control of Spinco within the meaning of Section 368(c) of the Code as a result of any deemed sale described in clause (A).
               (c) Timing and Method of Tax Indemnification Payments. The Surviving Corporation shall pay any amount that is due and payable to AT Co. pursuant to this Section 10.4 on or before the ninetieth (90th) day following the earlier of the date of an agreement of the parties or the date of a Final Determination that such amount is due and payable to AT Co. All payments pursuant to this Section 10.4 shall be made by wire transfer to the bank

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account designated by AT Co. for such purpose, and, on the date of such wire transfer, the Surviving Corporation shall give AT Co. notice of the transfer.
               (d) Prior Period Agreements. Except for the Tax Sharing Agreement, any and all existing Tax Sharing agreements and practices regarding Taxes and their payment, allocation or sharing between (i) AT Co. or any Subsidiary of AT Co. other than Spinco or a Subsidiary of Spinco, on the one hand, and (ii) Spinco or any Subsidiary of Spinco, on the other hand, shall be terminated with respect to Spinco and all Subsidiaries of Spinco as of the Distribution Date, and no remaining liabilities thereunder shall exist thereafter.
          10.5 Procedure for Indemnification for Tax Liabilities.
               (a) If AT Co. receives notice of the assertion of any Third-Party Claim with respect to which the Surviving Corporation may be obligated under Section 10.4(a) to provide indemnification, AT Co. shall give the Surviving Corporation notice thereof (together with a copy of such Third-Party Claim, process or other legal pleading) promptly after becoming aware of such Third-Party Claim; provided, however, that the failure of AT Co. to give notice as provided in this Section shall not relieve the Surviving Corporation of its obligations under Section 10.4, except to the extent that the Surviving Corporation is actually prejudiced by such failure to give notice. Such notice shall describe such Third-Party Claim in reasonable detail.
               (b) AT Co. and the Surviving Corporation shall jointly control the defense of, and cooperate with each other with respect to defending, any Third-Party Claim with respect to which the Surviving Corporation may be obligated under Section 10.4 to provide indemnification; provided that the Surviving Corporation shall forfeit such joint control right with respect to a particular Third-Party Claim if the Surviving Corporation or any Affiliate of the Surviving Corporation makes any public statement or filing, or takes any action (including the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in a material respect with any representation or warranty made by Spinco in this Agreement or the Tax Materials and provided, further that AT Co. shall forfeit such joint control right with respect to a particular Third-Party Claim if the AT Co. or any Affiliate of AT Co. makes any public statement or filing, or takes any action (including the filing of any submission or pleading, or the giving of a deposition or production of documents, in any administrative or court proceeding) in connection with such Third-Party Claim that is inconsistent in a material respect with any representation or warranty made by AT Co. or Spinco in this Agreement or the Tax Materials.
               (c) The Surviving Corporation and AT Co. shall exercise their rights to jointly control the defense of any such Third-Party Claim solely for the purpose of defeating such Third-Party Claim and, unless required by Applicable Law, neither the Surviving Corporation nor AT Co. shall make any statements or take any actions that would reasonably be expected to result in the shifting of liability for Losses or Tax-Related Losses arising out of such Third-Party Claim from the party making such statement or taking such action (or any of its Affiliates) to the other party (or any of its Affiliates).

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               (d) Statements made or actions taken by either the Surviving Corporation or AT Co. in connection with the defense of any such Third-Party Claim shall not prejudice the rights of such party in any subsequent action or proceeding between the parties.
               (e) If either AT Co. or the Surviving Corporation fails to jointly defend any such Third-Party Claim, then the other party shall solely defend such Third-Party Claim and the party failing to jointly defend shall use reasonable best efforts to cooperate with the other party in its defense of such Third-Party Claim; provided, however, that AT Co. may not compromise or settle any such Third-Party Claim without the prior written consent of the Surviving Corporation, which consent shall not be unreasonably withheld, conditioned or delayed. All costs and expenses of either party in connection with, and during the course of, the joint control of the defense of any such Third-Party Claim shall be paid by the party that incurs such costs and expenses.
          10.6 Exclusivity of Article X. This Article X constitutes the complete and exclusive agreement of the parties with respect to the indemnification of AT Co. for Tax-Related Losses contained in Section 10.4. Any conflict between the terms of this Section 10.6 and any other provision of this Agreement, or any provision of any other agreement, shall be resolved in favor of this Section 10.6, unless such other provision expressly provides that it shall be given priority over this specific Section.
ARTICLE XI
TERMINATION, AMENDMENT AND WAIVERS
          11.1 Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to the Effective Time, whether before or after the Requisite Approval:
               (a) by the mutual written consent of each party hereto, which consent shall be effected by action of the Board of Directors of each such party;
               (b) by any party hereto if the Effective Time shall not have occurred on or before the one year anniversary of the date of this Agreement, provided that the right to terminate this Agreement pursuant to this clause 11.1(b) shall not be available to any party whose failure to perform any of its obligations under this Agreement required to be performed by it at or prior to such date has been a substantial cause of, or substantially contributed to, the failure of the Merger to have become effective on or before such date;
               (c) by any party hereto if, (i) a statute, rule, regulation or executive order shall have been enacted, entered or promulgated prohibiting the consummation of the Merger or (ii) an Order, decree, ruling or injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order, decree, ruling or injunction shall have become final and non-appealable and the party seeking to terminate this Agreement pursuant to this clause 11.1(c)(ii) shall have used all reasonable best efforts to remove such injunction, order, decree or ruling;
               (d) by the Company, if either AT Co. or Spinco shall have breached or failed to perform in any material respect any of its respective representations, warranties,

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covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.1 or 9.3 and (ii) cannot be cured by the Termination Date, provided that the Company shall have given AT Co. and Spinco written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 11.1(d) and the basis for such termination;
               (e) by AT Co. and Spinco, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 9.1 or 9.2 and (ii) cannot be cured by the Termination Date, provided that AT Co. and Spinco shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating AT Co. and Spinco’s intention to terminate the Agreement pursuant to this Section 11.1(e) and the basis for such termination;
               (f) by AT Co. and Spinco or the Company if, at the Company Stockholders’ Meeting (including any adjournment, continuation or postponement thereof), the Requisite Approval shall not be obtained; except that the right to terminate this Agreement under this Section 11.1(f) shall not be available to the Company where the failure to obtain the Requisite Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement or a material breach of the Voting Agreement by any party thereto other than Spinco.
               (g) by AT Co. and Spinco, if (i) the Board of Directors of the Company (or any committee thereof), shall have withdrawn or modified its approval or recommendation of the Merger or this Agreement, approved or recommended to the Company stockholders a Company Acquisition Proposal or resolved to do any of the foregoing, or (ii) the Company fails to call and hold the Company Stockholders Meeting within sixty (60) days after the effectiveness of the Registration Statement.
               (h) by the Company if the Board of Directors of the Company determines in good faith that a Company Acquisition Proposal constitutes a Company Superior Proposal, except that the Company may not terminate this Agreement pursuant to this Section 11.1(h) unless and until (i) three business days have elapsed following delivery to AT Co. of a written notice of such determination by the Board of Directors of the Company and during such three business day period the Company (x) informs AT Co. of the terms and conditions of the Company Acquisition Proposal and identity of the person making the Company Acquisition Proposal and (y) otherwise cooperates with AT Co. with respect thereto with the intent of enabling AT Co. and Spinco to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (ii) at the end of such three business day period the Board of Directors of the Company continues to determine in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal, (iii) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to effect the Company Superior Proposal and (iv) the Company pays to AT Co. the amount specified and within the time period specified in Section 11.3.

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          11.2 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 12.1 and the provisions of Section 11.3, and Sections 12.2 through 12.13), without any liability on the part of any party or its directors, officers or stockholders except as set forth in Section 11.3; provided, that nothing in this Agreement shall relieve any party of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages, including any damages based on the value that would otherwise have been available to the stockholders of the non-breaching party by virtue of this Agreement, from any other party for any breach of this Agreement, including attorneys’ fees and the right to pursue any remedy at law or in equity.
          11.3 Termination Fee Payable in Certain Circumstances.
               (a) In the event that (i) the Company terminates this Agreement pursuant to Section 11.1(h), (ii) AT Co. and Spinco terminate this Agreement pursuant to clause (i) of Section 11.1(g) or (iii) (A) any Person shall have made a Company Acquisition Proposal after the date hereof and thereafter this Agreement is terminated by any party pursuant to Section 11.1(b) or by AT Co. or Spinco pursuant to clause (ii) of Section 11.1(g) (and a Company Acquisition Proposal is outstanding at such time) or by any party pursuant to Section 11.1(f) and (B) within twelve (12) months after the termination of this Agreement, any Company Acquisition shall have been consummated or any definitive agreement with respect to such Company Acquisition shall have been entered into, then the Company shall pay AT Co. a fee, in immediately available funds, in the amount of $35,000,000 at the time of such termination, in the case of a termination described in clause (i) or (ii) above, or upon the occurrence of the earliest event described in clause (iii)(B), in the event of a termination described in clause (iii), and in each case the Company shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any fraud or intentional breach of this Agreement.
               (b) In the event (i) that AT Co. and Spinco or the Company terminate this Agreement pursuant to Section 11.1(b) and at the time of such termination, all of the conditions to the transactions contemplated hereby set forth in Sections 9.1 and 9.2 (other than those which by their terms are intended to be satisfied contemporaneously with the Closing) have been satisfied other than the conditions set forth in Sections 9.1(h), 9.1(i) and/or 9.1(j), or (ii) the Company terminates this Agreement pursuant to Section 11.1(d) and the breach or breaches by AT Co. or Spinco that gave rise to such termination shall have caused, the conditions set forth in Sections 9.1(h), 9.1(i) and/or 9.1(j) to have become incapable of being satisfied, AT Co. shall pay the Company a fee, in immediately available funds, equal to $35,000,000, in the case of a termination described in clause (i) or (ii) above under circumstances where the condition set forth in Section 9.1(h) has not been satisfied, or in the amount of $20,000,000, in the case of a termination described in clause (i) or (ii) above under circumstances where the conditions set forth in either Section 9.1(i) or 9.1(j) have not been satisfied, and AT Co. and Spinco shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any fraud or in each case intentional breach of this Agreement.
          11.4 Amendment. This Agreement may be amended by AT Co., Spinco and the Company at any time before or after adoption of this Agreement by the stockholders of the

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Company; provided, however, that after such adoption, no amendment shall be made that by Law or in accordance with the rules of any relevant stock exchange or automated inter-dealer quotation system requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by AT Co., Spinco and the Company.
          11.5 Waivers. At any time prior to the Effective Time, AT Co., Spinco and the Company may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by AT Co., Spinco or the Company in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of AT Co., Spinco or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
ARTICLE XII
MISCELLANEOUS
          12.1 Survival of Representations, Warranties and Agreements; Indemnification.
               (a) The covenants and agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time in accordance with their respective terms. None of the representations or warranties in this Agreement or in any certificate or instrument delivered pursuant to this Agreement shall survive the Effective Time, except with respect to the representations and warranties contained in Article X and the Tax Materials, which shall survive in perpetuity. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material furnished by any party or its representatives thereunder or hereunder.
               (b) Following the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless AT Co. and each Person, if any, who controls, within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (any such person being hereinafter referred to as a “Controlling Person”), AT Co. from and against, and pay or reimburse each of the foregoing for, all losses, claims, damages, liabilities, actions, costs and expenses, joint or several, including reasonable attorneys’ fees (collectively, “Losses”), arising out of or resulting from, directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Registration Statement or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Surviving Corporation shall not be responsible for information provided by AT Co. as to itself and its Subsidiaries, including Spinco,

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specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.
               (c) Following the Effective Time, AT Co. will indemnify, defend and hold harmless the Surviving Corporation and each Controlling Person of the Surviving Corporation from and against, and pay or reimburse each of the foregoing for, all Losses arising out of or resulting from, directly or indirectly, or in connection with any untrue statement or alleged untrue statement of a material fact contained in or incorporated by reference into the Registration Statement or in the Proxy Statement/Prospectus (or any amendment or supplement thereto) or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, but only with respect to information provided by AT Co. as to itself and its Subsidiaries, including Spinco, specifically for inclusion in, or incorporation by reference into, any such Proxy Statement/Prospectus or Registration Statement.
          12.2 Expenses. Each party shall bear its own fees and expenses in connection with the transactions contemplated hereby; provided, however, that if the Merger is consummated, all costs and expenses incurred in connection with this Agreement, the Merger and the transactions contemplated by this Agreement relating to the Merger (including (i) all underwriter’s or placement agent’s discounts, fees and expenses associated with the Spinco Financing and the Debt Exchange; and (ii) all broker, finder and similar advisory fees incurred by AT Co. or Spinco in connection with the transactions contemplated by this Agreement and the Distribution Agreement), shall be paid by the Surviving Corporation. Notwithstanding the foregoing, AT Co. shall pay any AT Excess Expenses (as defined in the Distribution Agreement).
          12.3 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
If to: Spinco (prior to the Effective Time) or AT Co., to:
ALLTEL Holding Corp.
One Allied Drive
Little rock, Arkansas 72202
Attn: Chief Executive Officer
(With a copy to the Chairman)
Telecopy: (501) 905-0962

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If to the Company, to:
Valor Communications Group, Inc.
201 E. John Carpenter Freeway, Suite 200
Irving, Texas 75062
Attn: Chief Executive Officer
(With a copy to the Corporate Secretary)
Telecopy: (972) 373-1812
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
          12.4 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,”“includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,”“herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. For avoidance of doubt, “consistent with past practice” when used with respect to Spinco or any of its Subsidiaries shall mean the past practice of AT Co. with respect to the Spinco Business.
     Any matter disclosed in any particular Section or Subsection of the Spinco Disclosure Letter, the AT Co. Disclosure Letter or the Company Disclosure Letter shall be deemed to have

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been disclosed in any other Section or Subsection of this Agreement, with respect to which such matter is relevant so long as the applicability of such matter to such Section or Subsection is reasonably apparent on its face.
          12.5 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance, shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is legal and enforceable and that achieves the same objective.
          12.6 Assignment; Binding Effect. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.
          12.7 No Third Party Beneficiaries. Except as provided in Section 8.12, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than AT Co., Spinco and the Company and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.
          12.8 Limited Liability. Notwithstanding any other provision of this Agreement, no stockholder, director, officer, Affiliate, agent or representative of any of the parties hereto, in its capacity as such, shall have any liability in respect of or relating to the covenants, obligations, representations or warranties of such party under this Agreement or in respect of any certificate delivered with respect hereto or thereto and, to the fullest extent legally permissible, each of the parties hereto, for itself and its stockholders, directors, officers and Affiliates, waives and agrees not to seek to assert or enforce any such liability that any such Person otherwise might have pursuant to applicable Law.
          12.9 Entire Agreement. This Agreement (together with the other Transaction Agreements, the Voting Agreement, the Confidentiality Agreement, the exhibits and the Disclosure Letters and the other documents delivered pursuant hereto) constitutes the entire agreement of all the parties hereto and supersedes all prior and contemporaneous agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. All exhibits attached to this Agreement and the Disclosure Letters are expressly made a part of, and incorporated by reference into, this Agreement.
          12.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law principles thereof.

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          12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one agreement binding on the parties hereto, notwithstanding that not all parties are signatories to the original or the same counterpart.
          12.12 Waiver of Jury Trial. Each of the parties hereto irrevocably waives all right to trial by jury in any action, suit, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of the parties hereto in the negotiation, administration, performance and enforcement hereof.
          12.13 Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or the Delaware Court of Chancery, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ALLTEL CORPORATION

By:	/s/ Scott T. Ford

Name:	Scott T. Ford

Title:	CEO & President

ALLTEL HOLDING CORP.

By:	/s/ Jeffrey R. Gardner

Name:	Jeffrey R. Gardner

Title:	President

VALOR COMMUNICATIONS GROUP, INC.

By:	/s/ William M. Ojile, Jr.

Name:	William M. Ojile, Jr.

Title:	Senior Vice President, Chief Legal Officer and Secretary

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TAX SHARING AGREEMENT

This Tax Sharing Agreement (this "Agreement") is entered into as of ___________, 2006, by and between ALLTEL Corporation, a Delaware corporation ("AT Co."), ALLTEL Holding Corp., a newly formed Delaware corporation and a wholly owned subsidiary of AT Co. ("Spinco"), and Valor Communications Group, Inc., a Delaware corporation ("Valor"). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Distribution Agreement, dated as of December 8, 2005, by and between AT Co. and Spinco (the " Distribution Agreement").

RECITALS

Whereas, AT Co. is the common parent corporation of an affiliated group of corporations within the meaning of Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"), that has filed consolidated federal income tax returns.

Whereas Spinco is a newly-formed, wholly owned subsidiary of AT Co.

Whereas, pursuant to the Distribution Agreement, among other things, AT Co. will transfer or cause to be transferred to Spinco or one or more subsidiaries of Spinco (pursuant to certain preliminary restructuring transactions) all of the Spinco Assets, Spinco will assume or cause to be assumed all of the Spinco Liabilities, and Spinco will issue to AT Co. Spinco Common Stock and Spinco Exchange Notes and will pay the Special Dividend (the "Contribution").

Whereas, on the Distribution Date, AT Co. will distribute all of the issued and outstanding shares of Spinco Common Stock on a pro rata basis to holders of the AT Co. Common Stock (the "Distribution").

Whereas, pursuant to the Merger Agreement, dated as of December 8, 2005, by and among AT Co., Spinco and Valor (the " Merger Agreement"), following the Distribution, Spinco will merge with and into Valor pursuant to the Merger.

Whereas, the parties to this Agreement intend that the Contribution, together with the Debt Exchange, qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), that the Distribution qualify as a distribution of Spinco stock to AT Co. stockholders pursuant to Section 355 of the Code, that the Merger qualify as a tax-free reorganization pursuant to Section 368 of the Code, and that no gain or loss be recognized as a result of such transactions for federal income tax purposes by any of AT Co., Spinco, and their respective stockholders (except to the extent of cash received in lieu of fractional shares).

Whereas, AT Co., Spinco and Valor desire to set forth their rights and obligations with respect to Taxes (as defined herein) due for periods before and after the Distribution Date.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

"Affiliate" shall mean any Person that directly or indirectly through one or more intermediaries Controls, is Controlled by, or is under common Control with a specified Person.

"Agreement" shall have the meaning set forth in the recitals.

"Applicable Federal Rate" shall have the meaning set forth in Section 1274(d) of the Code, compounded quarterly.

"AT Co." shall have the meaning set forth in the preamble to this Agreement.

"AT Co. Group" shall mean AT Co. and all Subsidiaries of AT Co. at any time preceding, at or following the Contribution, but shall not include any member of the Spinco Group.

"AT Consolidated Group" shall mean any consolidated, combined or unitary group (i) of which AT Co. is the common parent corporation at any time or (ii) that otherwise included Spinco or any Spinco Subsidiary for any Pre-Distribution Period.

"Code" shall have the meaning set forth in the recitals.

"Combined Return" shall have the meaning set forth in Section 2.01.

"Contribution" shall have the meaning set forth in the Recitals.

"Control" or "Controlled" shall mean, with respect to any Person, the presence of one of the following: (i) the legal, beneficial or equitable ownership, directly or indirectly, of more than 50% (by vote or value) of the capital or voting stock (or other ownership or voting interest, if not a corporation) of such Person or (ii) the ability, directly or indirectly, to direct the voting of a majority of the directors of such Person's board of directors or, if the Person does not have a board of directors, a majority of the positions on any similar body, whether through appointment, voting agreement or otherwise.

"Controlling Party" shall have the meaning set forth in Section 5.01.

"Disqualifying Action" shall have the meaning set forth in Section 10.2 of the Merger Agreement.

"Distribution" shall have the meaning set forth in the Recitals.

"Distribution Agreement" shall have the meaning set forth in the preamble to this Agreement.

"Distribution Date" shall have the meaning set forth in the Distribution Agreement.

"Final Determination" shall have the meaning set forth in the Merger Agreement.

"Income Taxes" shall mean any and all Taxes based upon or measured by net or gross income (including alternative minimum tax under Section 55 of the Code and including any liability described in clauses (ii) or (iii) of the definition of "Taxes" that relates to any Income Tax).

"Other Taxes" shall mean any and all Taxes other than Income Taxes, including any liability described in clauses (ii) or (iii) of the definition of "Taxes" that relates to any Other Tax.

"Person" shall mean any individual, partnership, joint venture, corporation, limited liability company, trust, unincorporated organization, government or department or agency of a government.

"Post-Distribution Period" shall mean any taxable year or other taxable period beginning after the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period that begins at the beginning of the day after the Distribution Date.

"Pre-Distribution Period" shall mean any taxable year or other taxable period that ends on or before the Distribution Date and, in the case of any taxable year or other taxable period that begins before and ends after the Distribution Date, that part of the taxable year or other taxable period through the close of the Distribution Date.

"Separate Return" shall have the meaning set forth in Section 2.01(b).

"Short Period Return" shall have the meaning set forth in Section 2.01(b).

"Spinco" shall have the meaning set forth in the Recitals.

"Spinco Group" shall mean Spinco and all entities that are Subsidiaries of Spinco immediately following the Contribution.

"Straddle Return" shall have the meaning set forth in Section 2.01.

"Straddle Period" shall mean any taxable period that includes but does not end on the Distribution Date.

"Subsidiary" shall mean a corporation, limited liability company, partnership, joint venture or other business entity if 50% or more of the outstanding equity or voting power of such entity is owned directly or indirectly by the corporation with respect to which such term is used.

"Tax" or "Taxes" shall have the meaning set forth in the Merger Agreement.

"Tax Attribute" shall mean any net operating loss carryover, net capital loss carryover, investment tax credit carryover, foreign tax credit carryover, charitable deduction carryover or other similar item that could reduce Income Tax for a past or future taxable period.

"Tax Benefit" shall means, in the case of separate state, local or other Income Tax Return, the sum of the amount by which the Tax liability (after giving effect to any alternative minimum or similar Tax) of a corporation to the appropriate Taxing Authority is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability, and in the case of a consolidated federal Income Tax Return or combined, unitary or other similar state, local or other Income Tax Return, the sum of the amount by which the Tax liability of the affiliated group (within the meaning of Section 1504(a) of the Code) or other relevant group of corporations to the appropriate government or jurisdiction is reduced (including by deduction, entitlement to refund, credit or otherwise, whether available in the current taxable year, as an adjustment to taxable income in any other taxable year or as a carryforward or carryback, as applicable) plus any interest from such government or jurisdiction relating to such Tax liability.

"Tax Contest" shall have the meaning set forth in Section 5.01.

"Tax Return" shall have the meaning set forth in the Merger Agreement.

"Taxing Authority" shall have the meaning set forth in the Merger Agreement.

"USF Payments" shall have the meaning set forth in Section 2.04(a).

"USF Tax Amount" shall have the meaning set forth in Section 2.04(a).

"Valor" shall have the meaning set forth in the recitals

"Valor Group" shall mean Valor and all entities that are Subsidiaries of Valor immediately following the Merger.

ARTICLE II.

TAX RETURNS AND TAX PAYMENTS

2.01 OBLIGATIONS TO FILE TAX RETURNS.

(a) AT Co. shall file or cause to be filed any Income Tax Return that is required to be filed after the Distribution Date by or with respect to any member of the Spinco Group that (i) is filed on a consolidated, combined or unitary basis, (ii) includes both one or more members of the AT Co. Group and one or more members of the Spinco Group, and (iii) is for a taxable period that includes a Pre-Distribution Period (a "Combined Return"). Each member of the Spinco Group hereby irrevocably authorizes and designates AT Co. as its agent, coordinator and administrator for the purpose of taking any and all actions necessary or incidental to the filing of any such Combined Tax Return and, except as otherwise provided herein, for the purpose of making payments to, or collecting refunds from, any Taxing Authority in respect of a Combined Return. Except as otherwise provided herein, AT Co. shall have the exclusive right to file, prosecute, compromise or settle any claim for refund for Income Taxes in respect of a Combined Return for which AT Co. bears responsibility hereunder and to determine whether any refunds of such Income Taxes to which the AT Consolidated Group may be entitled shall be received by way of refund or credit against the Tax liability of the AT Consolidated Group.

(b) Valor shall file or cause to be filed any other Income Tax Return required to be filed after the Distribution Date by or with respect to one or more members of the Spinco Group, including any such Tax Return (i) with respect to any taxable period that includes but does not end on the Distribution Date (a "Straddle Return"), (ii) with respect to a taxable period ending on the Distribution Date (a "Short Period Return"), and (iii) with respect to a taxable period beginning after the Distribution Date (a "Separate Return"). AT Co. shall remit to Valor in immediately available funds the amount of any Income Taxes (including estimated Income Taxes) related to a Straddle Return or Short Period Return for which AT Co. is responsible hereunder, at least two Business Days before payment of the relevant amount is due to a Taxing Authority. Valor shall file or cause to be filed any Other Tax Return required to be filed after the Distribution Date by one or more members of the Spinco Group.

2.02 APPROVAL OF STRADDLE RETURNS AND SHORT PERIOD RETURNS. No later than thirty (30) days prior to the date on which any Straddle Return or Short Period Return is required to be filed (taking into account any valid extensions) (the "Due Date"), Valor shall submit or cause to be submitted to AT Co. the Straddle Return or Short Period Return and shall make or cause to be made any and all changes to such return reasonably requested by AT Co., to the extent that such changes relate to items for which AT Co. has responsibility hereunder (and for which at least substantial authority exists within the meaning of Section 6662 of the Code and the Treasury Regulations thereunder). Valor shall not file or allow to be filed any such Straddle Return or Short Period Return prior to receiving written approval of the return from AT Co., which approval shall not be unreasonably withheld, delayed or conditioned.

2.03 OBLIGATION TO REMIT TAXES. Subject to Section 2.01 and subject always to the ultimate division of responsibility for Taxes set out in Section 2.04, AT Co. and Valor shall each remit or cause to be remitted to the applicable Taxing Authority any Taxes due in respect of any Tax Return that such party is required to file (or, in the case of a Tax for which no Tax Return is required to be filed, which is otherwise payable by such party or a member of such party's group (the AT Co. Group or the Spinco Group) to any Taxing Authority) and shall be entitled to reimbursement for such payments to the extent provided herein or in the Merger Agreement.

2.04 TAX SHARING OBLIGATIONS AND PRIOR AGREEMENTS.

(a) From and after the Merger, Valor shall be liable for and shall indemnify and hold the AT Co. Group harmless against (i) any net liability for Income Taxes of a member of the Spinco Group (and Valor and the Spinco Group shall be entitled to receive and retain any net refund of Income Taxes or other net Tax Benefit) attributable to the treatment of payments received from a federal or state universal services fund ("USF Payments") in respect of the Spinco Business for the period from January 1, 1997, to the Distribution Date, taking into account (x) any refund of Income Taxes with respect to USF Payments previously not treated as contributions to capital within the meaning of Section 118(a) of the Code, (y) cost recovery deductions arising from property acquired with USF Payments and (z) Income Taxes payable as a result of a failure of a USF Payment to be treated as a contribution to capital within the meaning of Section 118(a) of the Code, in each case with respect to such period (a "USF Tax Amount"), (ii) any Other Taxes arising in the Pre-Distribution Period and attributable to a member of the Spinco Group or to the employees, assets or transactions of the Spinco Business, except for Other Taxes arising in respect of the Contribution (including the Preliminary Restructuring) or the Distribution and (iii) any liability for Taxes arising in the Post-Distribution Period and attributable to a member of the Spinco Group or to the assets, employees, or transactions of the Spinco Business. Except with respect to indemnification pursuant to clause (i), all indemnification pursuant to this Section 2.04(a) shall be on a net after-Tax basis.

(b) Except for Taxes specifically allocated to Valor under this Agreement or for which Valor has indemnified AT Co. pursuant to the Merger Agreement, AT Co. shall be liable for and shall indemnify and hold Valor and its Subsidiaries and the Spinco Group harmless against, on a net after-Tax basis, any Tax liability (i) of the AT Co. Group or any AT Consolidated Group or any member thereof or attributable to the employees, assets or transactions of the AT Co. Business or (ii) of the Spinco Group or any member thereof, including Taxes arising from any Distribution Disqualification other than Taxes for which Valor is responsible pursuant to Article X of the Merger Agreement.

(c) Except as set forth in this Agreement and in consideration of the mutual indemnities and other obligations of this Agreement, any and all prior Tax sharing or allocation agreements or practices between any member of the AT Co. Group and any member of the Spinco Group (including the ALLTEL Corporation and Subsidiaries Tax Sharing Policy in effect for taxable years ending on or after December 31, 1991) shall be terminated with respect to the Spinco Group as of the Distribution Date, and no member of the Spinco Group shall have any continuing rights or obligations thereunder.

(d) Valor shall be entitled to any refund of or credit for Taxes for which Valor is responsible under this Agreement, and AT Co. shall be entitled to any refund of or credit for Taxes for which AT Co. is responsible under this Agreement. Refunds for any Straddle Period shall be equitably apportioned between the AT Co. Group and the Spinco Group in accordance with the provisions of this Agreement governing such periods. A party receiving a refund to which another party is entitled pursuant to this Agreement shall pay the amount to which such other party is entitled within five days after the receipt of the refund.

2.06 PERIOD THAT INCLUDES THE DISTRIBUTION DATE.

(a) To the extent permitted by law or administrative practice, the taxable year of each member of the Spinco Group with respect to any Tax shall be treated as closing at the close of the Distribution Date.

(b) If it is necessary for purposes of this Agreement to determine the Tax liability of any member of the Spinco Group for a taxable year or period that begins on or before and ends after the Distribution Date and that is not treated under Section 2.05(a) as closing at the close of the Distribution Date, the determination shall be made, in the case of Taxes that are based upon income or receipts, by assuming that the relevant taxable period ended at the close of the Distribution Date, except that any exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a time basis. In the case of Taxes that are imposed on a periodic basis, are payable for a taxable period that includes (but does not end on) the Distribution Date, and are not based upon or related to income or receipts, the portion of such Tax that relates to the Pre-Distribution Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Distribution Date and the denominator of which is the number of days in the entire taxable period.

(c) For the avoidance of doubt, Taxes allocated to the Pre-Distribution Period shall include (i) any Tax resulting from the departure of any corporation from any AT Consolidated Group (resulting from the triggering into income of deferred intercompany transactions under Section 1.1502-13 of the Treasury Regulations or excess loss accounts under Section 1.1502-19 of the Treasury Regulations or otherwise) other than any such Tax that would not have arisen in the absence of a Disqualifying Action, and (ii) any Tax related to items of income or gain arising with respect to any interest in an entity treated as a partnership for United States federal income tax purposes, held by a member of the Spinco Group in the Pre-Distribution Period, in accordance with the principles of Section 1.1502-76(b)(2)(vi) of the Treasury Regulations.

ARTICLE III.

CARRYBACKS; AMENDED RETURNS; TIMING ADJUSTMENTS

3.01 CARRYBACKS. Without the consent of AT Co., no member of the Spinco Group shall carry back any Tax Attribute (unless required to carry back such Tax Attribute by law) from a Post-Distribution Period to a Pre-Distribution Period. Provided that AT Co. consents to the carryback or if the carryback is required by law, AT Co. (or any other member of the AT Co. Group receiving such refund) shall promptly remit to Valor any Tax Benefit it realizes with respect to any such carryback.

3.02 AMENDED RETURNS. Valor shall not, and shall not permit any member of the Spinco Group to, file any amended Income Tax Return of a member of the Spinco Group or a Tax Return with respect to Other Taxes of a member of the Spinco Group that is filed on a combined basis with a member of the AT Co. Group, in each case with respect to a Pre-Distribution Period, without first obtaining the consent of AT Co., which shall not be unreasonably withheld, delayed or conditioned.

3.03 TIMING ADJUSTMENTS.

(a) If an audit or other examination by any Taxing Authority with respect to any Income Tax Return shall result (by settlement or otherwise) in any adjustment that (A) decreases deductions, losses or Tax credits or increases income, gains or recapture of Tax credits of a member of the AT Consolidated Group for a Pre-Distribution Period in respect of an item for which AT Co. is responsible hereunder and (B) will permit the Spinco Group to increase deductions, losses or tax credits or decrease income, gains or recapture of tax credits that would otherwise (but for such adjustment) have been taken or reported with respect to the Spinco Group for one or more Post-Distribution Periods, Valor shall, and shall cause the Spinco Group to, pay to AT Co. the amounts of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized, provided, however, that this Section 3.02(a) shall not apply to any such adjustment relating to the subject matter of 2.04(a)(i) and the last sentence of Section 4.01.

(b) If an audit or other examination by any Taxing Authority with respect to any Income Tax Return shall result (by settlement or otherwise) in any adjustment that (A) decreases deductions, losses or Tax credits or increases income, gains or recapture of Tax credits of a member of the Valor Group for a Post-Distribution Period and (B) will permit any member of the AT Co. Group or any AT Consolidated Group to increase deductions, losses or tax credits or decrease income, gains or recapture of tax credits in respect of an item for which AT Co. would be responsible hereunder, AT Co. shall, and shall cause the AT Co. Group to, pay to Valor the amounts of any Tax Benefits that result therefrom within ten (10) days of the date on which such Tax Benefits are realized.

(c) The party in control of the audit or other examination to which any such adjustment described in 3.02(a) or (b) above relates shall notify the other party and provide it with adequate information so that it may reflect such adjustment on its applicable Tax Returns.

3.04 TAX BENEFIT REALIZED. For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any refund of Taxes is received or applied against other Taxes due, or at the time of filing of a Tax Return (including any relating to estimated Taxes) on which a loss, deduction or credit is applied in reduction of Taxes which would otherwise be payable; provided, however, that, where a party has other losses, deductions, credits or similar items available to it, deductions, credits or items for which the other party would be entitled to a payment under this Agreement shall be treated as the last items utilized to produce a Tax Benefit.

ARTICLE IV.

PAYMENTS

4.01 PAYMENTS. Except as provided in Section 2.01 and Section 3.03, payments due under this Agreement shall be made no later than thirty (30) days after the receipt or crediting of a refund, the realization of a Tax Benefit for which the other party is entitled to reimbursement, the delivery of notice of payment of a Tax for which the other party is responsible under this Agreement, or the delivery of notice of a Final Determination which results in such other party becoming obligated to make a payment hereunder to the other party hereto. Payments due hereunder, but not made within such 30-day period, shall be accompanied with interest at a rate equal to the Applicable Federal Rate from the due date of such payment. Notwithstanding the foregoing, in the case of any payment required to be made to AT Co. by Valor as the result of a Final Determination with respect to a USF Amount, such USF Amount may be paid in ten (10) equal, annual installments, commencing on a date which is not less than thirty (30) days after the date of such Final Determination, and on each of the nine succeeding anniversaries of such date.

4.02 NOTICE. AT Co. and Valor shall give each other prompt written notice of any payment that may be due to the provider of such notice under this Agreement.

ARTICLE V.

TAX CONTESTS

5.01 NOTICE. Valor shall promptly notify AT Co. in writing upon receipt by Valor or any member of the Valor Group of a written communication from any Taxing Authority with respect to any pending or threatened audit, dispute, suit, action, proposed assessment or other proceeding (a "Tax Contest") concerning any Combined Return, Straddle Return or Short Period Return or otherwise concerning Taxes for which AT Co. may be liable under this Agreement. AT Co. shall promptly notify Valor in writing upon receipt by AT Co. or any member of the AT Co. Group of a written communication from any Taxing Authority with respect to any Tax Contest concerning any Separate Return or otherwise concerning Taxes for which Valor may be liable under this Agreement.

5.02 CONTROL OF CONTESTS BY AT. CO. Except as provided in Section 5.03, AT Co. shall have sole control of any Tax Contest of a member of the Spinco Group related to any Combined Return, Straddle Return or Short Period Return, including the exclusive right to communicate with agents of the Taxing Authority and to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest, provided, however, that (i) AT Co. shall provide Valor an opportunity to review and comment upon AT Co.'s communications with such Taxing Authorities to the extent such communications relate to Spinco or any member of the Spinco Group, (ii) AT Co. shall act in good faith in connection with its control of such Tax Contest and (iii) in the case of any such Tax Contest that relates to Income Taxes for which Valor has responsibility hereunder, Valor may participate in the Tax Contest at its own expense, and AT Co. shall not settle or concede any such Tax Contest without the prior written consent of Valor, which consent shall not be unreasonably withheld, delayed or conditioned.

5.03 CONTROL OF CONTESTS BY VALOR. Valor shall have sole control of any Tax Contest related to any Separate Return and any Tax Contest relating to Other Taxes for which Valor is responsible hereunder, including the exclusive right to control, resolve, settle or agree to any deficiency, claim or adjustment proposed, asserted or assessed in connection with or as a result of any such Tax Contest.

ARTICLE VI.

COOPERATION

6.01 GENERAL. AT Co. and Valor shall cooperate with each other in the filing of any Tax Returns and the conduct of any audit or other proceeding and each shall execute and deliver such powers of attorney and make available such other documents as are reasonably necessary to carry out the intent of this Agreement. Each party agrees to notify the other party in writing of any audit adjustments which do not result in Tax liability but can be reasonably expected to affect Tax Returns of the other party, or any of its Subsidiaries, for a Post-Distribution Period.

6.02 CONSISTENT TREATMENT.

(a) Unless and until there has been a Final Determination to the contrary, each party agrees to treat the Contribution, together with the Debt Exchange, as a reorganization qualifying under Section 368(a)(1)(D) of the Code, the Distribution as a transaction qualifying under Sections 355 and 361 of the Code and the Merger as a reorganization qualifying under Section 368(a) of the Code, pursuant to which no gain or loss is recognized by any of AT Co., Spinco, Valor and their respective shareholders (except to the extent of cash received in lieu of fractional shares).

(b) Unless and until there has been a Final Determination to the contrary or unless there is not at least substantial authority for a particular position within the meaning of Section 6662 of the Code and the Treasury Regulations thereunder, Valor shall file or cause to be filed all Tax Returns of a member of the Spinco Group or relating to the Spinco Business and shall conduct any Tax Contests in respect of a member of the Spinco Group or the Spinco Business in a manner consistent with AT Co.'s determination of the adjusted Tax basis of any asset and the amount of any Tax Attribute or any similar item held by the Spinco Group at the time of the Distribution, and, without the consent of AT Co., in the case of a past practice of the AT Co. Consolidated Group that is subject to a Tax Contest at the time of the Distribution, Valor shall not permit any of the Spinco Subsidiaries to take any position on any Tax Return, in any Tax Contest or otherwise that is inconsistent with such past practice. For the avoidance of doubt, this Section shall not apply to reporting under GAAP.

ARTICLE VII.

RETENTION OF RECORDS; ACCESS

The AT Co. Group and the Valor Group shall (a) in accordance with their then current record retention policy, retain records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns in respect of Taxes of any member of either the AT Co. Group or the Spinco Group for any Pre-Distribution Period or any Post-Distribution Period or for the audit of such Tax Returns; and (b) give to the other reasonable access to such records, documents, accounting data and other information (including computer data) and to its personnel (insuring their cooperation) and premises, for the purpose of the review or audit of such Tax Returns to the extent relevant to an obligation or liability of a party under this Agreement or for purposes of the preparation or filing of any such Tax Return, the conduct of any Tax Contest or any other matter reasonably and in good faith related to the Tax affairs of the requesting party. At any time after the Distribution Date that the Valor Group proposes to destroy such material or information, it shall first notify the AT Co. Group in writing and the AT Co. Group shall be entitled to receive such materials or information proposed to be destroyed. At any time after the Distribution Date that the AT Co. Group proposes to destroy such material or information, it shall first notify the Valor Group in writing and the Valor Group shall be entitled to receive such materials or information proposed to be destroyed.

ARTICLE VIII.

TERMINATION OF LIABILITIES

Notwithstanding any other provision in this Agreement, any liabilities determined under this Agreement shall not terminate any earlier than the expiration of the applicable statute of limitation for such liability. All other covenants under this Agreement shall survive indefinitely.

ARTICLE IX.

DISPUTE RESOLUTION

AT Co. and Valor shall attempt in good faith to resolve any disagreement arising with respect to this Agreement, including, but not limited to, any dispute in connection with a claim by a third party (a "Dispute"). Either party may give the other party written notice of any Dispute not resolved in the normal course of business. If the parties cannot agree by the tenth Business Day following the date on which one party gives such notice (the "Dispute Date"), then the Dispute shall be determined as follows: Within 20 days of the Dispute Date, AT Co. and Valor shall each appoint one arbitrator. The two arbitrators so appointed shall appoint a third arbitrator within 30 days of the Dispute Date. If either party shall fail to appoint an arbitrator within such 20-day period, the arbitration shall be conducted by the sole arbitrator appointed by the other party. Whether selected by AT Co., Valor or otherwise, each arbitrator selected to resolve such dispute shall be a tax lawyer who is generally recognized in the tax community as a qualified and competent tax practitioner with experience in the tax area involved. Such arbitrators shall be empowered to resolve the Dispute, including by engaging nationally recognized accounting and other experts. Each of AT Co. and Valor shall bear 50% of the aggregate expenses of the arbitrators (or the sole arbitrator). The decision of the arbitrators shall be rendered no later than 90 days from the Dispute Date and shall be final.

ARTICLE X.

MERGER AGREEMENT CONTROLS

None of the provisions of this Agreement are intended to supersede any provision in Article X of the Merger Agreement. In the event of any conflict between this Agreement and Article X of the Merger Agreement, Article X of the Merger Agreement shall control.

ARTICLE XI.

MISCELLANEOUS PROVISIONS

To the extent not inconsistent with any specific term of this Agreement, the following sections of the Distribution Agreement shall apply in relevant part to this Agreement: 12.3 (Governing Law), 12.4 (Notice), 12.5 (Amendment and Modification), 12.6 (Successors and Assigns; No Third-Party Beneficiaries), 12.7 (Counterparts), 12.8 (Interpretation), 12.9 (Severability), 12.10 (References; Construction), and 12.11 (Terminability).

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ALLTEL CORPORATION

By: ____________________
Name:
Title:

ALLTEL HOLDING CORP.

By: ____________________
Name:
Title:

VALOR COMMUNICATIONS GROUP, INC.

By:
            Name:
Title: